UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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Radian Group Inc.

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Radian Group Inc. 1500 Market Street Philadelphia, Pennsylvania 19102 800.523.1988 215.231.1000

April 9, 2018

Dear Stockholder:

You are cordially invited to attend the 2018 Annual Meeting of Stockholders of Radian Group Inc., which will be held at our headquarters, 1500 Market Street, 18th Floor, Philadelphia, Pennsylvania 19102, at 9:00 a.m. local time on May 9, 2018. The accompanying Notice of 2018 Annual Meeting of Stockholders and proxy statement describe the items to be considered and acted upon by the stockholders at the meeting.

Regardless of whether you plan to attend the annual meeting, please sign, date and return the enclosed proxy card as soon as possible so that your shares can be voted in accordance with your instructions. If you attend the meeting, you may revoke your proxy, if you wish, and vote personally. Because the representation of stockholders at the annual meeting is very important, we thank you in advance for your participation.

Sincerely,

Edward J. Hoffman

General Counsel and Corporate Secretary

RADIAN GROUP INC.

1500 Market Street

Philadelphia, Pennsylvania 19102

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

Radian Group Inc. will hold its 2018 Annual Meeting of Stockholders as provided below:

Date and Time:	Wednesday, May 9, 2018, 9:00 a.m. local time

Place:	Radian Group Inc. 1500 Market Street, 18th Floor Philadelphia, Pennsylvania 19102

Items of Business:	(1) Elect ten directors, each for a one-year term, to serve until their successors have been duly elected and qualified;

(2) Conduct an advisory vote to approve the compensation of our named executive officers;

(3) Approve the Amended and Restated Radian Group Inc. Employee Stock Purchase Plan;

(4) Ratify the appointment of PricewaterhouseCoopers LLP as Radian’s independent registered public accounting firm for the year ending December 31, 2018; and

(5) In addition to the items above, the Company may transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Record Date:	Stockholders of record as of the close of business on March 15, 2018 will be entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement of the meeting.

Regardless of whether you plan to attend Radian’s annual meeting, please submit your proxy with voting instructions. To submit your proxy by mail, please complete, sign, date and return the accompanying proxy card in the enclosed self-addressed, stamped envelope. For instructions about voting, please see “How Shares May Be Voted” on page 1 of the proxy statement.

By Order of the Board of Directors,

Edward J. Hoffman

General Counsel and Corporate Secretary

Philadelphia, Pennsylvania

April 9, 2018

i	2018 Proxy Statement

RADIAN GROUP INC.

1500 Market Street

Philadelphia, Pennsylvania 19102

www.radian.biz

PROXY STATEMENT

FOR 2018 ANNUAL MEETING OF STOCKHOLDERS

The board of directors (the “Board”) of Radian Group Inc. (“Radian” or the “Company”) is furnishing this proxy statement to solicit proxies from the Company’s stockholders for use at Radian’s 2018 Annual Meeting of Stockholders (the “Annual Meeting”). A copy of the Notice of 2018 Annual Meeting of Stockholders accompanies this proxy statement. These materials are also available on the internet at www.radian.biz/StockholderReports. This proxy statement and the accompanying proxy card are being mailed to stockholders beginning on or about April 9, 2018 to furnish information relating to the business to be transacted at the Annual Meeting.

INFORMATION ABOUT VOTING

Who Can Vote

Only stockholders of record on the close of business on March 15, 2018, the record date, may vote at the Annual Meeting. On the record date, 216,072,797 shares of our common stock were outstanding and entitled to vote at the Annual Meeting. For each share of common stock you held on the record date, you will be entitled to one vote on each matter submitted to a vote of stockholders. There is no cumulative voting.

What Shares Can Be Voted

You may vote all shares of our common stock owned by you as of the close of business on the record date.

These shares include:

•	Shares held directly in your name as the stockholder of record; and

•	Shares of which you are the beneficial owner but not the stockholder of record. These are shares not registered in your name but registered in “street name” through an account you have with a bank, broker or other holder of record (a “Nominee”), including shares owned by the Radian Group Inc. Savings Incentive Plan Stock Fund.

How Shares May Be Voted

Before the Annual Meeting, you can vote shares for which you are the stockholder of record by completing, signing and returning by mail the enclosed proxy card. Our stockholders of record may not vote by telephone or internet. You also may vote your shares at the Annual Meeting if you attend in person. If you are a stockholder of record, you may revoke your proxy at any time before it is voted by providing to our Corporate Secretary either a written instrument revoking it or a duly executed proxy bearing a later date. You also may revoke your proxy by attending the Annual Meeting and giving notice of revocation. Attendance at the Annual Meeting, by itself, will not constitute revocation of a proxy. Your vote is important to Radian. We encourage you to complete, sign and return the proxy card accompanying this proxy statement even if you plan to attend the Annual Meeting. You can always change your vote before the meeting or at the meeting, as described above.

Many of our stockholders who hold their shares in “street name” through a Nominee have the option to submit their proxies or voting instructions to their Nominee by telephone or the internet. These stockholders should review and follow the voting instructions provided by their Nominee, including any instructions relating to revoking voting instructions. If you hold your shares in “street name” and wish to vote in person at the Annual Meeting, you must obtain a legal proxy from your Nominee.

Quorum and Votes Required for Approval

A quorum is necessary for us to conduct the business of the Annual Meeting. This means that holders of at least a majority of the shares entitled to vote must be present at the meeting, either in person or represented by proxy. Your shares are counted as present at the Annual Meeting if you attend the Annual Meeting and vote in person or if you properly complete and return a proxy or follow the voting instructions provided by your Nominee, as applicable.

1	2018 Proxy Statement

Information About Voting

The following table summarizes the vote threshold required for approval of each item of business to be transacted at the Annual Meeting. In addition, the table shows the effect on the outcome of the vote of: (i) abstentions; (ii) uninstructed shares held by brokers (which result in broker non-votes when a beneficial owner of shares held in “street name” does not provide voting instructions and, as a result, the Nominee is prohibited from voting those shares on certain proposals); and (iii) signed but unmarked proxy cards.

Proposal	Voted Required for Approval	Effect of Abstentions (1)	Uninstructed Shares/ Effect of Broker Non-votes (1)	Signed but Unmarked Proxy Cards (2)

Proposal 1 Election of directors	Majority of votes cast with respect to each nominee (3)	No effect (4)	Not voted/No effect	Voted “For” each nominee

Proposal 2 Advisory, non-binding vote to approve named executive officer compensation	Majority of shares present in person or represented by proxy and entitled to vote	Same effect as a vote “Against”	Not voted/No effect	Voted “For”

Proposal 3 Approval of the Amended and Restated Radian Group Inc. Employee Stock Purchase Plan	Majority of shares present in person or represented by proxy and entitled to vote	Same effect as a vote “Against” (5)	Not voted/No effect	Voted “For”

Proposal 4 Ratification of the appointment of PricewaterhouseCoopers LLP as Radian’s independent registered public accounting firm for the year ending December 31, 2018	Majority of shares present in person or represented by proxy and entitled to vote	Same effect as a vote “Against”	Discretionary vote by broker	Voted “For”

(1)	Abstentions and broker non-votes are included for purposes of determining whether a quorum is present, however, abstentions are considered “entitled to vote” whereas broker non-votes are not.

(2)	If you complete and return your proxy card properly, but do not provide instructions on your proxy card as to how to vote your shares, your shares will be voted as shown in this column and in accordance with the judgment of the individuals named as proxies on the proxy card as to any other matter properly brought before the Annual Meeting.

(3)	See below for an explanation of our majority voting standard with respect to uncontested director elections.

(4)	Under Section 4.13(f) of our Amended and Restated By-Laws (the “By-Laws”), abstentions are not counted as votes “For” or “Against” a director’s election.

(5)	For purposes of this proposal, the New York Stock Exchange (the “NYSE”) listing standards require approval by at least a majority of votes cast and count abstentions as votes cast, meaning an abstention has the same effect as a vote “Against.” Accordingly, the NYSE approval requirement is consistent with that required by Radian’s By-Laws.

2	2018 Proxy Statement

Information About Voting

As described in the table above, in an uncontested election, meaning the number of director nominees is equal to or less than the number of directors to be elected at the meeting, our directors are elected by majority voting (Proposal 1). For an uncontested election of directors, a director is elected only if the number of shares voted “For” that director exceeds the number of shares voted “Against” that director. In accordance with our By-Laws, each of our incumbent directors submits a conditional resignation in advance of the Annual Meeting that will become effective if the number of shares voted “For” that director does not exceed the number of shares voted “Against” that director and the Board accepts the director’s resignation. The director also may choose to retire from the Board before the resignation is accepted by the Board and becomes effective. If a sitting director fails to receive a majority of the votes cast, our Board will determine within 90 days of the Annual Meeting whether to accept the resignation of such director, unless the director retires during this 90-day period. If a nominee fails to receive a majority of the votes cast and the Board accepts the director’s resignation or the director retires, there would be a vacancy created on the Board. Our Board would then have the option under our By-Laws either to appoint someone to fill the vacancy or to reduce the size of the Board.

This year’s election of directors is an uncontested election of directors. If there were a contested election, then plurality voting, by which directors receiving the greatest number of votes cast would be elected, would apply.

Where to Find Voting Results

We will announce the preliminary voting results at the conclusion of the Annual Meeting, if practicable, and we will publish the voting results in a Current Report on Form 8-K that will be filed with the United States Securities and Exchange Commission (the “SEC”) within four business days after the conclusion of the Annual Meeting.

3	2018 Proxy Statement

PROPOSAL 1 – ELECTION OF DIRECTORS

Our Amended and Restated Certificate of Incorporation and our By-Laws provide for the annual election of directors. These organizational documents also provide that the number of directors, which shall not be less than nine or more than fourteen, shall be determined by our Board. Our Board has set the current number of directors at ten.

Upon election, each of our directors serves for a one-year term and until his or her successor has been duly elected and qualified, or until his or her earlier removal or resignation. Our Board currently consists of Herbert Wender, David C. Carney, Howard B. Culang, Lisa W. Hess, Stephen T. Hopkins, Brian D. Montgomery, Gaetano Muzio, Gregory V. Serio, Noel J. Spiegel and Richard G. Thornberry.

Upon the recommendation of the Governance Committee of our Board, the Board has nominated each of our current directors for reelection. All nominees (other than our Chief Executive Officer, Mr. Thornberry) are independent under applicable independence rules of the SEC and the NYSE, and all nominees have consented to be named in this proxy statement and to serve if elected. If, at the time of the Annual Meeting, any nominee is not available for election, proxies may be voted for another person nominated by the Board, the position may become vacant or the size of the Board may be reduced.

Board Composition

When evaluating director nominees for election at our Annual Meeting, our Governance Committee seeks to nominate a Board that will be most effective in overseeing the affairs of the Company, and in particular, in supporting the development and execution of the Company’s strategic plan. See “Business—General—Business Strategy” on pages 11 and 12 of our Annual Report on Form 10-K for the year ended December 31, 2017 for a discussion of the Company’s current strategic focus. As part of this process, our Governance Committee regularly assesses whether our director nominees possess an appropriate diversity of experience, skills, perspective and tenure to complement one another’s strengths and to help drive results.

The professional background and individual skill sets for each of our director nominees are set forth in detail below under “Biographical Information for Director Nominees.” As shown below, as a whole, our director nominees have professional experiences (in addition to their experience on the Board) broadly covering the following areas that we believe are important to our future success:

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Proposal 1 – Election of Directors

In addition to diversity of experience, skills and perspective, our Board believes diversity in tenure also is important in effectively overseeing our businesses. The performance of our mortgage insurance (“MI”) and mortgage and real estate services (“Services”) businesses can be impacted significantly by mortgage credit and housing market cycles. The Board believes that the institutional knowledge acquired during previous periods of cyclicality in our industries is critical to effectively overseeing our risk management going forward. As a result, the Governance Committee seeks to nominate a Board that has a diversity of tenure. The following represents our current Board tenure, reflecting a balance between engaging new talent and maintaining institutional knowledge of our businesses and the markets in which they operate:

The Governance Committee assesses the overall composition of the Board at least annually and regularly considers new potential nominees for director who would enhance the Board’s oversight objectives. The Governance Committee recently has engaged Spencer Stuart, a leading search firm, to support its efforts in seeking to identify new potential Board talent.

5	2018 Proxy Statement

Proposal 1 – Election of Directors

Biographical Information for Director Nominees

Biographical information for each of the director nominees is provided below along with a discussion of each nominee’s specific experience, qualifications, attributes or skills that have led the Board to conclude that he or she should be nominated for election or reelection.

Herbert Wender

Mr. Wender, 80, has served as non-executive Chairman of our Board since May 2005. He also previously served in this role from August 1992 to May 1999 and as Lead Director from May 1999 until his current appointment. Mr. Wender served as Chairman of the Board and Chief Executive Officer of Radian Guaranty Inc., our principal MI subsidiary (“Radian Guaranty”), from June 1983 until July 1992. Between 1998 and 2001, Mr. Wender also served as a director and Vice Chairman of LandAmerica Financial Group, Inc., a title insurance company. Before that, he was Chairman of the Board and Chief Executive Officer of LandAmerica Financial Group’s predecessor, Commonwealth Land Title Insurance Company. He has been a director of Radian since July 1992.

David C. Carney

Mr. Carney, 80, has served as President of Carney Consulting since March 1995. He served as Executive Vice President of Jefferson Health Systems, the parent company of a regional network of health care providers, from 1996 until 1999. Before that, he served as Chief Financial Officer of CoreStates Financial Corp, a banking and financial services holding company, from 1991 to 1995. Mr. Carney is a certified public accountant and served as Philadelphia Area Managing Partner for Ernst & Young LLP from 1980 through 1991. Mr. Carney served as Chief Executive Officer and Chairman of the Board of ImageMax, Inc., a provider of outsourced document management solutions, from 1999 through 2003. Mr. Carney also served as a director and Chairman of the Audit Committee of CSAA Insurance Group, an AAA insurer, from 2011 through 2014. Mr. Carney currently serves as a director and Chairman of the Executive Committee of AAA Club Alliance and as a director of AAA Club Partners. He has been a director of Radian since November 1992.

6	2018 Proxy Statement

Mr. Wender’s extensive leadership experience on our Board, his intimate familiarity with Radian, his prior management experience as Chief Executive Officer of Radian Guaranty and his industry experience give him the expertise, skills and judgment to serve as a director and non-executive Chairman.

Proposal 1 – Election of Directors

Howard B. Culang

Mr. Culang, 71, served as President of Laurel Corporation, a financial services firm, from January 1996 through December 2011. Mr. Culang was a Managing Member of JH Capital Management LLC, a management company for a private equity fund, from July 1998 to December 2010, and of Cognitive Capital Management LLC, a management company for a fund of hedge funds, from April 2001 to December 2005. In the past, he has served as Vice Chairman of Residential Services Corporation of America, the holding company for Prudential Home Mortgage, Lender’s Service, Inc. and Prudential Real Estate Affiliates, and as a Managing Director and member of the Executive Committee of the Prudential Home Mortgage Company, where he worked from November 1985 to December 2005. Mr. Culang also held a number of senior management positions with Citibank, N.A., including as a Senior Credit Officer. Mr. Culang currently serves as a director of Phase Change Software, LLC (formerly ioSemantics, LLC), a privately owned artificial intelligence (“AI”) software company. He has been a director of Radian since June 1999.

Lisa W. Hess

Ms. Hess, 62, has been President and Managing Partner of SkyTop Capital Management LLC (“SkyTop”), an investment fund, since October 2010. From October 2002 to December 2008, she was the Chief Investment Officer of Loews Corporation, a diversified holding company, where she was responsible for managing approximately $50 billion in assets. Ms. Hess was a Founding Partner of Zesiger Capital Group, a diversified money manager, and also has held positions at First Boston Corporation, Odyssey Partners and Goldman, Sachs & Co. She has served on the U.S. Treasury Debt Advisory Committee and the Federal Reserve Bank of New York Investors Advisory Committee. Since June 2009, Ms. Hess has been a Trustee of Teachers Insurance and Annuity Association (“TIAA”), serving on the investment, real estate, customers and products and corporate governance committees. She has been a director of Radian since February 2011.

7	2018 Proxy Statement

Mr. Carney’s service as a director of Radian through various business and economic cycles gives him significant knowledge of Radian, its history and its businesses. Mr. Carney’s experience as a CPA, as managing partner of the Philadelphia area offices of one of the “big four” nationally recognized accounting firms, and as a Chief Financial Officer of a large, publicly-traded financial institution give him particular financial expertise and management experience relevant to his qualifications as a director and as the Chair of the Audit Committee of our Board. In addition, Mr. Carney’s consulting experience and service on other boards of directors give him a broad perspective and insight on effectively running and advising a business. Mr. Culang’s service as a director of Radian through various business and economic cycles gives him significant knowledge of Radian, its history and its businesses. In addition, his significant management experience in the mortgage and financial services industries gives him valuable expertise and a broad understanding of the mortgage and real estate businesses. These experiences are particularly relevant in Mr. Culang’s role as Chair of the Credit Management Committee of our Board. His role as a director of an AI software company has given him important insights into emerging technology trends in the financial services sector, including AI and cyber security that are valuable in overseeing our technology initiatives.

Proposal 1 – Election of Directors

Stephen T. Hopkins

Mr. Hopkins, 67, served most recently as President of Hopkins and Company LLC, a management consulting business, from February 1999 to 2014. From 1976 to January 1999, Mr. Hopkins held a number of managerial positions with the Federal Home Loan Mortgage Corporation (“Freddie Mac”), a government sponsored enterprise that purchases and securitizes qualifying mortgage loans, serving as Senior Vice President and National Sales Director from April 1994 through August 1998. He has been a director of Radian since June 1999.

Brian D. Montgomery

Mr. Montgomery, 61, serves as Managing Director of The Collingwood Group, LLC (“Collingwood”), a business consulting firm that advises corporate leadership on a range of issues within the financial services and mortgage banking industries. Mr. Montgomery also serves as a Partner of Collingwood Capital Advisors, LLC, which is a member of the Financial Industry Regulatory Authority and the Securities Investor Protection Corporation. Prior to joining Collingwood in August 2009, Mr. Montgomery served as the Assistant Secretary for Housing and Commissioner of the Federal Housing Administration (“FHA”) within the U.S. Department of Housing and Urban Development from June 2005 to July 2009. Before serving as Commissioner of the FHA, from January 2001 to April 2005, Mr. Montgomery served in the White House as Deputy Assistant to the President and Cabinet Secretary, as well as Deputy Assistant to the President and Director of Presidential Advance. Mr. Montgomery was Chairman of the Hope for Homeowners Oversight Board from 2008 to 2009 and served as a board member of the Federal Housing Finance Board from 2005 to 2008. In 2014, Mr. Montgomery became a director of Reverse Mortgage Investment Trust Inc., a real estate finance company that is focused on acquiring, originating, financing and managing home equity conversion mortgage loans, home equity conversion mortgage backed securities guaranteed by the Government National Mortgage Association and other real estate-related assets. He has been a director of Radian since May 2012.

Mr. Montgomery has been nominated by President Trump to serve as Commissioner of the FHA. His appointment to that position is subject to ratification and confirmation by the U.S. Senate (“Confirmation”). If reelected, Mr. Montgomery intends to resign from the Board effective upon Confirmation should he be so confirmed.

8	2018 Proxy Statement

Ms. Hess’ extensive experience managing financial assets, including in her current role with SkyTop, and previously as a chief investment officer of Loews Corporation, and as a member of various investment and advisory committees, gives her a broad range of expertise with respect to finance, investments and the capital markets that is particularly beneficial to the Board and in her role as Chair of the Finance and Investment Committee of the Board. Her position as President and Managing Partner of SkyTop brings a current, day-to-day business perspective that is valuable in enhancing Board oversight in today’s operating environment. In addition, her experience serving on the corporate governance committee at TIAA brings an added perspective and insight to the Board’s consideration of corporate governance issues and the concerns of institutional shareholders. Mr. Hopkins’ service as a director of Radian through various business and economic cycles gives him significant knowledge of Radian, its history and its businesses. Additionally, Mr. Hopkins’ experience of more than 20 years with Freddie Mac gives him specialized insight into the mortgage industry and the role of government sponsored enterprises within the industry. Because Radian works closely on a regular basis with such government sponsored enterprises, Mr. Hopkins’ experience is especially valuable in this regard. Having served as an executive officer of Freddie Mac, he has broad general management experience and expertise to apply to many aspects of Radian’s business, including in his role as Chair of the Compensation and Human Resources Committee of our Board.

Proposal 1 – Election of Directors

Gaetano Muzio

Mr. Muzio, 64, is a Principal and co-founder of Ocean Gate Capital Management, LP (“Ocean Gate”), an investment fund. For 27 years prior to founding Ocean Gate, Mr. Muzio worked at Goldman, Sachs & Co. in various positions, including serving as a Managing Director from 1996 until 2004. In 1986, he became the first Global Mortgage and Asset Backed Sales Manager responsible for creating the sales team and strategy for, and was also one of the founding members of, Goldman’s Mortgage and Asset Backed Department. In 1990, he became a general partner and Co-Head of Goldman’s Mortgage Department, with responsibilities for overseeing trading, risk management, sales, research, structured finance and compliance for the department. He has been a director of Radian since May 2012.

Gregory V. Serio

Mr. Serio, 56, has served as a partner with Park Strategies, LLC (“Park Strategies”), a management and government relations consulting firm, since January 2005. He currently serves as the head of Park Strategies’ risk and insurance management practice group. Prior to joining Park Strategies, Mr. Serio served as Superintendent of Insurance for the State of New York from May 2001 to January 2005. From January 1995 until his appointment as Superintendent in 2001, Mr. Serio served as First Deputy Superintendent and General Counsel of the New York Insurance Department. Mr. Serio also has served as the Chairman of the Government Affairs Task Force of the National Association of Insurance Commissioners (“NAIC”) and as a member of and NAIC representative on the Financial Services and Banking Information Infrastructure Committee of the United States Treasury. He was also a commissioner of the International Commission on Holocaust Era Insurance Claims which was established by the NAIC. He has been a director of Radian since May 2012.

Noel J. Spiegel

Mr. Spiegel, 70, was a partner at Deloitte & Touche, LLP (“Deloitte”) where he practiced from September 1969 until May 2010. In his career at Deloitte, he served in numerous management positions, including as Deputy Managing Partner; a member of Deloitte’s Executive Committee; Managing Partner of Deloitte’s Transaction Assurance practice, Global Offerings and International Financial Reporting Standards practice and Technology, Media and Telecommunications practice (Northeast Region); and as Partner-in-Charge of Audit Operations in Deloitte’s New York Office. Mr. Spiegel currently serves on the boards of directors and as Chair of the audit committees of American Eagle Outfitters, Inc. and vTv Therapeutics, Inc. He has been a director of Radian since February 2011.

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Mr. Montgomery possesses a significant understanding of the mortgage industry, a deep knowledge of federal housing policies and broad experience in the federal regulation of housing. This expertise is extremely valuable to the Company as it seeks to navigate and capitalize upon the regulatory and legislative changes in the housing and mortgage finance industries. Mr. Muzio possesses a broad understanding of the mortgage industry. In addition, his significant experience in finance, risk management and corporate governance and strategy gives him extensive expertise in several areas that are valuable to the Board’s oversight responsibilities. From both his private and public sector roles, Mr. Serio possesses extensive knowledge and experience in the insurance industry. His in-depth understanding of insurance regulatory matters, including financial and market conduct examinations and other compliance-related matters, combined with his experience in risk management and corporate governance matters, further strengthens the Board’s oversight and perspective in these areas. He is also a Board Leadership Fellow of the National Association of Corporate Directors, which, together with his current and past work experiences, provide him with especially valuable expertise in his role as Chair of the Governance Committee of our Board.

Proposal 1 – Election of Directors

Richard G. Thornberry

Mr. Thornberry, 59, has served as Radian’s Chief Executive Officer since March 2017. Before joining Radian, from 2006 until 2016, Mr. Thornberry served as the Chairman and Chief Executive Officer of NexSpring Group, LLC (“NexSpring Group”), a company that he co-founded in 2006. NexSpring Group provides mortgage industry advisory and technology services to private equity investors, mortgage lenders, financial institutions, mortgage investors and other mortgage industry participants. Mr. Thornberry also has served as the Chairman and Chief Executive Officer of NexSpring Financial, LLC, an early stage fintech company that he co-founded to focus on improving the overall value proposition for all participants in a residential mortgage origination transaction. Prior to founding NexSpring Group, from 1999 until 2005, Mr. Thornberry served as President and Chief Executive Officer of Nexstar Financial Corporation, an end-to-end mortgage business process outsourcing firm, which he co-founded in 1999 and sold to MBNA Home Finance in 2005. Mr. Thornberry has also held executive positions with MBNA Home Finance from 2005 until 2006, Citicorp Mortgage Inc. from 1996 until 1998 and Residential Services Corporation of America/Prudential Home Mortgage Company from 1987 until 1996. Mr. Thornberry currently serves on the board of directors of the Mortgage Bankers Association and as an executive council member of the Housing Policy Council. Mr. Thornberry began his career as a certified public accountant at Deloitte where he primarily worked with financial services clients and entrepreneurial businesses. He has been a director of Radian since March 2017.

Additional Information Regarding Directors

For additional information regarding our Board, its standing committees, and our standards for corporate governance and director independence, refer to the sections entitled “Corporate Governance and Board Matters” and “Compensation of Executive Officers and Directors—Director Compensation” below.

Recommendation

RADIAN’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES. SIGNED PROXIES WILL BE VOTED “FOR” EACH OF THE DIRECTOR NOMINEES UNLESS A STOCKHOLDER GIVES OTHER INSTRUCTIONS ON THE PROXY CARD.

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Mr. Spiegel’s significant prior service as a partner at Deloitte, and his current experience as chair of audit committees of publicly held companies, provides him with a depth of experience in management, financial reporting, risk management, and public accounting and finance that is of significant value and relevance to the Board and in particular the Audit Committee. In addition, his work with many public companies as an independent auditor provides him with a unique perspective and depth of insight with respect to corporate governance, Board leadership and corporate strategy. Mr. Thornberry’s broad understanding of the mortgage finance industry and experience leading innovative mortgage industry businesses gives him a unique perspective and set of skills to lead our Company and contribute to the Board.

PROPOSAL 2 – ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are providing our stockholders with the opportunity to approve, on an advisory, non-binding basis, the compensation of our named executive officers (“NEOs”), as disclosed in the “Compensation of Executive Officers and Directors—Compensation Discussion and Analysis” section of this proxy statement (“CD&A”) and the accompanying tabular and narrative disclosures. This vote is intended to provide an overall assessment of our executive compensation program rather than focus on any specific item of compensation.

Based on an advisory vote at our 2017 annual meeting of stockholders, it is our current policy to conduct an advisory vote on the compensation of our NEOs on an annual basis.

Our executive compensation program is designed under the direction of our Compensation and Human Resources Committee of our Board (the “Committee”) to attract, motivate and retain high quality executive officers and to align our pay-for-performance philosophy with our overall business and strategic objectives. This pay-for-performance philosophy is intended to ensure that our NEOs’ interests are aligned with those of our stockholders, while not encouraging inappropriate actions, including unnecessary or excessive risk taking. In 2017, our executive compensation program again focused on: performance-based variable compensation; long-term incentives (“LTI”) based on challenging metrics providing incentives to both outperform peers and achieve absolute growth; and using limited Committee discretion and only when coupled with quantitative metrics, disciplined decision making and transparency.

In considering the compensation of our NEOs in connection with this Proposal 2, we believe it is important to note the following with respect to our 2017 executive compensation program:

➢	NEO compensation is heavily weighted towards performance-based, variable compensation.

Fixed compensation continues to represent a limited portion of our NEOs’ total compensation.

Base salary represented only 14% of Mr. Thornberry’s 2017 total target compensation (excluding his one-time, sign-on cash and equity awards) and, on average, only 30% of the total target compensation for our other NEOs. The remaining target compensation for our CEO and other NEOs was tied to, and is contingent upon, Company and individual performance.

➢	Our compensation program demonstrates a strong correlation between pay and performance.

•	The Committee funded 2017 short-term incentive (“STI”) awards above target due to the strength of our 2017 performance.

The Company had a strong performance year in 2017, including year-over-year improvements in the metrics of consolidated adjusted pretax operating income and book value per share, as well as improved financial strength and flexibility, a record year in flow new insurance written (“NIW”), growth in our insurance-in-force, and meaningful progress in positioning the Company’s Services business for future success. In recognition of these achievements, the Committee awarded to our NEOs 2017 STI awards at levels above target.

•	The Committee funded 2016 medium-term incentive (“MTI”) awards above target given the strong credit performance and projected profitability of our 2016 insured portfolio.

The 2016 MTI Award was based on the credit performance and projected profitability of our 2016 mortgage insurance portfolio through the end of 2017. Based on the credit performance and the expected strong profitability of this insured portfolio, we believe this portfolio represents one of the strongest performing portfolios that we have ever written. As a result, the Committee awarded the maximum payout of 115% of target (which was reduced from a maximum payout of 125% of target in prior years) for the 2016 MTI awards.

•	Two-thirds of our annual LTI awards consist of performance-based equity that require relative outperformance and

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Proposal 2 – Advisory Vote to Approve the Compensation of the Company’s Named Executive Officers

strong absolute growth for awards to vest at target. Failure to perform over the long-term significantly diminishes our NEOs’ realized pay.

Our 2017 LTI awards provide for meaningful payouts only if the Company outperforms a group of peer companies and produces strong growth in book value. The performance-based restricted stock units granted to the NEOs in 2017, which represent two-thirds of our NEOs’ target LTI awards, comprise two components—relative total stockholder return (“TSR”) performance and absolute book value growth as measured by growth in LTI Book Value per Share (as defined in the CD&A). With respect to TSR performance, the NEOs are eligible for above target awards only if the Company’s TSR outperforms the median of a group of companies comprised mainly of our compensation peers. With respect to the book value component, the Company must achieve at least a 30% increase in LTI Book Value per Share for a NEO to be eligible to receive an award at 100% of target.

➢	We use limited discretion in our compensation program and only when coupled with disciplined decision making and transparency.

Our executive compensation program is predominantly formula-based, with the components of our program (STI and MTI) that allow for a degree of discretion representing only 29% and 32% of the total target compensation of our CEO and the other NEOs (on average), respectively. Each year, the Committee considers the level of Committee discretion that is appropriate and whether a more formula-based approach to the STI payouts would be appropriate. For our 2017 compensation program, the Committee determined that while a more formula-based approach could bring greater predictability to the level of potential payouts, the use of a pure formula also had the potential to ignore the multitude of variables that influenced our NEOs’ decision making throughout the year, and most importantly, the potential to limit the Committee’s ability to appropriately recognize positive and negative factors that were not apparent to the Committee when setting goals at the beginning of the year. In addition, the Committee believed that discretion could be particularly important in 2017 given the expected transition to a new CEO who would likely have a fresh perspective with respect to strategy and the appropriate metrics indicative of success throughout 2017. As a result, clear metrics were established for each major area of focus, but the payouts also remained subject to the Committee’s discretion. We recognize the potential impact of discretion on transparency, and therefore, we disclose in detail not only the quantitative performance metrics established for evaluating performance, but also the qualitative factors considered by the Committee in evaluating each of the major areas of focus and the Committee’s assigned payout percentage for each area.

➢	We have implemented strong governance and compensation practices, and we do not engage in problematic pay practices.

We (1) impose double-trigger vesting for change-of-control payments; (2) do not provide gross-ups for excise taxes; (3) prohibit speculative transactions in our stock; (4) impose a strong compensation clawback policy; (5) impose rigorous stock ownership and share retention requirements; (6) provide limited perquisites to our NEOs; and (7) encourage and solicit feedback regarding our executive compensation program.

➢	Our compensation programs are constantly evolving to support business and strategic objectives and to address market conditions and best practices.

The Committee is focused on ensuring that our executive compensation program is aligned with our overall strategic objectives. Our executive compensation program has evolved over time to reflect market conditions and to drive our strategic objectives. Since the financial crisis, broadly speaking, the Company has performed through three business cycles, each characterized by different primary strategic objectives: (1) a period of “Survival;” (2) a period of “Traditional MI Growth;” and (3) a current period of “Growth and Diversification”. See “—Compensation Discussion and Analysis—II. Compensation Principles and

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Proposal 2 – Advisory Vote to Approve the Compensation of the Company’s Named Executive Officers

Objectives” for more information on each of these periods and the related strategic objectives. Throughout each of these periods, the Committee has revised our executive compensation program to support our strategic objectives and to take into account the market factors influencing the type and form of awards that would be most appropriate for our executives.

➢	We are responsive to our stockholders’ concerns.

Although we have historically received strong stockholder support (over 95% in 2014 through 2016) for our executive compensation program, at our 2017 annual meeting of stockholders, approximately 66% of the votes cast were in support of the overall compensation of the NEOs. In response to this disappointing outcome, we conducted a broad stockholder outreach program and contacted our top 35 stockholders (representing approximately 75% of our shares outstanding) to solicit their input on, among other things, our executive compensation program and to better understand their concerns. As a result of our outreach efforts, we engaged in meaningful discussions with stockholders representing more than 30% of our outstanding shares. As a result of these discussions, we have enhanced disclosure in this proxy statement regarding: (1) the background and rationale for the compensation provided to our former CEO under his retirement and consulting agreements, and our Committee’s commitment to implement lessons learned in conducting succession planning; (2) the evolution and strategic alignment of our executive compensation program with our business priorities; and (3) Board succession planning to highlight the current skill set of our Board and the Board’s approach to succession planning.

We urge you to read our CD&A in its entirety. While this vote is advisory and non-binding, our Board values the opinion of our stockholders and will take into account the outcome of the vote when considering future executive compensation matters. We are asking our stockholders to indicate their support for the compensation of our NEOs by voting “FOR” this proposal and the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2018 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures.”

Recommendation

RADIAN’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT. SIGNED PROXIES WILL BE VOTED “FOR” APPROVAL UNLESS A STOCKHOLDER GIVES OTHER INSTRUCTIONS ON THE PROXY CARD.

13	2018 Proxy Statement

PROPOSAL 3 – APPROVAL OF THE AMENDED AND RESTATED RADIAN GROUP INC. EMPLOYEE STOCK PURCHASE PLAN

We are asking our stockholders to approve a proposal to amend and restate the Radian Group Inc. 2008 Employee Stock Purchase Plan as the Radian Group Inc. Employee Stock Purchase Plan. For purposes of this Proposal 3, we refer to the plan as currently in effect as the “2008 Stock Purchase Plan” and the plan as amended and restated as the “Amended Stock Purchase Plan.” The primary purposes of the amendment and restatement is to increase the maximum aggregate number of shares of the Company’s common stock that may be issued under the Amended Stock Purchase Plan and to extend the term of the plan, as described below.

We are asking our stockholders to approve the Amended Stock Purchase Plan because we believe that the Amended Stock Purchase Plan is important to attract, motivate and retain highly-qualified employees who will contribute to our long-term success. We believe that providing our employees with a convenient method to invest in our common stock will increase the equity stake of our employees and will benefit our stockholders by aligning more closely the interests of participating employees with those of our stockholders. Accordingly, we believe the Amended Stock Purchase Plan complements our overall compensation strategy as discussed below under “Compensation of Executive Officers and Directors—Compensation Discussion and Analysis—Compensation Principles and Objectives.”

On February 13, 2018, our Board, upon the recommendation of the Committee, approved and adopted the Amended Stock Purchase Plan, subject to the approval of Radian’s stockholders at the Annual Meeting. Stockholder approval of the Amended Stock Purchase Plan is being sought so that the Amended Stock Purchase Plan will continue to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”).

The material differences between the 2008 Stock Purchase Plan and the Amended Stock Purchase Plan are as follows:

•	Aggregate Share Limit. The maximum aggregate number of shares of the Company’s common stock that may be issued under the

Amended Stock Purchase Plan for purchase periods beginning on or after January 1, 2018 is increased to 2,100,004, which includes an additional 1,250,000 shares of the Company’s common stock and the 850,004 shares of the Company’s common stock still available for sale under the 2008 Stock Purchase Plan as of January 1, 2018.

•	Plan Term. The term of the Amended Stock Purchase Plan is extended from December 31, 2018 to December 31, 2028.

The following is a summary of the terms of the Amended Stock Purchase Plan. This summary is not intended to be a complete description of the Amended Stock Purchase Plan and is qualified in its entirety by the actual text of the Amended Stock Purchase Plan, which is included as Appendix A to this proxy statement.

Preliminary Matters

On December 9, 2008, the Committee, with authority delegated by our Board, adopted the 2008 Stock Purchase Plan. Our Board amended the 2008 Stock Purchase Plan on January 14, 2009 to make certain clarifying design changes. The 2008 Stock Purchase Plan was adopted by our stockholders at the 2009 Annual Meeting of Stockholders held on May 13, 2009, and became effective on that date. The 2008 Stock Purchase Plan was further amended by our Board on December 11, 2012. If approved by our stockholders at the Annual Meeting, the Amended Stock Purchase Plan will become effective immediately and continue in effect through December 31, 2028, unless it is terminated sooner by our Board or if the number of shares reserved for issuance under the Amended Stock Purchase Plan is exhausted. If our stockholders do not approve the Amended Stock Purchase Plan, the 2008 Stock Purchase Plan will remain in effect through December 31, 2018 unless terminated earlier in accordance with its terms.

Description of Plan

Subject to adjustments in certain circumstances described below, the Amended Stock Purchase Plan makes available for purchase by eligible employees a total of 2,100,004 shares of our common stock for purchase periods beginning on or after January 1, 2018. This aggregate share limit represents only 1% of the number of shares of our common stock outstanding as of February 23, 2018. None of the

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Proposal 3 – Approval of the Amended and Restated Radian Group Inc. Employee Stock Purchase Plan

1,250,000 new shares will be issued in connection with any offering period or purchase period beginning on or prior to January 1, 2018.

The provisions of the Amended Stock Purchase Plan are intended to satisfy the requirements of Section 423 of the Code. Favorable tax treatment is available for United States tax residents participating in a plan that qualifies under Section 423 of the Code. See “—Federal Income Tax Considerations” below. The Amended Stock Purchase Plan is not intended and will not be construed as an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended. The Amended Stock Purchase Plan is not a qualified plan under Section 401(a) of the Code.

Administration

The Amended Stock Purchase Plan may be administered by our Board or by the Compensation Committee or another committee appointed by our Board for that purpose. It is expected that the Amended Stock Purchase Plan will be administered by the Committee, which will have full discretionary authority to construe and interpret the Amended Stock Purchase Plan, adopt, amend and rescind any rules as it deems desirable and appropriate, and to make all other determinations necessary or advisable for the administration of the Amended Stock Purchase Plan. Our Board or the Committee may appoint and remove the plan coordinator designated to handle administrative matters with respect to the Amended Stock Purchase Plan in its discretion, and may delegate such administrative or ministerial duties to the plan coordinator as it determines.

Adjustments

In the event of a stock split, reverse stock split, stock dividend, combination or reclassification of our common stock, or any other increase or decrease in the number of shares of our common stock effected without our receipt of consideration, our Board or the Committee will adjust the number of shares of our common stock covered by each outstanding option under the Amended Stock Purchase Plan, the number of shares of our common stock which has been authorized for issuance under the Amended Stock Purchase Plan and the price per share of our common stock covered by each outstanding option under the Amended Stock Purchase Plan. In the event of a reorganization, recapitalization, rights offering, merger, or consolidation, our Board or the Committee may, in its sole discretion, adjust the number of shares of our common stock which has been authorized for issuance under the Amended Stock Purchase Plan and the price per share of our common stock covered by each outstanding option under the Amended Stock Purchase Plan.

Eligibility

To be eligible to participate in the Amended Stock Purchase Plan, an employee must be customarily employed at least 20 hours per week (and work more than five months in a calendar year) by Radian or a subsidiary of Radian designated by the Board or the Committee as eligible to participate in the Amended Stock Purchase Plan. As of January 1, 2018, approximately 1,860 of our employees, including our executive officers, were eligible to participate in the Amended Stock Purchase Plan. Our directors are not eligible to participate in the Amended Stock Purchase Plan. The Company’s executive officers have an interest in the approval of the Amended Stock Purchase Plan because they are eligible to participate in the plan.

No employee may be granted an option under the Amended Stock Purchase Plan if (i) immediately after the grant, that employee would own stock or hold outstanding options to purchase stock that equals in the aggregate 5% or more of the total combined voting power or value of all classes of our stock, or (ii) the option, together with any rights to purchase stock under all of our employee stock purchase plans (as described in Section 423 of the Code), would permit the employee’s rights to purchase stock to accrue at a rate that exceeds the maximum amount allowed under Section 423(b)(8) of the Code.

Offering Periods and Purchase Periods

The Amended Stock Purchase Plan will have offering periods and each offering period will consist of one or more consecutive purchase periods, each as determined by our Board or the Committee. Under the Amended Stock Purchase Plan, the maximum offering period is 27 months.

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Proposal 3 – Approval of the Amended and Restated Radian Group Inc. Employee Stock Purchase Plan

Participation

Each eligible employee who elects to participate in an offering period will be granted an option to purchase shares of our common stock on the first day of the offering period. A participant may fund his or her contributions to the Amended Stock Purchase Plan by payroll deductions during the offering period or other funding methods approved by our Board or the Committee. On one occasion during the offering period (or more frequently if our Board or the Committee determines necessary), a participant may decrease the rate of his or her contributions during the offering period. The option will automatically be exercised on the last day of each purchase period within the offering period, based on the employee’s accumulated and unused contributions, and the Company will arrange for delivery of the shares to the participant. The last day of the purchase period is the “purchase date.” The purchase price of each share of our common stock under the Amended Stock Purchase Plan will be the lesser of (a) 85% of the closing price of a share of our common stock on the first day of the offering period or (b) 85% of the closing price of a share of our common stock on the purchase date. Participants will incur no brokerage or other transaction costs upon the purchase of shares of our common stock through the Amended Stock Purchase Plan.

As currently administered by the Committee, participants will generally be permitted to allocate up to 10% of their compensation each pay period to purchase shares of our common stock under the Amended Stock Purchase Plan. For purposes of the Amended Stock Purchase Plan, compensation is a participant’s base salary or base wages; it does not include payments for commissions, overtime, shift premium, incentive compensation, incentive payments, bonuses, expense reimbursement, expense allowances and other compensation.

Cessation of Participation

Participants may stop their participation in an offering period under the Amended Stock Purchase Plan at any time prior to the purchase date and withdraw all (but not less than all) contributions credited to his or her account. A participant who elects to cease participation in the Amended Stock Purchase Plan for a particular offering period may not rejoin that offering period at a later date. Participation ends automatically if the participant ceases to be an eligible employee for any reason, including without limitation, voluntary or involuntary termination of employment, retirement or death.

Maximum Number of Purchasable Shares

The maximum number of shares that a participant may purchase during an offering period may not exceed 20,000 shares, subject to adjustment by the Committee prior to the beginning of the applicable offering period. In addition, no participant may purchase more than the maximum allowed under Section 423(b)(8) of the Code, which is $25,000 of our common stock, during any calendar year under the Amended Stock Purchase Plan, measured as of the first day of each offering period in that year.

Corporate Transaction

In the event we propose to sell all or substantially all of our assets or merge with or into another corporation, all outstanding options under the Amended Stock Purchase Plan will be assumed, or an equivalent option will be substituted by, the successor corporation or a parent or subsidiary of the successor corporation, unless our Board or the Committee determines otherwise. In lieu of such assumption or substitution, our Board or the Committee may, in its sole discretion, shorten the offering period then in progress by setting a new purchase date. If our Board or the Committee shortens the offering period then in progress in lieu of assumption or substitution in the event of a merger or sale of our assets, then all outstanding options will automatically be exercised on the new purchase date.

In the event we propose to dissolve or liquidate, any offering period then in progress will terminate immediately before the consummation of such proposed action, unless our Board or the Committee determines otherwise.

Transferability

Contributions credited to a participant’s account and any rights with regard to the exercise of an option or to receive shares under the Amended Stock Purchase Plan may not be assigned, transferred, pledged or otherwise disposed of in any way by the participant.

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Proposal 3 – Approval of the Amended and Restated Radian Group Inc. Employee Stock Purchase Plan

Use of Funds

All contributions received or held by the Company under the Amended Stock Purchase Plan are general assets of the Company, free of any trust or other restriction, and may be used by the Company for any corporate purpose, and the Company will not be obligated to segregate such contributions. Participants’ accounts under the Amended Stock Purchase Plan are unfunded bookkeeping accounts maintained on the Company’s records for the administration of the Amended Stock Purchase Plan.

Reports

Each participant in the Amended Stock Purchase Plan will be entitled to a statement of account promptly following each purchase date, setting forth with respect to that purchase period the amount of contributions, the per share purchase price, the number of shares purchased and the remaining cash balance, if any.

Amendment of the Amended Stock Purchase Plan

Our Board may at any time amend or terminate the Amended Stock Purchase Plan. However, stockholder approval is required for any amendment that increases the number of shares reserved under the Amended Stock Purchase Plan (other than an increase to reflect a change in capitalization) or allows any individual who is not an eligible employee to become a participant, as well as for certain other changes.

Registration under the Securities Act of 1933

We intend to file with the SEC a Registration Statement on Form S-8 to register the additional shares of our common stock available for issuance under the Amended Stock Purchase Plan as soon as practicable after receiving stockholder approval of the Amended Stock Purchase Plan.

New Plan Benefits

The table below shows, as to each of the Company’s NEOs and the various indicated groups, the number of shares of common stock purchased under the 2008 Stock Purchase Plan between January 1, 2017 and December 31, 2017, the most recent purchase date. The closing price of our common stock on March 15, 2018 was $18.51 per share.

Name and Position	Weighted Average Purchase Price Per Share (#)	Number of Purchased Shares (#)
Named Executive Officers:
Richard G. Thornberry	$13.898	1,528
J. Franklin Hall	$13.898	467
Derek V. Brummer	$13.898	1,446
Edward J. Hoffman	—	0
Brien J. McMahon	—	0
Sanford A. Ibrahim	—	0
Jeffrey G. Tennyson	$13.898	467
All executive officers as a group (7 persons)	$13.898	3,441
All non-executive directors as a group (9 persons)	—	0
All participating employees, excluding executive officers, as a group (510 persons)	$13.898	102,876
Total	$13.898	106,317

As discussed above, directors who are not employees do not qualify as eligible employees and thus cannot participate in the Amended Stock Purchase Plan. Future purchase prices are not determinable because they will be based upon the closing price of our common stock (either at the beginning of the offering period or the last day of the purchase period) as determined on the purchase date. No shares of our common stock have been issued with respect to the first offering and purchase periods under the Amended Stock Purchase Plan for which stockholder approval is being sought under this proposal.

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Proposal 3 – Approval of the Amended and Restated Radian Group Inc. Employee Stock Purchase Plan

Federal Income Tax Considerations

The following is a brief description of the United States federal income tax consequences generally arising with respect to stock that may be purchased pursuant to options granted under the Amended Stock Purchase Plan. The Amended Stock Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code. This description of the federal income tax consequences of the Amended Stock Purchase Plan is not a complete description. There may be different tax consequences under certain circumstances, and there may be federal gift and estate tax consequences and state, local and foreign tax consequences. All affected individuals should consult their own advisors regarding their own situation. This discussion is intended for the information of the stockholders considering how to vote at the annual meeting and not as tax guidance to individuals who will participate in the Amended Stock Purchase Plan.

Under the Code as currently in effect, a participant will not be deemed to have recognized income, nor will we be entitled to a deduction, upon the participant’s purchase of our common stock under the Amended Stock Purchase Plan. Instead, a participant will recognize income when he or she sells or otherwise disposes of our common stock or upon his or her death.

If a participant sells our common stock purchased under the Amended Stock Purchase Plan less than two years from the date of grant and one year after the date of purchase (the holding period), the participant generally will be taxed at ordinary income tax rates to the extent that the value of our common stock on the purchase date exceeded the purchase price. We will be entitled to a corresponding deduction. The participant will have additional capital gain or loss equal to the difference between the proceeds of the sale and the participant’s basis in stock sold. The participant’s basis in the stock sold is equal to the price paid for the stock plus the amount of any ordinary income recognized on the sale. The capital gain rate will depend on the length of time the participant held the stock.

If a participant sells our common stock after the holding period, the participant will be taxed at ordinary income tax rates on 15% of the value of our common stock on the date of grant (on the first day of the offering period), or, if less, the entire gain on the sale. The participant will have additional capital gain or loss equal to the difference, if any, between the proceeds of the sale and the participant’s basis in stock sold. The participant’s basis in the stock sold is equal to the price paid for the stock plus the amount of any ordinary income recognized on the sale. The capital gain rate will depend on the length of time the participant held the stock. We will not be entitled to any tax deduction with respect to a sale by a participant after the holding period.

The estate of a participant who dies while holding our common stock purchased under the Amended Stock Purchase Plan will recognize ordinary income in the year of the participant’s death in an amount equal to the excess of the value of our common stock on the date on which the option was granted over the purchase price, or, if less, the amount by which the fair market value of our common stock on the date of death exceeds the purchase price.

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Proposal 3 – Approval of the Amended and Restated Radian Group Inc. Employee Stock Purchase Plan

Equity Compensation Plan Information

The following table sets forth certain information relating to our current equity compensation plans as of December 31, 2017, not including the shares that would be added to the Amended Stock Purchase Plan. Each number of securities reflected in the table is a reference to shares of our common stock.

Plan Category (1)	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted-average exercise price of outstanding options, warrants and rights		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by stockholders (2)	5,362,021	(3)	$3.85	(4)	9,753,999	(5)

Equity compensation plans not approved by stockholders	—		—		—

Total	5,362,021	(3)	$3.85	(4)	9,753,999	(5)

(1)	The table does not include information for equity compensation plans assumed by us in mergers, under which we do not grant additional awards.

(2)	These plans consist of the Radian Group Inc. 1995 Equity Compensation Plan (the “1995 Equity Plan”), the Radian Group Inc. 2008 Equity Compensation Plan (the “2008 Equity Plan”), the Radian Group Inc. Equity Compensation Plan, which amended and restated the Radian Group Inc. 2014 Equity Compensation Plan (as so amended and restated, the “Amended and Restated Equity Plan”) and the 2008 Stock Purchase Plan.

(3)	Represents 234,302 shares of phantom stock issued under our 1995 Equity Plan, 1,055,900 non-qualified stock options and 944,352 RSUs issued under our 2008 Equity Plan, and 636,843 non-qualified stock options and 2,490,624 RSUs issued under the Amended and Restated Equity Plan. Of the RSUs included herein, 1,517,442 are performance-based stock-settled RSUs that could potentially pay out between 0% and 200% of this represented target, and 123,496 are performance-based stock-settled RSUs that could pay out to our former CEO at 0% or 100%. Not reflected in this table are 26,331 performance-based RSUs that were granted in June 2014 and vested in 2017 and that represent the performance-based RSUs that were earned in 2017.

(4)	The shares of phantom stock and RSUs were granted at full value, and therefore, have a weighted-average exercise price of $0. Excluding shares of phantom stock and RSUs from this calculation, the weighted-average exercise price of outstanding non-qualified stock options was $8.16 at December 31, 2017.

(5)	Includes 8,851,531 shares available for issuance under our Amended and Restated Equity Plan and 902,468 shares available for issuance under the 2008 Employee Stock Purchase Plan, in each case as of December 31, 2017. In January 2018, we issued 52,464 shares from the shares available for issuance under the 2008 Employee Stock Purchase Plan. As a result, 850,004 shares currently remain available for issuance under the 2008 Employee Stock Purchase Plan.

Recommendation

RADIAN’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDED AND RESTATED RADIAN GROUP INC. EMPLOYEE STOCK PURCHASE PLAN. SIGNED PROXIES WILL BE VOTED “FOR” APPROVAL UNLESS A STOCKHOLDER GIVES OTHER INSTRUCTIONS ON THE PROXY CARD.

19	2018 Proxy Statement

PROPOSAL 4 – RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP

General

The Audit Committee of our Board is responsible for selecting an independent registered public accounting firm to perform the annual audit of our financial statements. The Audit Committee’s appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for 2018 is being submitted to our stockholders for ratification. PwC has been Radian’s independent registered public accounting firm since 2007. The Audit Committee believes that the continued retention of the independent registered public accounting firm is in the best interests of the Company and its investors. A representative of PwC is expected to attend our Annual Meeting, will have an opportunity to make a statement if he or she desires, and will be available to respond to questions.

If the stockholders fail to ratify the appointment of PwC, the Audit Committee will reconsider whether to retain the firm. Regardless of whether the stockholders ratify the appointment of PwC at the Annual Meeting, the Audit Committee, in its discretion, may retain PwC or select a new independent registered public accounting firm at any time if it determines that doing so would be in the Company’s best interests and those of our stockholders.

Independent Registered Public Accounting Firm Fees and Services

The following is a summary of the fees billed for professional services rendered to Radian by PwC for the fiscal years ended December 31, 2017 and December 31, 2016:

Type of Fees	2017	2016
Audit Fees	$3,567,726	$3,124,306
Audit-Related Fees	180,083	0
Tax Fees	315,557	604,781
All Other Fees	86,207	60,736
Total	$4,149,573	$3,789,823

For purpose of the above table, in accordance with the SEC’s definitions and rules:

•	“Audit Fees” are fees for professional services for the audit of the financial statements included in our Annual Report on Form 10-K (which includes an audit of our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002), for the review of our financial statements included in our Quarterly Reports on Form 10-Q, for the review of registration statements filed under the Securities Act of 1933, as amended (the “Securities Act”) and for services that normally are provided in connection with statutory and regulatory filings.

•	“Audit-Related Fees,” if any, are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and which are not reported under “Audit Fees,” including services related to consultation on financial accounting and reporting matters.

•	“Tax Fees” are fees for professional services for tax compliance, tax advice and tax planning.

•	“All Other Fees” are fees for products and services provided by our independent registered public accounting firm other than those services reported above. For both 2017 and 2016, “All Other Fees” included miscellaneous advisory services fees, as well as license fees for accounting research software products.

Pre-Approval Policy

In addition to retaining PwC to audit our consolidated financial statements for 2017, we retained PwC to provide other auditing and advisory services as discussed above. We understand the need for PwC to maintain objectivity and independence in its audit of our financial statements. To minimize relationships that could appear to impair the objectivity of PwC, our Audit Committee is required to pre-approve all non-audit work performed by PwC in accordance with applicable SEC rules and our pre-approval policy. All services provided by PwC and listed in the table above were approved by the Audit Committee in accordance with our pre-approval policy.

20	2018 Proxy Statement

Proposal 4 – Ratification of the Appointment of Pricewaterhousecoopers LLP

The Audit Committee considered the nature and proposed extent of the non-audit services provided by PwC and determined that those services were in compliance with the provision of independent audit services by the firm.

Recommendation

RADIAN’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS RADIAN’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2018. SIGNED PROXIES WILL BE VOTED “FOR” RATIFICATION UNLESS A STOCKHOLDER GIVES OTHER INSTRUCTIONS ON THE PROXY CARD.

21	2018 Proxy Statement

CORPORATE GOVERNANCE AND BOARD MATTERS

Board of Directors and its Standing Committees

Our Board meets quarterly for regularly scheduled meetings and also holds regularly scheduled meetings to conduct strategic planning and to review and approve our business plan. In addition, the Board holds special meetings as and when necessary. Our full Board held ten regularly scheduled meetings and three special meetings during 2017. Our non-management directors meet in executive session at the conclusion of each regularly scheduled Board meeting and frequently meet in executive session following special meetings of the Board. Each director participated in at least 75% of the meetings of the Board and the committees on which he or she served during 2017. Herbert Wender, non-executive Chairman of the Board, presides over all meetings of the Board, including meetings of the non-management members of the Board. Our policy is that all of our director nominees are expected to attend our annual meeting and all of our director nominees attended last year’s annual meeting.

As discussed below under “—Director Independence,” all of our directors, except our Chief Executive Officer, Mr. Thornberry, satisfy the requirements for independent directors under the NYSE listing standards and SEC rules.

The Board maintains the following standing committees:

Audit Committee.    The current members of the Audit Committee are Mr. Carney (Chair), and Messrs. Montgomery, Serio and Spiegel, each of whom meets the additional NYSE independence criteria applicable to audit committee members. Messrs. Carney, Montgomery, Serio and Spiegel each served on the committee throughout 2017. This committee is primarily responsible for appointing and overseeing the work of our independent registered public accounting firm, reviewing our annual audited and interim financial results and reviewing our accounting and reporting principles and policies. Our Board has determined that each of Mr. Carney and Mr. Spiegel qualifies as an “audit committee financial expert” under the SEC’s rules. The Audit Committee met twelve times during 2017. See “—Audit Committee Report” below for additional information regarding the work of this committee.

Compensation and Human Resources Committee. The current members of the Compensation and Human Resources Committee are Mr. Hopkins (Chair), Mr. Culang, Ms. Hess and Mr. Muzio, each of whom meets the additional NYSE independence criteria applicable to compensation committee members. Messrs. Hopkins, Culang, Muzio and Ms. Hess each served on the committee throughout 2017. This committee oversees compensation and benefits policies and programs for Radian and its subsidiaries, including compensation of the Company’s executive officers, and reviews the quality and depth of officers throughout Radian as well as our management development and succession practices and programs. The Compensation and Human Resources Committee met nine times during 2017. See “Compensation of Executive Officers and Directors—Compensation Discussion and Analysis” for additional information regarding the work of this committee.

Credit Management Committee.    The current members of the Credit Management Committee are Mr. Culang (Chair), and Messrs. Carney, Montgomery and Spiegel, each of whom served on the committee throughout 2017. The Credit Management Committee oversees our credit and risk management policies and procedures, including oversight of our procedures for identifying and responding to emerging credit-related matters and trends that could pose significant risk implications for Radian. This committee reviews our credit-based risks, credit policies and risk limits. Specifically, this committee monitors general compliance with underwriting and procedures, including our guidelines regarding credit diversification. The Credit Management Committee also oversees the management of allocated capital related to the Company’s risk-taking businesses and the development of new credit-based products. The Credit Management Committee met four times during 2017.

Finance and Investment Committee.    The current members of the Finance and Investment Committee are Ms. Hess (Chair), and Messrs. Hopkins, Muzio and Spiegel, each of whom served on the committee throughout 2017. This committee reviews and monitors the Company’s capital structure, capital sourcing and liquidity management and, in conjunction with management, makes recommendations on capital strategies and activities, including plans with respect to capital structure optimization and capital market activities. The Finance and Investment Committee also oversees the

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management of the Company’s investment portfolio and regularly reviews the performance of the investment professionals overseeing the portfolio to ensure adherence to our investment policy guidelines. The Finance and Investment Committee met five times during 2017.

Governance Committee.    The current members of the Governance Committee are Mr. Serio (Chair) and Messrs. Carney, Culang and Hopkins, each of whom served on the committee throughout 2017. This committee oversees the process of Board governance, which includes: recommending committee membership and chairperson appointments; ensuring compliance with our Guidelines of Corporate Governance; conducting regular Board and individual director assessments; providing guidance with respect to Board succession planning; identifying and recommending candidates to become members of our Board, including potential candidates who may be recommended by stockholders; and examining our corporate governance processes. The Governance Committee met fifteen times during 2017.

For a discussion of our Board nomination process, see “—Consideration of Director Nominees” below.

For a discussion of our Board and its committees’ roles in risk oversight of the Company, see “—Board and Board Committee Roles in Risk Oversight” below.

Board Leadership Structure

Our Chairman of the Board and Chief Executive Officer are separate positions. We believe that separating these positions enhances the independent oversight of the Company and the effective functioning of the Board, as well as the monitoring and objective evaluation of the Chief Executive Officer’s performance. In addition, the separation of the positions ensures that the Board is fully engaged in providing an objective perspective with respect to the Company’s strategy and can effectively evaluate its implementation.

Mr. Wender is the non-executive Chairman of our Board. He is independent of management and, as provided in our Guidelines of Corporate Governance, is responsible for the management, development and effective performance of the Board and for serving in an advisory capacity to the Chief Executive Officer and to other members of management in all matters concerning the interests of the Board. The non-executive Chairman of the Board sets the agenda for Board meetings and presides over meetings of the Board. Mr. Thornberry, in his role as the Chief Executive Officer, is responsible for the strategic direction and day-to-day leadership and performance of the Company. As described in our Guidelines of Corporate Governance, the responsibilities of the Chief Executive Officer include:

•	providing strong ethical leadership of the Company’s businesses;

•	establishing the Company’s mission, culture and core values;

•	determining corporate strategies and policies and managing the Company’s capital;

•	ensuring complete and accurate disclosures of financial, operational and management matters to the Board;

•	ensuring regulatory compliance and the integrity of all financial filings and other corporate communications; and

•	communicating with the Board so it is informed with respect to Company, industry, and corporate governance matters.

Board and Board Committee Roles in Risk Oversight

Our Board is actively involved in the oversight of risks that could affect the Company. The full Board is responsible for the general oversight of risks. In this regard, the Board seeks to understand and oversee the most critical risks relating to our business, allocates responsibilities for the oversight of risks among the full Board and its committees, and reviews the systems and processes that management has in place to manage the current risks facing the Company, as well as those that could arise in the future. On a quarterly basis, the Board meets with management to receive reports derived from: (i) the Company’s enterprise risk management (“ERM”) function, which is designed to identify the risks we are facing, and to assess, manage and mitigate those risks; and (ii) the Company’s information security function regarding cybersecurity risks and the Company’s efforts to mitigate such risks. As part of

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this quarterly process, the Board discusses the significant risks and exposures facing the Company and assesses the steps management is taking to minimize such risks. The full Board further considers current and potential future strategic risks facing the Company as part of its annual strategic planning session with management.

The full Board oversees the Company’s strategic risks, regulatory risks, risks related to our information technology activities and cybersecurity risks. As noted above, the Board conducts certain aspects of its risk oversight function through its committees. Each committee has full access to management, and has the ability to engage advisors as appropriate. Specifically, each committee is charged with the following risk oversight responsibilities:

•	The Audit Committee regularly meets with and makes inquiries of management, the Company’s Chief Audit Executive and the Company’s independent auditors regarding significant risks or exposures facing the Company and the steps taken by management to minimize these risks. In particular, the Audit Committee reviews and discusses our financial risk exposures, including the risk of fraud, as well as legal and compliance risks.

•	The Credit Management Committee provides oversight of our credit and risk management policies and procedures, including the potential effect of emerging risks and trends affecting our risk-taking businesses and overall credit profile. The Credit Management Committee regularly considers the Company’s significant credit-based risks and assesses the steps management has taken to manage those risks, including their potential impact on capital, financial and risk positions.

•	The Compensation and Human Resources Committee monitors our executive compensation programs to ensure that they are appropriately aligned with our compensation philosophy and are achieving their intended purposes without encouraging inappropriate risk-taking. See “Compensation of Executive Officers and Directors—Compensation Discussion and Analysis—II. Compensation Principles and Objectives.” In addition, the Compensation and

Human Resources Committee annually reviews with management a risk assessment prepared by an independent compensation consultant of all of the Company’s compensation policies and practices. Based on its most recent review, the Committee has concluded that the Company’s compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company or to encourage inappropriate risk-taking.

•	The Finance and Investment Committee monitors risks associated with the Company’s capital structure and liquidity, and oversees the management of the Company’s investment portfolio. In addition, the Finance and Investment Committee regularly reviews compliance with our investment guidelines and monitors risk in our investment portfolio.

•	The Governance Committee monitors risks associated with corporate governance practices and oversees our related person transaction policy to ensure that we do not engage in transactions that would create or otherwise give the impression of a conflict of interest that could result in harm to us. See “—Certain Relationships and Related Person Transactions.”

Each committee Chair provides regular reports to the full Board regarding the Committee’s risk oversight responsibilities as discussed above. The Board conducts its risk oversight responsibility in the areas discussed above through these reports, as well as through regular discussions and reports from management regarding any significant and other known risks, including the quarterly reports regarding the Company’s ERM process and cybersecurity risks.

Director Independence

Our Guidelines of Corporate Governance provide that a substantial majority of our Board must consist of independent directors, as independence is determined under the NYSE’s listing standards and applicable SEC rules. In evaluating the independence of each of our directors, our Board, primarily through the Governance Committee, considers all relevant facts and circumstances from the standpoint of the director, as well as from the perspectives of persons or organizations with which the director has an

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affiliation, including the Company. Our Board has determined that all of the members of the Board, except Richard G. Thornberry, are “independent” under current NYSE listing standards and SEC rules. In determining that each of our non-employee directors was independent, the Board considered whether there were any facts and circumstances that might impair the independence of each director. The Board concluded that no material direct or indirect relationship exists between the Company and any of its non-employee directors, other than those compensatory matters that are a direct consequence of serving on our Board and which are detailed below in “Compensation of Executive Officers and Directors—Director Compensation.”

Compensation and Human Resources Committee Interlocks and Insider Participation

Messrs. Hopkins (Chair) and Culang, Ms. Hess and Mr. Muzio served on the Compensation and Human Resources Committee during 2017. No member of the Compensation and Human Resources Committee during 2017: (i) has ever been an officer or employee of Radian or any of its subsidiaries, or (ii) had any relationship with Radian or its subsidiaries during 2017 that would require disclosure under Item 404 of the SEC’s Regulation S-K.

During 2017, none of our executive officers served as a director or member of the compensation committee (or other Board committee performing equivalent functions or, in the absence of any such committee, the entire Board) of any other entity, one of whose executive officers is or has been a director of Radian or a member of our Compensation and Human Resources Committee.

Certain Relationships and Related Person Transactions

Our Board has adopted a written policy regarding related person transactions to document procedures pursuant to which such transactions are reviewed, approved or ratified. The policy applies to any transaction, other than certain excluded transactions (e.g., compensation arrangements with executive officers or directors that have been approved by the Compensation and Human Resources Committee), in which: (i) Radian or any of its subsidiaries was or is to be a participant; and (ii) any related person had or will have a direct or indirect material interest. For purposes of this policy, a related person is any of our directors or nominees for director, any of our executive officers, any stockholder known to us to own in excess of 5% of our common stock, and any immediate family member of one of our directors, nominees for director or executive officers. Under the policy, our Governance Committee is responsible for reviewing and pre-approving or ratifying any related person transaction. The Governance Committee may delegate its pre-approval (but not ratification) authority under the policy to the chair of the committee.

The policy provides that the Governance Committee may approve or ratify a related person transaction (including, if applicable, as modified) only upon affirmatively concluding that the transaction: (i) is on terms no less favorable to the Company than those that could be obtained in arm’s length dealings with an unrelated third party; (ii) is consistent with the applicable independence rules of the SEC and NYSE; and (iii) does not create or otherwise give the impression of a conflict of interest that could result in harm to the Company. If the Governance Committee determines that an existing related person transaction has failed to meet this standard for ratification, the transaction must be unwound promptly unless the Governance Committee further determines that: (i) the transaction was entered into in good faith (i.e., in the absence of fraud and not with the intention of circumventing the pre-approval requirements of our related person transactions policy); and (ii) the risks to the Company of unwinding the transaction outweigh the risks associated with not unwinding the transaction.

During the fourth quarter of 2017 and the first quarter of 2018, the Company engaged in discussions regarding a potential strategic relationship with NexSpring Financial, LLC (“NexSpring Financial”), a mortgage technology company owned, in part, by Mr. Thornberry. Through a trust, Mr. Thornberry holds a passive equity ownership interest in NexSpring Financial equating to approximately 44% of the total ownership of this entity, and he also serves as a board advisor to NexSpring Financial, an unpaid position. Mr. Thornberry did not participate in any negotiations regarding this potential transaction on behalf of Radian or NexSpring Financial. In exchange for exclusivity and other benefits during the course of these discussions,

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the Company made payments to NexSpring Financial totaling $746,763, of which $253,215 was paid during 2017 and the remainder was paid in the first quarter of 2018. In February 2018, the Company and NexSpring Financial decided to discontinue further discussions regarding a potential strategic relationship.

In April 2017, Teresa Bryce Bazemore retired from her position as President of Radian Guaranty Inc. In October 2017, subject to obligations of confidentiality, the Company and Ms. Bazemore settled and resolved certain employment related matters, in connection with which Ms. Bazemore agreed to waive and release all potential claims against the Company and its affiliates, and the Company agreed to make payments to Ms. Bazemore totaling $3,250,000.

The related party transactions described above were reviewed and approved by the Governance Committee and/or the Board, as necessary, and the terms are consistent with our policy regarding related person transactions.

Information on Our Website

Among other things, the Corporate Governance section of our website (www.radian.biz) includes the following, each of which is also available in print and free of charge upon request:

Board Committee Charters.    Each of the standing committees of our Board operates under a written charter adopted by the full Board upon the recommendation of the Governance Committee. Each committee considers the need for amendments or enhancements to its charter at least annually and more frequently as necessary.

Guidelines of Corporate Governance.    Upon the Governance Committee’s recommendation, our Board adopted our Guidelines of Corporate Governance. Among other things, these guidelines delineate the qualifications for our directors and the relative responsibilities of our Board, its standing committees, our non-executive Chairman, our Chief Executive Officer and our Corporate Responsibility Officer. The Governance Committee and Board consider the need for amendments or enhancements to our Guidelines of Corporate Governance at least annually and more frequently as necessary.

Code of Conduct and Ethics.    Our Code of Conduct and Ethics (the “Code of Conduct”) is binding on all of our employees and directors, and includes a “code of ethics” applicable to our senior executive officers. Certain provisions of the Code of Conduct also apply to former employees and directors. We intend to post on our website any amendments to, or waivers of, any provision of the Code of Conduct that applies to our Chief Executive Officer, principal financial officer or principal accounting officer or that relates to any element of the SEC’s definition of a “code of ethics.”

Stockholder Communications.    We encourage stockholders to freely communicate with management and our Board. In that regard, we have established an email address that enables stockholders to convey their concerns, questions and comments to the members of our Board. The address is: directors@radian.biz. In addition, interested persons may write to the non-executive Chairman at Radian Group Inc., 1500 Market Street, Philadelphia, Pennsylvania 19102 or to Edward J. Hoffman, General Counsel and Corporate Secretary, at the same address. This contact information also is available on our website.

Annual Report and Proxy Statement.    This proxy statement and our Annual Report to Stockholders are available at www.radian.biz/StockholderReports.

Any updated or amended versions of the items listed above will be posted to our website promptly after adoption. The information contained on our website is not deemed to be incorporated by reference into this proxy statement.

Consideration of Director Nominees

Director Qualifications.    Our Governance Committee recommends candidates for nomination to our Board based on a number of factors, including the following minimum criteria: (i) the highest standards of personal character, conduct and integrity and the intention and ability to act in the best interests of our stockholders; (ii) the ability to understand and exercise sound judgment on issues related to Radian and its businesses; (iii) the ability and commitment to devote the time and effort required to serve effectively on our Board, including preparation for and attendance at Board and committee meetings; (iv) the ability to draw upon relevant experience and expertise in contributing

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to Board and committee discussions; and (v) freedom from interests or affiliations that could give rise to a biased approach to directorship responsibilities and/or a conflict of interest, actual or perceived.

Although the Board does not have a formal diversity policy, the Board and the Governance Committee consider diversity as a factor in identifying and evaluating director nominees. The Company considers diversity in a broad sense to mean differences of viewpoint, background, tenure, professional experience, and skill resulting in naturally varying perspectives, as well as diversity of race, gender, national origin and age. The Board values diversity and believes it helps to generate a comprehensive discussion of issues from multiple perspectives, which contributes to effective decision making.

Identifying and Evaluating Director Nominees.    In evaluating candidates for the Board, the Governance Committee and the Board seek to foster a board that collectively possesses the qualifications discussed above and the appropriate mix of skills, experience and diversity to oversee the Company’s businesses. The Governance Committee does not aim to find directors who represent a single category or trait, but seeks nominees with diversity of experiences, skills, perspectives and other characteristics to complement the breadth and depth of our Board’s expertise. See “Proposal 1—Election of Directors” for additional information.

When seeking and evaluating candidates for the Board, the Governance Committee considers all qualified candidates identified by members of the Governance Committee, by other members of the Board, by senior management, by stockholders (so long as such stockholders’ recommendations of candidates are submitted in accordance with the procedures described below), and by national search firms. In all cases, the Governance Committee will facilitate several interviews of a candidate if it believes the candidate to be suitable after an initial evaluation, and will perform a comprehensive background investigation on such candidate. The Governance Committee also may discuss a candidate at multiple meetings and have the candidate meet with members of senior management and the full Board.

Stockholder Nominations and Recommendations.     Our By-Laws describe the procedures for stockholders to follow in nominating candidates to our Board. For our 2019 annual meeting of stockholders, stockholders may nominate a candidate for election to our Board by sending written notice to our Corporate Secretary at our principal office, which must be received on or before February 8, 2019, but no earlier than January 9, 2019 (except that if the date of the 2019 annual meeting of stockholders is more than 30 days before or more than 60 days after the anniversary date of the Annual Meeting, notice by the stockholder must be received between the close of business on the 120th day before and the close of business on the 90th day before the date of the 2019 annual meeting or, if the first public announcement of the date of the 2019 annual meeting is less than 100 days before the date of the meeting, then the notice by the stockholder must be received by the 10th day after the public announcement).

The notice to our Corporate Secretary must contain or be accompanied by the information required by Section 4.13 of our By-Laws, which includes, among other things: (i) the name, age, principal occupation, and business and residence address of each person nominated; (ii) the class and number of shares of our capital stock which are directly or indirectly beneficially owned by each person nominated; (iii) the name and record address of the stockholder making the nomination and the beneficial owner, if any, on whose behalf the nomination is made; (iv) the class and number of shares of our capital stock owned directly or indirectly by the stockholder making the nomination or the beneficial owner, if any, on whose behalf the nomination is made; and (v) a description of any direct or indirect compensation or other material monetary agreements, arrangements or understandings, or any other material relationships (including any familial relationships) between the stockholder giving notice (or the beneficial owner) and the nominee or any respective affiliates, associates or others with whom they are acting, as well as certain other information. A copy of the full text of the relevant By-Law provisions, which includes the complete list of the information that must be submitted to nominate a director, may be obtained upon written request directed to our Corporate Secretary at our principal office. A copy of our By-Laws is also posted on the Corporate Governance section of our website (www.radian.biz).

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In addition to a stockholder’s ability to nominate candidates to serve on our Board as described above, stockholders also may recommend candidates to the Governance Committee for its consideration. The Governance Committee is pleased to consider recommendations from stockholders regarding director nominee candidates that are received in writing and accompanied by sufficient information to enable the Governance Committee to assess the candidate’s qualifications, along with confirmation of the candidate’s consent to serve as a director if elected. Such recommendations should be sent to our Corporate Secretary at our principal office. Any recommendation received from a stockholder after January 1 of any year is not assured of being considered for nomination in that year.

Evaluations of Board Performance

The Board recognizes that constructive board evaluation is a component of good governance practices and promotes board effectiveness. In accordance with our Guidelines of Corporate Governance, the Governance Committee conducts an annual assessment of each director’s board performance and reviews the performance of the Board as a whole as well as the performance of each of its committees. The Board and each standing committee of the Board also perform an annual self-assessment. As part of its annual assessment, the Board often engages an independent governance consultant to facilitate the assessment process and to provide an unbiased perspective on the effectiveness of the Board and its committees as well as director performance and board dynamics. The contributions of individual directors were considered by the Governance Committee as part of its determination of whether to recommend their nomination for reelection to our Board.

Audit Committee Report

The functions of the Audit Committee are outlined in its charter posted on the Corporate Governance section of our website (www.radian.biz) and include general responsibilities within the categories of oversight, audit and financial reporting, compliance and risk. The Audit Committee is directly responsible for the appointment, retention, compensation and oversight of an independent registered public accounting firm to audit our financial statements each year. The committee is also assigned other responsibilities, including, without limitation, to: (i) monitor the independent registered public accounting firm’s independence; (ii) monitor the professional services provided by the independent registered public accounting firm, including pre-approving all audit and permissible non-audit services provided by the independent registered public accounting firm in accordance with federal law and the rules and regulations of the SEC; (iii) review audit results with the independent registered public accounting firm; (iv) review and discuss with management and the independent registered public accounting firm our financial statements and other financial disclosures in our filings with the SEC; (v) establish procedures for receiving, retaining and treating complaints regarding our accounting and internal accounting controls or other auditing matters; (vi) review with management, the independent registered public accounting firm and our internal audit department our accounting and reporting principles, practices and policies and the adequacy of our internal control over financial reporting; and (vii) provide oversight regarding certain significant risks or exposures facing the Company, including in particular, financial, legal and regulatory risk exposures.

The Audit Committee discusses with the independent registered public accounting firm and the Company’s Chief Audit Executive the overall scope and plans for their respective audits and meets with them, with and without management present, to discuss their respective audits. Further, the Audit Committee meets in separate, executive sessions periodically with management, the independent registered public accounting firm and the Chief Audit Executive to discuss the adequacy and effectiveness of internal accounting and financial controls of the Company. In determining whether to reappoint PwC as the Company’s independent registered public accounting firm for 2018, the Audit Committee took into consideration a number of factors, including the length of time PwC had been engaged, PwC’s independence and objectivity, PwC’s capability and expertise, information with respect to audit quality, including recent Public Company Accounting Oversight Board (“PCAOB”) inspection reports of PwC, and the appropriateness of PwC’s fee.

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Before our Annual Report on Form 10-K for the year ended December 31, 2017 was filed with the SEC, the Audit Committee reviewed and discussed with management our audited Consolidated Financial Statements for the year ended December 31, 2017 and the notes thereto and other financial information included in the report, including the section of the report entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Audit Committee also discussed with PwC, our independent registered public accounting firm for 2017, the matters required to be discussed by PCAOB Auditing Standard 1301 including, among other things, matters related to the conduct of the audit of our financial statements. The Audit Committee has received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC their independence from us.

Based on its reviews and discussions described in this report, the Audit Committee recommended to our Board that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the SEC.

Members of the Audit Committee

David C. Carney (Chair)

Brian D. Montgomery

Gregory V. Serio

Noel J. Spiegel

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EXECUTIVE OFFICERS

The following information is provided with respect to each of our current executive officers other than our Chief Executive Officer whose information is set forth under “Proposal 1—Election of Directors.” Our executive officers are appointed by our Board to serve in their respective capacities until their successors are duly appointed and qualified or until their earlier resignation or removal.

J. Franklin Hall	Mr. Hall, 49, Senior Executive Vice President and Chief Financial Officer of Radian, joined Radian in December 2014 and became Radian’s Chief Financial Officer on January 1, 2015. Prior to joining Radian, Mr. Hall served in a number of different roles with First Financial Bancorp, a bank holding company based in Cincinnati, Ohio, including serving as Executive Vice President and Chief Financial Officer from 2005 until 2012, and then as Executive Vice President, Chief Financial Officer and Chief Operating Officer from 2012 until 2013. Mr. Hall began his career at Ernst & Young LLP.

Derek V. Brummer	Mr. Brummer, 47, Senior Executive Vice President, Mortgage Insurance and Risk Services, was appointed to his current role in 2018 and is responsible for all mortgage insurance, credit risk products and operations. Prior to his current role, Mr. Brummer served as Senior Vice President, Chief Risk Officer and also held several positions with Radian Asset Assurance, our former financial guaranty business that was sold to Assured Guaranty Corp. in April 2015. Prior to joining Radian in 2002, Mr. Brummer was a corporate associate at Allen & Overy, and Cravath, Swaine & Moore, both in New York.

Edward J. Hoffman	Mr. Hoffman, 44, Senior Executive Vice President, General Counsel and Corporate Secretary of Radian, was appointed General Counsel and Corporate Secretary in July 2008. Mr. Hoffman also provides executive oversight for the Company’s compensation and human resources and government relations functions. Mr. Hoffman joined Radian in August 2005. Prior to joining Radian, Mr. Hoffman practiced in the Corporate and Securities Group of Drinker Biddle & Reath LLP in Philadelphia. Mr. Hoffman also currently serves as our Corporate Responsibility Officer.

Brien J. McMahon	Mr. McMahon, 58, Senior Executive Vice President and Chief Franchise Officer, joined Radian in 2010 as Chief Franchise Officer. He led our Mortgage Insurance sales group until May 2017, when he assumed responsibility for all of our enterprise-wide sales. Before joining Radian, Mr. McMahon served as executive vice president for Realogy Franchise Group (“Realogy”), where he directed sales, training and administration for multiple premier real estate brands including: Better Homes and Gardens Real Estate, Century 21 Real Estate LLC, Coldwell Banker, Coldwell Banker Commercial, ERA, and Sotheby’s International Realty. Prior to Realogy, Mr. McMahon served 14 years with PHH US Mortgage in a variety of roles, including senior vice president of national sales.

Eric R. Ray

Mr. Ray, 56, Senior Executive Vice President, Technology and Transaction Services, joined Radian in 2018 and is responsible for the overall vision, strategy and leadership for our enterprise-wide information technology function and for leading the Company’s Services business. Prior to joining Radian, Mr. Ray served in various roles with IBM Corporation (“IBM”) in Armonk, New York from 1983 until 2018. Most recently, Mr. Ray served as IBM’s General Manager, Global Technology Services from 2015 until 2018 and was responsible for the IBM North American technology consulting business, project based services and enterprise-wide technology offerings. Prior to that, he served as IBM’s General Manager, Global Financial Services Sector from 2009 until 2014 and General Manager, Financial Services Sector from 2007 until 2009.

Catherine M. Jackson	Ms. Jackson, 55, Senior Vice President, Controller and Chief Accounting Officer of Radian, joined Radian in this role in January 2008. Before joining Radian, Ms. Jackson served eight years with Capmark Financial Group Inc., a financial services company, including as Chief Accounting Officer from June 2004 to August 2007. Prior to Capmark, she served eight years with Salomon Smith Barney as manager of accounting policy. She began her career in the audit practice at KPMG in Philadelphia.

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BENEFICIAL OWNERSHIP OF COMMON STOCK

Security Ownership of Management

The following table shows all shares of our common stock that were beneficially owned, as of March 15, 2018, by: (i) each of our current directors, nominees for director at the Annual Meeting and our NEOs; and (ii) all of our current directors and executive officers as a group. In general, a person “beneficially owns” shares if he or she has, or shares with others, the right to vote or dispose of them, or if he or she has the right to acquire them within 60 days of March 15, 2018 (such as by exercising options).

Name (1)	Shares Beneficially Owned (#) (2)	Percent of Class
Herbert Wender	543,991	*
David C. Carney	224,595	*
Howard B. Culang	226,611	*
Lisa W. Hess	89,545	*
Stephen T. Hopkins	228,561	*
Brian D. Montgomery	68,749	*
Gaetano Muzio	73,749	*
Gregory V. Serio	68,749	*
Noel J. Spiegel	135,927	*
Richard G. Thornberry	41,397	*
Derek V. Brummer	87,190	*
J. Franklin Hall	13,780	*
Edward J. Hoffman	132,534	*
Brien J. McMahon	95,159	*
Sanford A. Ibrahim	895,108	*
Jeffrey G. Tennyson	16,547	*
All current directors and executive officers as a group (16 persons)	2,140,925	0.991%

*	Less than one percent of class. Percentages are calculated in accordance with Rule 13d-3 under the Exchange Act.

(1)	The address of each person listed is c/o Radian Group Inc., 1500 Market Street, Philadelphia, Pennsylvania 19102.

(2)	Each individual (including each current executive officer) has or is entitled to have within 60 days of March 15, 2018, sole voting or dispositive power with respect to the shares reported as beneficially owned, other than: (i) Mr. Hopkins, who shares voting and dispositive power with his spouse with respect to 10,000 of the shares reported as beneficially owned; (ii) Mr. Spiegel, whose spouse owns 10,000 of the shares reported as beneficially owned and as to which shares Mr. Spiegel disclaims beneficial ownership; and (iii) Mr. Hoffman, who shares voting and dispositive power with his spouse with respect to 19,500 of the shares reported as beneficially owned. In addition to shares owned outright, the amounts reported include:

•	Shares of our common stock allocable to our NEOs based on their holdings in the Radian Group Inc. Stock Fund under the Radian Group Inc. Savings Incentive Plan (the “Savings Plan”) as of March 15, 2018.

•	Shares that may be acquired within 60 days of March 15, 2018 through the exercise of non-qualified stock options, as follows: Mr. Brummer—19,025 shares; Mr. Hoffman—73,195 shares; Mr. McMahon—64,165 shares; Mr. Ibrahim—345,060 shares; and all current directors and executive officers as a group—189,120 shares.

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Beneficial Ownership of Common Stock

•	Shares that may be acquired within 60 days of March 15, 2018 upon the conversion of stock-settled restricted stock units awarded to our non-employee directors and executive officers as follows: Mr. Wender—298,892 shares; Mr. Carney—159,873 shares; Mr. Culang—159,873 shares; Ms. Hess—89,545 shares; Mr. Hopkins—159,873 shares; Mr. Montgomery—68,749 shares; Mr. Muzio—68,749 shares; Mr. Serio—68,749 shares; Mr. Spiegel—105,927 shares; Mr. Brummer—3,808 shares; Mr. Hall—3,313 shares; Mr. Hoffman—3,313 shares; Mr. McMahon—2,649 shares; Mr. Thornberry—19,869 shares; and all current directors and executive officers as a group—1,217,202 shares. The restricted stock units granted to directors generally vest three years from the date of grant or earlier upon a director’s retirement, death or disability. All vested stock-settled restricted stock units granted to directors will be converted into shares of our common stock upon the director’s departure from our Board. The time-based restricted stock units granted to NEOs generally vest in pro rata installments on each of the first three anniversaries of the grant date or earlier upon the NEO’s retirement, death or disability. If applicable, the amounts reported in the above table include all shares payable upon retirement to those directors or NEOs who are or will be eligible to retire within 60 days of March 15, 2018.

•	Shares that may be issued within 60 days of March 15, 2018 upon the conversion of phantom stock awards granted to our non-employee directors as follows: Mr. Wender—57,428 shares; Mr. Carney—59,522 shares; Mr. Culang—58,688 shares; Mr. Hopkins—58,688 shares; and all current directors and executive officers as a group—234,326 shares. All vested phantom stock awards granted to a director will be converted into shares of our common stock upon the director’s departure from our Board. The amounts reported in the above table include all shares payable upon retirement to those directors who are or will be eligible to retire within 60 days of March 15, 2018, including dividend equivalents to be settled in shares of our common stock upon conversion of a director’s phantom shares.

Security Ownership of Certain Stockholders

The following table provides information concerning beneficial ownership of our common stock by the only persons shown by our records or the SEC’s public records as beneficially owning more than 5% of our common stock. For purposes of determining the existence and identity of, and the amount of common stock owned by, any stockholder, we rely on filings with the SEC of Schedules 13D, 13F and 13G (or any similar filings) as of any date, subject to our actual knowledge of the ownership of our common stock.

Name and Business Address	Shares Beneficially Owned (#)	Percent of Class*
FMR LLC (1)	18,657,843	8.65%
245 Summer Street
Boston, MA 02110

The Vanguard Group (2)	18,134,246	8.41%
100 Vanguard Blvd.
Malvern, PA 19355

BlackRock, Inc. (3)	14,438,816	6.70%
55 East 52nd Street
New York, NY 10055

*	Based on shares of common stock outstanding at December 31, 2017.

(1)	Based on a Schedule 13G/A filed with the SEC on February 13, 2018. These securities are beneficially owned by FMR LLC and various investment management subsidiaries and affiliates of FMR LLC. FMR LLC reports that it has sole dispositive power with respect to 18,657,843 shares and sole voting power with respect to 1,726,410 shares. Members of the Johnson family, including Abigail P. Johnson, a Director, Chairman and the Chief Executive Officer of FMR LLC, may be deemed to control FMR LLC.

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(2)	Based on a Schedule 13G/A filed with the SEC on February 12, 2018, The Vanguard Group reports that it has sole dispositive power with respect to 17,890,317 shares, sole voting power with respect to 237,666 shares, shared dispositive power with respect to 243,929 shares and shared voting power with respect to 23,772 shares. These shares are beneficially owned by funds and accounts managed by The Vanguard Group, Inc. and its subsidiaries.

(3)	Based on a Schedule 13G/A filed with the SEC on February 1, 2018, BlackRock, Inc. reports that it has sole dispositive power with respect to 14,438,816 shares and sole voting power with respect to 13,996,186 shares. These shares are beneficially owned by funds and accounts managed by BlackRock, Inc. and its subsidiaries.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and to furnish copies of these reports to us. Based on our review of the copies of the reports we have received, and written representations received from our executive officers and directors with respect to the filing of reports on Forms 3, 4 and 5, we believe that all filings required to be made during 2017 were made on a timely basis.

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COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis includes “forward-looking statements” within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act and the U.S. Private Securities Litigation Reform Act of 1995. These statements, which may include, without limitation, projections regarding our future performance and financial condition, are made on the basis of management’s current views and assumptions with respect to future events, and are not a guarantee of future performance. For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should refer to the Cautionary Note Regarding Forward Looking Statements-Safe Harbor Provisions and the Risk Factors detailed in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2017. We caution you not to place undue reliance on these forward-looking statements, which are current only as of the date of this Compensation Discussion and Analysis. We do not intend to, and we disclaim any duty or obligation to, update or revise any forward-looking statements to reflect new information or future events or for any other reason.

In this Compensation Discussion and Analysis (“CD&A”), we discuss the executive compensation program for our NEOs, including our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers, as well as two former executive officers. For 2017, our NEOs were as follows:

Our Named Executive Officers*

•	Richard G. Thornberry, Chief Executive Officer beginning March 6, 2017 (our principal executive officer)

•	J. Franklin Hall, Senior Executive Vice President, Chief Financial Officer (our principal financial officer)

•	Derek V. Brummer, Senior Executive Vice President, Mortgage Insurance and Risk Services

•	Edward J. Hoffman, Senior Executive Vice President, General Counsel and Corporate Secretary

•	Brien J. McMahon, Senior Executive Vice President, Chief Franchise Officer

Our NEOs also include, pursuant to applicable SEC rules, the following former executive officers:

•	Sanford A. Ibrahim, Chief Executive Officer through March 5, 2017

•	Jeffrey G. Tennyson, President, Clayton Holdings Inc. through October 17, 2017

*	Please see “Executive Officers” for additional information regarding our NEOs (other than Mr. Ibrahim and Mr. Tennyson).

2017 CEO Transition

In May 2016, S.A. Ibrahim, Radian’s former CEO, informed the Board that after 11 years of service to the Company, he intended to retire when his employment agreement (“Prior Employment Agreement”) expired on December 31, 2017. The Board appointed a special committee to conduct a nationwide search for Mr. Ibrahim’s successor, and on February 8, 2017, we announced that the Board had appointed Richard G. Thornberry to succeed Mr. Ibrahim as our new CEO. We simultaneously reported that to ensure an orderly transition and in support of our succession plan, Mr. Ibrahim had agreed to retire early on March 5, 2017, and also had agreed to provide consulting services to the Company during the one-year period following his retirement. Mr. Ibrahim’s compensation arrangements for 2017 are discussed under “VI. Compensation Arrangements with Former Executives” below and his agreements are further described under “—Compensation Arrangements and Agreements with CEO” and have been filed with the SEC as exhibits to our Current Report on Form 8-K filed on February 13, 2017.

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Mr. Thornberry joined Radian as CEO on March 6, 2017. His compensation arrangements are described under “Compensation Arrangements and Agreements with CEO” below and his agreements have been filed as exhibits to our Current Report on Form 8-K filed with the SEC on February 13, 2017. Unless otherwise noted, references to “CEO” and to CEO compensation in this CD&A refer to Mr. Thornberry and his compensation. Similarly, unless otherwise noted, references to “NEO” and to NEO compensation in this CD&A generally refer to our current executives and their compensation, with any post-termination arrangements discussed separately in this CD&A under “VI. Compensation Arrangements with Former Executives.”

I.        Executive Summary

As background for the discussion that follows, we provide the following highlights regarding our 2017 performance and the material decisions affecting the 2017 compensation program for our NEOs.

Our 2017 Executive Compensation Program

✓	Strong emphasis on performance-based, variable compensation, with 86% of our CEO’s total target annual compensation in 2017 subject to performance-based metrics (excluding his one-time, sign-on cash and equity awards).

✓	Heavy emphasis on risk management with 50% of our NEOs’ STI awards withheld until it can be adequately determined that insurance written during the one-year STI performance period meets risk and profitability expectations.

✓	LTI awards are primarily performance-based with rigorous performance metrics, including restricted stock units dependent upon our relative outperformance of peer companies and our strong absolute book value growth.

✓	Strong governance and pay practices (e.g., limited perquisites; conservative severance arrangements with no single-trigger vesting of equity upon change of control; no excise tax gross-ups; strong clawback policy; and no speculative transactions permitted in our stock).

✓	Discretion is used in executive compensation program on a limited basis (less than a third of our NEOs’ total annual compensation requires some discretion) and only when coupled with quantitative metrics, disciplined decision making and transparency.

✓	Conducted a broad stockholder outreach program to discuss, among other items, our executive compensation program. Contacted top 35 stockholders (representing approximately 75% of our shares outstanding) and conducted meaningful discussions with many of them.

Our 2017 Performance

✓	Pretax income from continuing operations was $346.7 million, which included impairment charges of $200.2 million related to the goodwill and other intangible assets of our Services business. Net income was $121.1 million, which included an incremental tax provision of $102.6 million related to recent tax law changes. In 2017, we grew adjusted pretax operating income(1) and book value per share by 14% and 4%, respectively, over 2016. In 2017, we grew our tangible book value per share(2) by 12.4% from $12.10 to $13.60.

✓	Wrote $53.9 billion in new insurance (“NIW”), including the highest volume of flow NIW (i.e., “loan by loan”) in the Company’s history. As a result, in 2017, we grew insurance in force by 9% to $200.7 billion, with 92% of our primary risk in force as of the end of 2017 consisting of loans insured in the strong underwriting years of 2009 to the present.

✓	Completed a series of capital actions in 2017 that simplified and strengthened our liquidity position and capital structure, improved our debt maturity profile, enhanced our return on capital, reduced our annual cash interest payments and increased Radian Guaranty’s financial position under the GSEs’ Private Mortgage Insurance Eligibility Requirements or “PMIERs.”

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✓	Completed a strategic review and initiated a restructuring of our Services business to focus on core products that are strongly aligned with our customer needs, have high growth potential and are most likely to produce predictable and recurring fee-based revenues.

✓	Made meaningful progress in transitioning to a “One Company” operating model, including instituting an enterprise-wide sales team to present our products more effectively in a solutions-focused manner.

✓	Achieved one- and three-year TSRs of 14.7% and 23.5%, respectively, and earned rating agency upgrades in 2017, including for Radian Guaranty, our principal MI subsidiary.

Please see “—2017 Short-Term Incentive Analysis” for additional information regarding our 2017 performance.

(1)  On a consolidated basis, adjusted pretax operating income is a non-GAAP financial measure. Please see pages 93 to 95 of our Annual Report on Form 10-K for the year ended December 31, 2017 for a definition of adjusted pretax operating income, including a reconciliation of adjusted pretax operating income to the most comparable GAAP measure, pretax income from continuing operations.

(2)  Tangible book value per share is a non-GAAP measure, calculated as our GAAP book value per share, excluding the per-share impact of goodwill and other intangible assets, net. Please see Appendix B for a reconciliation of tangible book value per share to book value per share.

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II. Compensation Principles and Objectives

Our executive compensation program is designed under the direction of the Committee to attract, motivate and retain high quality executive officers and to align our pay-for-performance philosophy with our overall business and strategic objectives. This pay-for-performance philosophy is intended to ensure that our NEOs’ interests are aligned with those of our stockholders, while not encouraging inappropriate actions, including unnecessary or excessive risk taking. The Committee has developed a set of principles and objectives to guide decisions about how to compensate executive officers appropriately for their contributions toward achieving our strategic, operational and financial objectives. Specifically, we believe our executive compensation program should:

•	Focus executives on long-term performance that aligns with stockholders’ interests;

•	Support the execution of our business strategy and performance;

•	Maintain an appropriate balance between short-term and long-term compensation, while weighting total compensation in favor of longer-term variable pay;

•	Manage risk with appropriate protection and controls;

•	Maintain pay practices that are externally competitive and reasonable; and

•	Remain flexible to respond to changes in our businesses, strategies and current market developments.

In 2017, as in past years, our executive compensation program was significantly focused on: performance-based variable compensation; challenging LTI metrics providing incentives to both outperform peers and achieve absolute growth; and using limited Committee discretion and only when coupled with quantitative metrics, disciplined decision making and transparency. We particularly note the following with respect to our 2017 executive compensation program:

➣	NEO Compensation is Heavily Weighted Towards Performance-Based, Variable Compensation.

Fixed compensation has continued to represent a limited portion of our NEOs’ total compensation. Base salary represented only 14% of Mr. Thornberry’s 2017 total target compensation (excluding his one-time, sign-on cash and equity awards) and, on average, only 30% of the total target compensation for our other NEOs. The remaining target compensation of our NEOs was tied to, and is contingent upon, Company and

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individual performance. The following charts highlight, for the CEO and our other NEOs, the percentage of 2017 total target compensation that was attributable to each primary component of compensation (average of each component for the other NEOs):

*	Based on components of compensation at target, and therefore, not directly comparable to amounts set forth in the 2017 Summary Compensation Table. In addition, excludes one-time, sign-on cash and equity awards granted to Mr. Thornberry.

➣	Our Compensation Program Demonstrates a Strong Correlation between Pay and Performance.

1.	The Committee funded 2017 STI Awards above target due to the strength of our 2017 performance.

As discussed above, the Company had a strong performance year, with a 14% year-over-year increase in consolidated adjusted pretax operating income, growth in book value per share, improved financial strength and flexibility, a record year in flow NIW driving growth in our insurance-in-force to over $200 billion, and meaningful progress in positioning the Company’s Services business for future success. In recognition of these achievements, the independent directors awarded Mr. Thornberry an STI award of 125% of target and the Committee awarded STI awards to our other NEOs of between 124% and 146% of target. See “IV. Primary Components of Compensation—B. Short-Term and Medium-Term Incentive Program—2017 Short-Term Incentive Analysis” for additional information regarding the 2017 STI awards.

Our decisions regarding STI awards have consistently demonstrated a strong correlation between pay and performance. As demonstrated in the following table, with the exception of the 2015 performance year in which our businesses underperformed relative to our financial plan, our NEOs generally have received above target awards in more recent years. This trend largely reflects our return to operating profitability in 2014 for the first time in many years, Radian Guaranty’s on-going compliance with the PMIERs, the improvement in our capital and liquidity positions and corresponding rating agency upgrades, growth in our high-quality insured mortgage insurance portfolio (including multiple years of record-breaking volumes of flow NIW), and our on-going pursuit to diversify our revenue sources and

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to execute our business objectives. In contrast, for the performance years during and following the financial crisis (from 2007 through 2011), the NEOs (other than our then CEO) received, on average, STI awards of 49% of target, with our former CEO receiving no STI award in three of those years.

2.	The Committee funded 2016 MTI Awards above target given the strong credit performance and projected profitability of our 2016 insured portfolio.

During and following the financial crisis, the Committee reflected upon the various lessons learned from the period leading up to the crisis, including how to better structure executive compensation to reinforce an appropriate mindset among our NEOs with respect to risk-taking. As a result, in 2009, the Committee replaced our short-term bonus plan with a plan that allows for short-term and medium-term cash incentive awards. This plan, the Radian Group Inc. Short-Term and Medium-Term Incentive Plan for Executive Employees (the “STI/MTI Plan”), provided the Committee with the flexibility to introduce a medium-term (two-year) performance period during which our executive officers continue to have pay at risk associated with the credit performance and projected profitability of insurance written during the short-term performance period. The 2016 MTI award was based on the credit performance and projected profitability of our 2016 mortgage insurance portfolio through the end of 2017. Based on the credit performance and the expected strong profitability of this portfolio, we believe this portfolio represents one of the strongest performing portfolios that we have ever written. As a result, the Committee awarded the maximum payout of 115% of target (which was reduced from 125% of target in prior periods) for the 2016 MTI awards.

The STI/MTI Plan provides the Committee with the flexibility to determine whether our annual incentive program should include an MTI component for any given performance year. In making this determination, the Committee and management annually discuss the relative benefits of the MTI component against other potential alternatives. See “IV. Primary Components of Compensation—B. Short-Term and Medium-Term Incentive Program” for more information.

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3.	Two-thirds of our annual LTI awards consist of performance-based equity that require relative outperformance and strong absolute growth for awards to vest at target. Failure to perform over the long-term significantly diminishes our NEOs’ realized pay.

Our 2017 LTI awards provide for meaningful payouts only if the Company outperforms a group of peer companies and produces strong growth in book value. The 2017 performance-based restricted stock units (“Performance-Based RSUs”), which represent two-thirds of the total target value of our NEO’s 2017 LTI awards, comprise two components—relative TSR performance and absolute book value growth. With respect to TSR performance, the NEOs are eligible for above-target awards only if the Company’s TSR outperforms the median of a group of companies comprised mainly of our compensation peers. Also, if the Company’s TSR is negative over this three-year performance period, the NEOs’ maximum payout for the TSR component will be reduced to 75% of target regardless of the extent to which the Company’s TSR may be outperforming its peer group. With respect to the book value component, the Company must achieve at least a 30% increase in book value (as defined below in “IV. Primary Components of Compensation—C. Long-Term Incentive Program—LTI Awards Granted in 2017—2017 Performance-Based RSU Awards”) for a NEO to be eligible to receive an award at 100% of target.

A failure to achieve our long-term objectives will have a significant, negative affect on our NEOs’ realized pay. For example, the performance-based RSUs granted to our executive officers in 2013 resulted in no payout and those granted in 2014 resulted in a 4% of target payout for our NEOs upon the conclusion of the three-year performance period for these awards. Because these performance-based RSUs represented on average 24% and 32% of the 2013 and 2014 total target compensation of our NEOs who received these grants, respectively, realized pay for these NEOs was well below targeted compensation for these years.

➣	We Use Limited Discretion in our Compensation Program and only when Coupled with Disciplined Decision Making and Transparency.

Our executive compensation program is predominantly formula-based, with the components of our program (STI and MTI) that allow for a degree of discretion representing only 29% and 32% of the total target compensation of our CEO and the other NEOs (on average), respectively. Each year, the Committee considers the level of Committee discretion that is appropriate for determining the amount to be awarded to the NEOs under the STI/MTI Plan, and in particular, whether a more formula-based approach to the STI payouts would be appropriate. For our 2017 compensation program, the Committee determined that while a more formula-based approach could bring greater predictability to the level of potential payouts, the use of a pure formula also had the potential to ignore the multitude of variables that influenced our NEOs’ decision-making throughout the year, and most importantly, the potential to limit the Committee’s ability to appropriately recognize positive and negative factors that were not apparent to the Committee when setting goals at the beginning of the year. In addition, with the expected transition to a new CEO, the Committee believed discretion could be particularly important in 2017 given that a new CEO likely would have a fresh perspective with respect to strategy and the appropriate metrics indicative of success throughout 2017. As a result, clear quantitative and qualitative metrics were established for each major area of focus, but the payouts also remained subject to the Committee’s discretion. We recognize the potential impact of discretion on transparency, and therefore, we disclose in detail not only the quantitative performance metrics established for evaluating performance, but also the qualitative factors considered by the Committee in evaluating each of the major areas of focus and the Committee’s assigned payout percentage for each area. See “IV. Primary Components and Compensation—B. Short-Term and Medium-Term Incentive Program—2017 Short-Term Incentive Analysis” for more information.

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➣	We Have Implemented Strong Governance and Compensation Practices; We Do Not Engage in Problematic Pay Practices.

Consistent with our strong governance and compensation practices, we:

•	Impose a “double-trigger” for payments upon a change of control and apply best pay practices under our equity plans. Beginning in 2010, we eliminated any payments to the NEOs based solely upon a change of control without termination of employment. Further, in the Radian Group Inc. Equity Compensation Plan, we (i) have formalized our approach to change of control by adding a presumption that there will be “double trigger” vesting of equity awards only upon an involuntary termination 90 days before, or within one year following, a change in control and (ii) prohibit the payment of dividends on equity awards that have not yet vested;

•	Do not provide gross-ups for excise taxes. We provide for gross-ups in very limited circumstances and do not provide for any gross-ups in a change of control situation; we recently eliminated gross-ups related to premiums paid by us for long-term disability insurance and life insurance for the benefit of the NEOs;

•	Prohibit speculative transactions in our stock. We specifically prohibit all hedging and other speculative transactions in Radian securities that could have the effect of mitigating the full risk of ownership of our shares and weakening the alignment of executive and shareholder interests;

•	Impose a strong compensation clawback policy. We have a clawback policy that provides for the recoupment of incentive compensation in the event of a material restatement of the Company’s financial results and/or a determination that the level of achievement of an objectively quantifiable financial performance measure or goal was materially overstated;

•	Impose rigorous stock ownership and share retention requirements. Our CEO is required to hold Radian shares equal in value to seven times his base salary and our other NEOs are also held to meaningful stock ownership requirements. In addition, our 2015 through 2017 Performance-Based RSU awards include a one-year, post-vesting share retention period applicable to all NEOs;

•	Provide limited perquisites. We provided no perquisites to our CEO in 2017 other than the previously disclosed relocation arrangement, and perquisites to our other NEOs have been de minimis and in the ordinary course; and

•	Encourage and solicit feedback regarding our executive compensation program. We hold an annual stockholder vote on our compensation program for our NEOs, regularly engage with stockholders regarding our compensation practices and use an independent compensation consultant to offer an objective perspective on executive compensation.

➣	Our Compensation Programs are Constantly Evolving to Support Business and Strategic Objectives and to Address Market Conditions and Best Practices.

Our Committee is focused on ensuring that our executive compensation program is aligned with our overall strategic objectives. We believe this is apparent based on how our executive compensation program has evolved over time to reflect market conditions and to drive our strategic objectives. Since the financial crisis, broadly speaking, the Company has performed through three business cycles or periods, with the following primary strategic objectives:

•	A period of “Survival” characterized by overcoming significant losses, maximizing capital and flexibility, retaining customer relationships and GSE eligibility to insure loans purchased by the GSEs and protecting employee morale and motivation;

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•	A period of “Traditional MI Growth” characterized by rebuilding customer relationships, divesting our former financial guaranty business, improving financial strength and flexibility, modernizing our operations and technology, enhancing our risk capabilities to take into consideration lessons learned from the financial crisis and new data sources and technologies, and growing our talent base; and

•	The current period of “Growth and Diversification” characterized by continuing to enhance our traditional MI business through operational excellence and service, utilizing our mortgage credit expertise to pursue opportunities outside of traditional mortgage insurance, expanding our presence throughout the mortgage value chain to include fee for services business in mortgage and real estate services, and expanding and retaining talent, including talent brought in through acquisitions.

Throughout each of these periods, the Committee has revised our executive compensation program to support our strategic objectives and to take into account the market factors influencing the type and form of awards that would be most appropriate for our executives. The following illustrates significant changes in our executive compensation program during each of these business cycles:

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III. Compensation Process and Oversight

A.	Committee Process and Role

The Committee provides direction and oversight for our compensation and human resources programs, processes and functions. The Committee is supported by our Head of Human Resources and our General Counsel, who serve as liaisons to the Committee. The Committee has the sole authority to engage and terminate consulting firms and legal counsel as it deems appropriate to advise it and the Board with respect to executive compensation and human resources matters, including the sole authority to approve the compensation and other terms related to their engagement. The Committee currently retains Pay Governance as its sole independent compensation consultant. Pay Governance provides compensation advisory services to the Company relating to the compensation of executive officers and non-employee directors. Generally, these services include advising the Committee on the principal aspects of our compensation programs and evolving industry practices and providing market information, risk assessments and other analysis regarding our program design and incentive plan practices. Other than this work, Pay Governance performs no services for the Company. The Committee chair approves the payment of all work performed by the independent compensation consultant for the Company, and the Committee annually reviews the independence and performance of Pay Governance. The Committee also engages, from time to time, external legal counsel to provide legal advice in connection with executive compensation matters. In 2017, the Committee assessed the independence of Pay Governance and the Committee’s primary external counsel and concluded that the work performed by these advisors does not raise any conflict of interest. For a complete discussion of the responsibilities delegated by our Board to the Committee, please see the Committee charter, which is available on our website at www.radian.biz.

B.	Consideration of Stockholder Input Regarding our Executive Compensation Program

Overview of Process

As part of our commitment to engaging with our investors, management frequently meets with stockholders to discuss matters of significance to them, including our executive compensation program. These meetings are conducted in the ordinary course of business regardless of the level of stockholder support we receive for our executive compensation program in any given year. In addition, to the extent stockholders indicate a concern with respect to our executive compensation program (through negative say-on-pay votes or otherwise), management will seek to identify and contact those stockholders to better understand their concerns. This may occur as part of our solicitation efforts in connection with our annual meeting of stockholders. In addition, as discussed below, if the overall level of stockholder support for our executive compensation program is below an acceptable level, we will embark on a broad stockholder outreach program to better understand stockholder concerns and what we can do to address them.

Through our stockholder engagement process, we learn about our stockholders’ voting considerations, influences and processes, as well as their perspectives and priorities with respect to executive compensation and other matters. Management shares this information with the Committee and with our Governance Committee, as relevant, and our Board committees regularly report to the full Board. Management and the Committee consider the outcome of our most recent say-on-pay vote and the information we learn from our solicitation and outreach efforts in designing our executive compensation program each year.

Engagement Based on 2017 Say-on-Pay Vote

Although we have historically received strong stockholder support (over 95% in 2014, 2015 and 2016) for our executive compensation program, at our 2017 annual meeting of stockholders, approximately 66% of the votes cast were in support of the overall compensation of the NEOs. In response to this disappointing outcome, we conducted a broad stockholder outreach program and contacted our top 35 stockholders (representing approximately 75% of our shares outstanding) to solicit their input on, among other things, our executive compensation program and to better understand their concerns.

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As a result of our outreach efforts, we engaged in meaningful discussions with stockholders representing more than 30% of our outstanding shares. On behalf of the Company, the meetings were attended by our General Counsel and the other members of our Corporate Secretary Office, the head of our executive compensation function and the head of our investor relations function. In addition, these stockholders were offered the opportunity to meet with the Chairman of the Committee and other members of the Board or senior management. All of the meetings were held telephonically. The feedback from these meetings was shared with the Committee, our Governance Committee and the full Board. The following represents what we heard in these meetings and how we are responding to the items raised:

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C.	Setting Compensation

To set compensation for the NEOs, we utilize different compensation tools, including external benchmarking, internal equity, and wealth accumulation analyses. These collectively represent our “primary compensation tools” for establishing appropriate compensation levels for our NEOs. In addition, when evaluating a NEO’s compensation, the Committee typically will assess the NEO’s overall performance, skill sets, experience and current and potential future career path within the Company. For the compensation of the NEOs other than the CEO, the main participants in our compensation process are the Committee, its independent compensation consultant and two members of management—the CEO and the Head of Human Resources. The Committee has ultimate authority over compensation decisions for the NEOs other than the CEO. The process for establishing the compensation of our NEOs other than the CEO is as follows:

We believe that management’s participation in the compensation process is critical to an equitable program that is effective in motivating our NEOs, and to ensure that the process appropriately reflects our pay-for-performance culture, current strategies and our focus on risk management. Our NEOs annually develop a set of shared performance goals and associated metrics, which are predominantly based on the Company’s annual operating plan that is approved by our Board, including those annual objectives that are intended to further our long-term strategic vision. In addition, each NEO develops a set of individual performance goals and presents them to the CEO, who reviews and adjusts them, as necessary, and then presents them to the Committee. These shared and individual performance goals and metrics serve as the primary basis for determining a NEO’s STI award. The process for assessing performance against these objectives is discussed in greater detail below.

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With respect to the CEO, the independent directors of our Board have the ultimate authority over compensation decisions. The process for establishing the compensation of our CEO is as follows:

Benchmarking Compensation

We consider external benchmarking to be an important analytical tool to help us establish competitive points of reference for evaluating executive compensation. However, benchmarking is not the sole factor used in setting compensation, and the Committee regularly assesses how and the extent to which benchmarking is used. We benchmark each executive officer position annually and, if necessary, when a search for a new executive officer position is undertaken. It has been our practice to collaborate with the Committee’s independent compensation consultant in this process to apply a consistent and disciplined approach in our benchmarking methodology and philosophy.

For 2017 compensation, we benchmarked each of the primary components of our 2017 compensation program, as well as the 2017 total target cash and direct compensation for each NEO to external market reference points. In benchmarking an executive officer’s total target cash compensation, we consider base salary plus cash-based short-term and medium-term incentives. Total target direct compensation consists of target cash compensation plus the annualized accounting value of long-term incentives.

To the extent information was available, our NEOs’ compensation was benchmarked against similarly situated executive positions at other companies using one or all of the following three reference points (collectively referred to as the “benchmark references”), as appropriate:

Primary Compensation Peer Group.     On an annual basis, management prepares, and the Committee reviews and approves, compensation peer companies to serve as the primary compensation peer group that is relevant for evaluating executive officer compensation. For 2017 benchmarking, the Committee approved the following peer companies*:

CoreLogic, Inc.

Essent Group Ltd.

Fidelity National Financial, Inc.

First American Financial Corporation

Genworth Financial, Inc.

MGIC Investment Corporation

National Mortgage Insurance Corporation

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Nationstar Mortgage Holdings, Inc.

Old Republic International Corporation

PHH Corporation

Stewart Information Services Corporation

United Guaranty Corporation

Walter Investment Management

* For 2017, the Committee removed Ocwen Financial Corporation from the primary compensation peer group due to the significant decline in its market capitalization and ongoing changes in its business. The Committee added CoreLogic, Inc. given its broad mix of mortgage services and United Guaranty Corporation, a mortgage insurance competitor that was owned by American International Group.

We believe the companies included within our 2017 primary compensation peer group were appropriate to consider in evaluating 2017 compensation based on the following:

•	In most cases, the roles and responsibilities of our NEOs were sufficiently similar to the equivalent executive positions within the primary compensation peer group;

•	They represented our primary competition for talent;

•	Five of the companies had significant mortgage insurance operations and all had significant businesses in the mortgage and real estate industries, our core areas of operations;

•	They generally were of a comparable size and complexity to us. Among this peer group, as of December 31, 2016, based on publicly available information we ranked eighth and fourth in terms of largest revenue and market capitalization, respectively; and

•	Eight of the 13 companies also named us as a peer.

Where appropriate, the Committee excluded companies that may be considered competitors of the Company, but did not represent a good benchmark for compensation given that their relative size and complexity were not comparable to the Company.

From time to time, third parties such as proxy advisory institutions establish peer groups for the Company for the purpose of assessing the Company’s relative performance and compensation. The Committee reviews these peer groups in the ordinary course but does not utilize these peer groups for the purpose of evaluating our NEOs’ compensation and the Company’s performance, mainly because the Committee believes the primary compensation peer group approved by the Committee represents the most appropriate peer group for the Company for the reasons discussed above.

Financial Services and General Industry Reference Points.    Because we compete for talent in markets other than those in which we compete for business, we also use, as necessary, broader financial services and general industry compensation reference points.

The financial services data and the general industry data are compiled annually by Willis Towers Watson, an independent third-party, from 177 organizations that participate in Willis Towers Watson’s Financial Services Executive Compensation Database (Financial Services) and from 484 organizations across a range of industries that participate in Willis Towers Watson’s General Industry Executive Compensation Database (General Industry).

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For these two reference points, we use pre-established subsets of companies contained in the databases of Willis Towers Watson, so that we compare our compensation to that of companies of reasonably similar size to us. The subsets are based on standard revenue ranges that are provided in published compensation surveys, and we do not select or have any influence over the companies that participate in these surveys. The subset of companies we use consists of a broad array of companies in the financial services industry, including property/casualty insurance, life/health insurance, and investment, brokerage, retail and commercial bank organizations. The financial services data is focused on companies with assets of less than $20 billion and revenues less than $3 billion, while the general industry data is composed of companies with revenues of less than $3 billion. We do not participate in the selection of the companies for inclusion in these reference points and are not made aware of the companies that constitute these reference points.

We use benchmarking to identify a competitive compensation range for each executive officer position. From a quantitative perspective, we generally consider an executive officer’s compensation to be market competitive if it is within a 15% range of the median of the applicable benchmark references. However, because executive officer roles and responsibilities often vary within the industries in which we participate and in the broader financial services segment, our benchmarking process is tailored for each executive officer position, with an emphasis on benchmark data for comparable positions and, in particular, comparable positions in our primary compensation peer group. For each executive officer, the Committee may use one or more of the three benchmark references or, in some cases, a subset of the primary compensation peer group, depending on its judgment concerning the comparability of executive officer roles to these benchmark references. As a result, the Committee’s assessment of market competitiveness, in addition to the quantifiable benchmark data, may take into consideration other factors such as the scale and scope of the companies as well as specific roles against which our executive officer positions are being compared and the potential market demand for such positions.

For each of the NEOs, the results of the benchmarking conducted by the independent compensation consultant in October 2016 for the purpose of setting 2017 target compensation (expressed as a percentile of the benchmarked group) were as follows:

Executive Officer	Primary Compensation Peer Group Reference Point	Financial Services Reference Point	General Industry Reference Point
Mr. Thornberry	At 50th	Between 50th and 75th	Between 50th and 75th
Mr. Hall	Below 50th	At 50th	Below 50th
Mr. Brummer	At 50th	Between 50th and 75th	Not Applicable (1)
Mr. Hoffman	At 50th	Between 50th and 75th	Between 50th and 75th
Mr. McMahon	Not Applicable (1)	Not Applicable (1)	Between 50th and 75th

(1)	Positions within the relevant benchmarked group are not sufficiently similar to the NEO’s role to provide an appropriate benchmark for compensation evaluation purposes.

As our benchmarking process for 2017 illustrates, while the Committee considers benchmarking a valuable reference point for assessing the competitiveness of the NEOs’ compensation, the Committee does not set compensation for the NEOs to adhere strictly to any specific benchmarked reference point.

Internal Equity

While external benchmarking is important in assessing the overall competitiveness of our compensation program, we believe that our compensation program must also be internally consistent and equitable to reflect an executive’s responsibilities and contributions to value creation and to ensure teamwork and coordination across the organization. As a result, in addition to benchmarking, our CEO and the Committee consider internal equity among our executive officer group when setting the components of compensation.

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Our review of internal equity involves comparing the compensation of positions within a given level of the organization as well as comparing the differences in compensation among various organizational levels. For 2017 compensation, the Committee compared the compensation for each NEO (other than the CEO) against his peers in the executive officer group. Although we monitor the difference in pay between the CEO and the other executive officers, given the uniqueness of the CEO position and its breadth of responsibilities, we do not perform a formal internal equity analysis of the CEO relative to other executive officer positions.

Wealth Accumulation

The Committee regularly reviews “total reward” tally sheets for each of the NEOs and considers the current value and potential future value of existing equity awards as factors in evaluating a NEO’s compensation.

IV. Primary Components of Compensation

Our executive compensation program provides a balanced mix of pay through the following primary components: base salary, short-term/medium-term cash-based incentives, and long-term equity-based incentives. As discussed in greater detail below, the incentive-based portions of our program are tied to: (i) our short-term and medium-term corporate and business performance; (ii) achievement of strategic and individual performance goals; and (iii) our long-term business performance and growth in stockholder value. The short-term incentives have been designed to recognize the achievement of annual objectives, while the medium-term and long-term incentives have been designed to ensure that decisions made in achieving short-term objectives are also appropriate to support our longer-term goals.

A.	Base Salary

Base salaries are paid to executive officers to provide them with a competitive level of compensation for the day-to-day performance of their job responsibilities. As discussed above, base salaries for the NEOs primarily are established based on competitive market compensation data and internal equity. The following table provides the level of base salary for each of the NEOs:

Name	2017 Base Salary	Current Base Salary (1)
Richard G. Thornberry	$750,000	$800,000
J. Franklin Hall	$400,000	$425,000
Derek V. Brummer	$450,000	$475,000
Edward J. Hoffman	$400,000	$425,000
Brien J. McMahon	$350,000	$425,000

(1)  Mr. Thornberry’s salary was increased to improve competitiveness against our primary compensation peer group and to reflect the additional value he is able to provide with a year of experience with the Company and our industries. Mr. Brummer’s salary was increased to reflect his additional responsibilities following his promotion to Senior Executive Vice President, Mortgage Insurance and Risk Services. Base salaries for our other NEOs were increased to: (i) improve market competitiveness against our primary compensation peer group; (ii) reflect an increase in their responsibilities; and (iii) create internal equity among Mr. Thornberry’s executive staff.

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B.	Short-Term and Medium-Term Incentive Program

This discussion refers to the 2017 performance objectives for the Company and the NEOs as well as to the Company’s and NEOs’ actual 2017 performance results. These objectives and results are disclosed in the limited context of our compensation programs. We specifically caution investors not to apply these statements to other contexts.

Overview of Annual Program Design

Our STI/MTI Plan allows the Committee to design cash incentive programs for performance periods of up to two years, with the STI period covering the first calendar year in which the award is granted, and if included, an MTI period covering the full two-year performance period (from January 1 of the year of grant through December 31 of the second performance year). Accordingly, the Committee has the ability to reward NEOs for (among other items) new mortgage insurance originations in any short-term performance period, but it also retains discretion to pay a significant portion of the overall award only after it is determined that such originations are likely to satisfy targeted profitability expectations.

Management and the Committee annually assess whether to include an MTI component as part of this cash incentive program. Primary considerations impacting this decision include, among other items: (i) the potential complexity added by the MTI component and its impact on retaining and attracting talent; (ii) the importance to our overall success of managing risk and whether risk management is appropriately addressed through MTI or through other elements of our compensation program; (iii) the Committee discretion required in evaluating performance under the MTI program; and (iv) the applicability of MTI’s portfolio management focus to our total officer base under our “One Company” focus. In evaluating these factors for 2017, the Committee determined to retain the MTI component as part our 2017 cash incentive program.

Overview of STI/MTI Program Structure

The amount of STI awarded to a NEO is based on the NEO’s achievement of specified performance goals for the applicable year. Corporate and business unit/departmental goals are established each year in the context of our annual business planning process and are approved by our Board. Using these objectives, individual performance goals are established by each NEO and adjusted and approved by the CEO and the Committee (or the independent directors), as discussed in “III. Compensation Process and Oversight” above. By tying the STI award to our annual operating plan, the Committee aims to ensure accountability, focus and alignment throughout the Company with respect to those matters determined to be most critical to driving long-term stockholder value.

Once the amount of STI is determined for each NEO, if the Committee has determined to include an MTI component as part of the cash incentive program for that year, only 50% of this amount is actually paid to the NEO as an STI bonus. For 2017, these amounts are set forth in the “Bonus” column of our 2017 Summary Compensation Table. The remaining 50% of each NEO’s STI award then becomes that NEO’s target MTI award for the full two-year MTI performance period. Therefore, the MTI targets for the NEOs, which impact the amounts ultimately paid to our NEOs, can vary significantly from year to year, depending on the NEOs’ performance and the corresponding amounts earned for STI in any given performance period. Because our NEOs earned above-target STI awards for 2016 performance, their 2016 MTI targets and the amounts paid were also larger than in prior years, as reported within the “Non-Equity Incentive Plan Compensation” column of our 2017 Summary Compensation Table.

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At the end of the MTI performance period, the Committee determines what percentage, if any, of the target MTI awards will be paid to the NEOs based on the Company’s achievement of certain pre-established business and financial performance metrics and goals (as illustrated below for the 2017 MTI award). Other than for determining the MTI target amount (which is derived based on each individual’s STI performance), individual officer performance is not evaluated for purposes of determining or paying the MTI awards, as all NEOs receive the same percentage payout relative to target. Upon establishing the 2017 STI/MTI awards, the Committee set the maximum MTI payout at 115% of target, a reduction from the 125% of target maximum set in prior periods. The following diagram illustrates the award process under our STI/MTI Plan for the 2017 STI/MTI awards:

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2017 SHORT-TERM INCENTIVE ANALYSIS

2017 STI Funding Levels

For 2017, the funding levels for the NEOs’ STI awards were determined based on the Committee’s assessment of the Company’s performance in three primary areas—Shared Corporate Objectives, Mortgage Insurance, and Services. The following table highlights: (i) the metrics (and corresponding targets) for each of these performance areas; (ii) the Company’s actual performance against these targets (as applicable); and (iii) the percentage payout approved by the Committee for each area of performance:

Performance Area and Weighting (1)	Metric	Target Goal	2017 Actual	Committee approved payout percent relative to Target (2)
Shared Corporate (40% Weighting)	Adjusted Pretax Operating Income (3)	$612M	$617M	+25% above target
	Capital Management (4)	Qualitative	Qualitative
	Grow Revenue from Non-Traditional MI & Services	26%	-7%
	Percent of Processes Evaluated (5)	75%	100%
	Total Company Expense Ratio (6)	33%	33%

Mortgage Insurance (35% Weighting)	NIW Target + Grow Market Share by 1%	$50B + 1%	$54B + 1.2%
	Unlevered Return on PMIERs Capital (7)	13-14%	14-15%	+25%
	Percent Improvement in Operating Productivity (8)	10%	41%	above target
	MI Expense Ratio (9)	23%	25%

Services (25% Weighting)	Revenue Target	$219M	$162M
	EBITDA (10)	$22M	$2M
	New “Tier One” Customers (11)	75	88	-50%
	Adopt One Branding Strategy (12)		On hold	below target
	Improvement in TM Productivity (13)	11%	0%
	EBITDA Margin Percentage (10)	10%	1%

(1)	Weighting of performance areas for the NEOs is shown in the chart, except that with respect to Mr. McMahon, whose primary responsibilities in 2017 were to lead our mortgage insurance sales and to develop and implement an enterprise-wide sales function, the target performance areas were weighted 30% Shared Corporate and 70% Mortgage Insurance.

(2)	Performance relative to target is evaluated in the context of the multitude of variables that influence our NEOs’ decision-making throughout the performance period. See the qualitative discussion following this table for additional information impacting the Committee’s performance assessments.

(3)

Adjusted Pretax Operating Income is a non-GAAP financial measure for the consolidated Company which is defined as GAAP consolidated pretax income from continuing operations, excluding the effects of: (i) net gains (losses) on investments and other financial instruments; (ii) loss on induced conversion and debt extinguishment; (iii) acquisition-related expenses; (iv) amortization or impairment of goodwill and other intangible assets; and (v) net impairment losses recognized in earnings and losses from the sale of lines of business. Please see pages 93 to 95 of our Annual Report on Form 10-K for the year

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ended December 31, 2017 for a more detailed explanation of adjusted pretax operating income, including a reconciliation of adjusted pretax operating income to the most comparable GAAP measure, pretax income from continuing operations.

(4)	Assessed based on our success in managing our capital and liquidity positions to further our business growth and diversification, maintain financial flexibility, and make progress towards achieving investment grade ratings at our holding company, Radian Group.

(5)	Review and identify all products and business processes for potential integration, with decisions made with respect to 75% of these products and processes by year end 2017.

(6)	Measured as Radian Group’s (A) total GAAP expenses excluding: (i) provision for losses; (ii) loss on induced conversion and debt extinguishment; (iii) acquisition-related expenses; (iv) amortization or impairment of goodwill and other intangible assets; (v) net impairment losses recognized in earnings and losses from the sale of lines of business; and (vi) interest expense; as a percentage of (B) total GAAP revenues excluding net gains on investments and other financial instruments.

(7)	Represents projected life-of-loan returns on an unlevered basis (i.e., after-tax underwriting returns plus projected investment income) on net income for 2017 NIW (net of reinsurance) as a percentage of the capital we are required to hold against such insured loans to satisfy the PMIERs.

(8)	Measured as a 10% increase in the number of insurance applications processed per underwriter per day and the successful implementation of the contract underwriting phase of our technology modernization initiative.

(9)	Calculated using amounts determined under GAAP. The ratio is calculated using policy acquisition costs and other operating expenses as a percentage of net premiums earned.

(10)	For compensation purposes, as used in connection with the 2017 STI analysis, EBITDA is measured based on our Services segment’s adjusted earnings, before interest, income taxes, depreciation and amortization (“Services Adjusted EBITDA”), a non-GAAP measure. Services Adjusted EBITDA is calculated using Services adjusted pretax operating income, further adjusted to remove the impact of depreciation and corporate allocations for interest and operating expenses. In addition, Services Adjusted EBITDA Margin Percentage represents Services Adjusted EBITDA divided by our Services segment’s total services revenue.

(11)	New Tier One customer is defined as a customer that has not provided any 2016 revenue to our Services business and provides a minimum of $10,000 of revenue (according to GAAP standards) in 2017.

(12)	Measured as completion of an integrated branding strategy for the organization with the Services branding strategy launched by the end of October 2017. This initiative was postponed in 2017 given the restructuring of our Services business and the implementation of our “One Company” strategic objective.

(13)	Measured as 10% improvement in the labor margin for our loan due diligence business (“Transaction Management” or “TM”). For purposes of this metric, the labor margin is calculated based on Transaction Management’s direct cost of service as a percentage of Transaction Management’s revenues.

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Shared Corporate Performance

(25% above target)

The Committee determined that the Company exceeded expectations with respect to the Shared Corporate goals, assigning a payout of 25% above target.

In 2017, the Company grew adjusted pretax operating income* to $617 million, or $75.4 million (approximately 14%) over 2016. This increase was driven by strong earned premium revenues from the Company’s insured mortgage insurance portfolio, which the Company grew by 9% in 2017 primarily due to our record-breaking volume of NIW in 2017 and higher interest rates (which resulted in fewer mortgage refinancings and fewer cancellations of our insurance), as well as a positive loss environment with respect to new and existing loan defaults. These positive results contributed to a 4% growth in book value per share in 2017, notwithstanding the impairment of goodwill and other intangible assets in our Services segment as a result of underperformance and our decision to strategically reposition this business.

The Committee determined that the Company exceeded expectations in managing the Company’s capital and liquidity positions, which included taking the following actions:

•

Reduced annual cash interest expense and improved our debt maturity profile by completing a public offering of $450 million principal amount of 4.500% Senior Notes due 2024 and tendering for Senior Notes due in 2019 through 2021 with interest rates ranging from 5.25% to 7.00%;

•	Strengthened our financial position by retiring all convertible debt and reducing our debt-to-capital ratio from 27.1% to 25.5%;

•	Improved financial flexibility by executing upon a three-year, $225 million unsecured revolving credit facility with a syndicate of banks;

•

Managed Radian Guaranty’s capital position and improved its return on capital by securing a new quota share reinsurance arrangement for single-premium MI business written in 2018 and 2019 and by expanding Radian Guaranty’s initial quota share reinsurance arrangement to increase the amount of risk ceded on performing loans for single premium MI business written in 2015 through 2017; and

•

As of December 31, 2017, grew Radian Guaranty’s excess or “cushion” of “Available Assets” under the PMIERs over its “Minimum Required Assets” under the PMIERs to approximately $450 million, or 14%, and maintained total available liquidity, which includes the company’s $225 million credit facility, of approximately $454 million as of December 31, 2017.

We believe that as a result of many of the actions above, S&P upgraded Radian Group and Radian Guaranty to BB+ and BBB+, respectively in 2017. Moody’s outlook for Radian Group and Radian Guaranty currently is positive.

The Company’s ongoing strategic efforts to grow revenue from non-traditional MI and our Services business fell short of expectations in 2017. While the Company met its objective of increasing participation in GSE credit risk transfer transactions, the poor performance of the Company’s Services business in 2017 (as discussed below under “Services Performance”) offset any such gains in revenue diversification and resulted in management’s decision to restructure the Services business in 2017. The restructuring of the Services business complemented the Company’s objective to implement a “One-Company” operating model in 2017, and we exceeded expectations by evaluating and making integration decisions on 100% of our products and processes in 2017 (comprising approximately 150 products and 400 processes), including the implementation of an enterprise sales model to better serve our customers and increase our revenues. Finally, the Company was able to achieve the results referenced above while remaining disciplined in meeting our expense management objectives.

*	Adjusted pretax operating income is a non-GAAP financial measure. Please see pages 93 to 95 of our Annual Report on Form 10-K for the year ended December 31, 2017 for a definition of adjusted pretax operating income, including a reconciliation of adjusted pretax operating income to the most comparable GAAP measure, pretax income from continuing operations.

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Mortgage Insurance Performance

(25% above target)

The Committee determined that the Company exceeded expectations with respect to its MI objectives in 2017, and assigned a payout of 25% above target.

In 2017, our MI business had a record setting year, generating $53.9 billion of NIW. This high-volume of NIW was achieved notwithstanding our strategic decision in 2017 to prioritize long-term value creation over near-term market share gains. During 2017, we focused on actively managing our customers and business mix to ensure pricing discipline and to achieve an appropriate level of returns on required capital, while at the same time competing aggressively for each targeted NIW opportunity. In particular, this strategic focus on customer and business mix strongly complemented our objective of enhancing returns on NIW, and we currently project unlevered returns on PMIERs capital of 14% to 15% for our 2017 NIW, which is above our targeted range. The Committee further noted that the Company was able to exceed its NIW and return objectives while significantly repositioning our sales force to focus on an enterprise-wide basis, an initiative that we expect will better position us to drive revenue growth and diversification in the future. Further, the Company was able to grow market share by 1.2% despite the downward pressure on market share resulting from our strategic focus on actively managing our customers and business mix.

In addition to price, the Company competes for MI business based on relationships and service, and in 2017, the Company placed a heavy focus on improving operating productivity to enhance efficiencies and our customer experience. The Committee determined that we exceeded expectations with respect to this metric in 2017, with improvements driven by our technology modernization initiative, an increased use of risk-informed underwriting and a better use of resources, including maximizing capacity. Further, the Company’s improved operating productivity enabled us to achieve lower than anticipated MI policy acquisition costs and to meet our overall expectations with respect to our targeted MI expense ratio (which was negatively impacted by certain unplanned corporate allocations, including litigation costs).

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Services Performance

(50% below target)

The Committee determined that while our Services business significantly underperformed target expectations, significant efforts were undertaken in 2017 to reposition the business for future success, including the elimination of underperforming areas and certain roles that were not aligned with our strategic objectives. As a result, the Committee noted that the restructuring efforts largely fell to those individuals who will form the foundation for future success in our Services business. Taking this and other factors into consideration, the Committee assigned a payout of 50% below target.

Performance for Revenue Target, Services Adjusted EBITDA, Improvement in Transaction Management Productivity, and Services Adjusted EBITDA Margin Percentage all were significantly below target primarily due to: (i) anticipated product initiatives that failed to come to fruition; (ii) competition, including price competition and development of alternative services that compete with the services we offer; (iii) a decrease in the demand for certain services as our customers are relying on internal resources rather than outsourcing to us; (iv) lower than expected customer acceptance for certain of our services; and (v) delays in the realization of efficiencies and margin improvements associated with technology initiatives, all of which led to a restructuring of this business in 2017 (as further discussed below), with related charges that further impacted operating performance. We were successful in growing our Services’ customer base in 2017 with our growth in “Tier One” Services’ customers exceeding target expectations, an area that we hope to build upon with our new enterprise sales approach.

In light of the performance discussed above, we made the strategic decision in 2017 to restructure our Services business to focus on our core products to best support market opportunities and to create more consistent and sustainable revenues. Our restructuring efforts included discontinuing certain business initiatives, selling our European operations, closing offices and reducing our workforce in certain business units, increasing our focus and attention on core products and services and repositioning our sales force in an enterprise model. As a result of these efforts, we now believe that our Services business is better positioned to more effectively support our strategic focus on serving customers throughout the mortgage value chain.

2017 STI Payouts for NEOs

At the end of each performance year, each NEO (other than the CEO) provides a performance self-assessment to the CEO and the CEO provides a similar self-assessment to the Committee, in each case including his level of attainment of the specified performance goals. The CEO reviews the performance of each NEO (other than himself) against his respective performance goals and makes specific recommendations to the Committee regarding the amount of STI, if any, to be awarded. Maximum achievement can result in an STI award of up to 200% of the target amount, while performance below expectations can result in a below-target award or no award.

The Committee (or the independent directors in the case of the CEO) retains ultimate authority with respect to amounts awarded to the NEOs under the STI/MTI Plan. Although actual performance measured against the performance goals (as reflected by the STI funding levels discussed above) is the primary consideration for the STI awards, the Committee or the independent directors may, depending on the circumstances, exercise discretion in determining the amount to be awarded to each NEO. For each NEO, the Committee or the independent directors may weigh the various performance goals differently in light of the NEO’s role, giving appropriate consideration to the degree to which each NEO impacted our performance.

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The following table sets forth, for each NEO: (i) the maximum amount that could have been awarded under the STI/MTI Plan for 2017 short-term performance (column a); (ii) the NEO’s target 2017 STI award (column b); (iii) the total amount actually awarded to the NEO based on 2017 short-term performance (column c); (iv) the total amount paid as a bonus to the NEO for 2017 STI (50% of amount awarded) (column d); and (v) the NEO’s 2017 MTI target (the remaining 50% of amount awarded) (column e):

Name	(a) 2017 Maximum STI Award	(b) 2017 Target STI Award	(c) 2017 Total Amount Awarded ($ and % of Target)	(d) 2017 STI Amount Paid	(e) 2017 MTI Target Established
Richard G. Thornberry (1)	$3,000,000	$1,500,000	$1,875,000	$937,500	$937,500
			125%
J. Franklin Hall (2)	800,000	400,000	500,000	250,000	250,000
			125%
Derek V. Brummer (3)	990,000	495,000	615,000	307,500	307,500
			124%
Edward J. Hoffman (4)	880,000	440,000	545,000	272,500	272,500
			124%
Brien J. McMahon (5)	700,000	350,000	510,000	255,000	255,000
			146%

(1)	In awarding him a payout above the designated funding level, the independent directors noted Mr. Thornberry’s exceptional performance in: (a) overseeing the Company’s strong financial performance and the successful execution of a capital plan to further strengthen our financial and liquidity positions; (b) driving the record performance year for our MI business with respect to flow NIW, while refocusing our MI business on maximizing long-term value creation; (c) repositioning our Services businesses to focus on core products and sustained profitability; (d) developing a long-term strategic vision for the Company to grow our businesses and diversify our presence throughout the mortgage value chain; and (e) instituting a “One Company” focus, including the implementation of an enterprise-wide approach to sales.

(2)	In awarding him a payout above the designated funding level, the Committee noted Mr. Hall’s exceptional performance in: (a) successfully executing a capital plan to further strengthen our financial and liquidity positions; (b) initiating a disciplined approach to expense management that met internal and external financial goals; and (c) leading the development of a multi-year strategic planning process.

(3)	In awarding him a payout above the designated funding level, the Committee noted Mr. Brummer’s exceptional performance in: (a) enhancing our projected returns on allocated PMIERs’ capital; (b) expanding the Company’s use of reinsurance to improve Radian Guaranty’s expected return on required capital and financial position under the PMIERs and to manage the Company’s portfolio of single premium products; (c) driving the development and implementation of a comprehensive customer segmentation framework methodology to establish profitability metrics company-wide; and (d) further developing our use of data analytics to support our core expertise in mortgage risk.

(4)	In awarding him a payout above the designated funding level, the Committee recognized Mr. Hoffman’s exceptional performance in: (a) supporting the Company’s CEO succession planning process, including his management of the legal, governance and human resources aspects of this transition in leadership; (b) managing various litigation and regulatory matters; (b) overseeing the legal execution of the capital plan undertaken to further strengthen our financial and liquidity positions; (b) implementing a technology solution to strengthen the Company’s regulatory compliance program; and (d) assuming oversight over, and developing a functional roadmap for, the Company’s government relations function.

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(5)	In awarding him a payout above the designated funding level, the Committee determined that Mr. McMahon exceeded expectations in: (a) developing, implementing and overseeing an enterprise-wide sales team to deliver solutions-oriented products and services to all of Radian’s existing and future customers; and (b) achieving a record setting level of NIW for our primary, flow MI business.

2016 MEDIUM-TERM INCENTIVE (MTI) ANALYSIS

Pursuant to our STI/MTI Plan, the 2016 MTI target awards were established in March 2017 at the time that the 2016 STI awards were paid to the NEOs. In addition to trends in the macroeconomic environment, the strength of our insured portfolio for any given year is primarily driven by the credit characteristics of the loans we insure, our product mix, the amount of premiums we charge and the amount of business we write, which among other factors, can significantly impact our results in future periods. Therefore, the Committee determined to measure performance under the 2016 MTI award based on the credit performance and profitability of the mortgage insurance written in 2016 through the end of 2017, as measured by the Company’s cumulative incurred loss ratio, projected return on PMIERs capital and projected total profitability.

The Committee does not directly correlate payments under MTI awards with achievement of specific performance metrics, primarily because of the significant number of variables that affect both the credit performance and profitability of NIW, many of which are outside of management’s control. The Committee does, however, use business targets established by management in the ordinary course of business as a point of reference in assessing the strength of a particular NIW vintage.

As of December 31, 2017, the two-year credit default rate for the 2016 portfolio was 1.2%, a very favorable rate compared to historical rates for our MI business. As demonstrated in the following chart, with respect to credit default rate, the 2016 portfolio is similar to the post-financial crisis 2009 through 2015 portfolios and is significantly better than the pre-crisis 2001 through 2004 portfolios at the same point of development.

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We have found early default experience, or EDE, which we define as the frequency of defaults occurring during the first six months following loan origination, to be a strong indicator of the underwriting quality of an insured portfolio. As demonstrated in the following chart, the performance of the 2016 portfolio of flow (loan-by-loan) insurance is consistent with the recent trend of extremely low EDE rates (well below historical experience), indicating that the underwriting quality for this book of business is very strong.

The chart above excludes defaults in areas that, following hurricanes Harvey and Irma in the third quarter of 2017, the U.S. Federal Emergency Management Agency designated as individual assistance disaster areas for the purpose of determining eligibility for various forms of federal assistance (also known as “FEMA designated areas”), as most are expected to cure and generally are not considered credit related. See pages 105 to 108 of our Annual Report on Form 10-K for the year ended December 31, 2017 for further information.

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Compensation of Executive Officers and Directors

In addition to credit performance, the Committee evaluates the projected profitability of an insured portfolio to assess its overall strength of performance and potential value creation. As demonstrated in the following table, as of December 31, 2017, the 2016 portfolio yielded a loss ratio of 5.0%, generally in line with the 2009 through 2015 portfolio average of 4.4%, despite modest pricing reductions in recent years. As a result, similar to our other post-crisis vintages, the 2016 insured portfolio is expected to produce strong profitability. Loss ratio is calculated as provision for losses as a percentage of net premiums earned.

(1)	Represents inception-to-date losses incurred as a percentage of net premiums earned.

To date, the credit performance of the 2016 insured portfolio has been stronger than originally anticipated, with the total projected, life of loan unlevered return for this portfolio (i.e., after-tax underwriting returns plus projected investment income) as of December 31, 2017 falling within our targeted return range and having increased from our initial expectation. This has translated to better than anticipated projected profitability for the portfolio, with the projected lifetime after-tax net income for the 2016 portfolio now higher than our original estimates.

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In light of the strong credit performance and better than projected profitability of our 2016 portfolio of flow insurance, this portfolio is expected to generate significant economic value for the Company. As a result, the Committee awarded the maximum payout of 115% of target for the 2016 MTI awards. These amounts are included in the “Non-Equity Incentive Plan Compensation” column of our 2017 Summary Compensation Table, and the following table illustrates for each NEO the target award amount and the amount awarded under the 2016 MTI award.

Executive Officer	2016 MTI Target	Approved Payout
Richard G. Thornberry (1)	$—	$—
J. Franklin Hall	$275,000	$316,250
Derek V. Brummer	$337,500	$388,125
Edward J. Hoffman	$337,500	$388,125
Brien J. McMahon	$295,050	$339,308

(1) Mr. Thornberry joined the Company in March 2017 and did not participate in the 2016 MTI award.

C.	Long-Term Incentive Program

The contributions of the NEOs to the creation of stockholder value are primarily recognized through our LTI program. This program consists of a series of annual grants with overlapping performance and vesting periods and varying performance metrics. As a result, the NEOs are encouraged to create stockholder value through:

•	Outstanding Performance-Based Options, which are designed to motivate the NEOs to drive performance that will lead to stock price growth and wealth creation for our stockholders;

•	Performance-Based RSUs, which focus the NEOs on outperforming our primary industry competitors as well as other financial services companies and meaningfully growing our book value;

•	Time-Based RSUs, which incent our NEOs to remain with the Company, drive growth in stockholder value, and foster greater share ownership by management.

LTI Awards Granted in 2017

Each year, in designing the annual LTI awards for the NEOs, the Committee reviews and assesses the type of awards that would best complement our existing LTI program to enhance long-term stockholder value. In addition, the Committee considers, among other things: (i) whether the awards would effectively motivate the NEOs to achieve rigorous, performance-based objectives; (ii) whether the awards will remain motivational and retentive through various economic cycles; (iii) the potential financial, accounting and tax impact of the awards; (iv) whether the award objectives will be clear to the NEOs, stockholders and other constituencies; (v) the potential impact of the awards on risk behavior; and (vi) input from our stockholders with respect to the form and performance metrics for our awards.

For 2017, the Committee granted awards to our NEOs comprising the following components: (i) performance-based RSUs that will vest based on how Radian’s TSR compares to a designated peer group over a three-year performance period (the “TSR RSUs”); (ii) performance-based RSUs that will vest based on growth in the Company’s LTI Book Value per Share (as defined below) over a three-year performance period (the “BV RSUs” and together with the TSR RSUs, the “2017 Performance Based RSUs”); and (iii) time-based RSUs that will vest over three years in pro rata installments (the “2017 Time-Based RSUs”). Each component of the 2017 LTI Awards represents one-third of the total target value of the 2017 LTI Awards, with the performance-based components representing 67% of the total awards.

For 2017, the Committee chose to eliminate stock options from the NEOs’ annual LTI program in favor of the 2017 Time-Based RSUs. The Committee made this change to ensure that the annual LTI awards include a retention component through various performance cycles. See “II. Compensation Principles and Objectives—Our Compensation Program Demonstrates a Strong Correlation between Pay and Performance” above.

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2017 Performance-Based RSUs.

The 2017 Performance-Based RSU awards will vest on May 10, 2020, based on the attainment of specified performance goals (as described below), subject to certain extraordinary conditions that could accelerate such vesting. Each vested Performance-Based RSU will be payable in one share of the Company’s common stock.

TSR RSUs. On the vesting date, each NEO will become vested in a number of shares of the Company’s common stock (from 0 to 200% of his target number of TSR RSUs) based on the Company’s relative TSR over a three-year performance period, as further described below. Awards are subject to a maximum cap of six times the value of the target number of TSR RSUs on the grant date.

The Company’s relative TSR will be a comparison of the Company’s absolute TSR against the TSR of a designated peer group of 14 peer companies (the “TSR Peer Group”), which primarily consists of the primary compensation peer group approved by the Committee to benchmark compensation for the NEOs’ 2017 compensation. Because the Committee establishes the peer groups used for benchmarking compensation and to measure performance under our TSR awards at different times during the year, there may be differences between these peer groups to reflect business developments that have occurred since the previous peer group was developed.

The Company’s absolute TSR will be determined based on the change in market value of the Company’s common stock during the performance period, as measured by comparing (x) the average closing price of the Company’s common stock on the NYSE for the 60 consecutive trading days preceding and including May 10, 2017 and (y) the average closing price for the 60 consecutive trading days preceding and including the last day of the performance period (May 10, 2020). Although dividends are not paid on unvested TSR awards, the calculation of TSR includes dividends paid during the performance period, as though they were reinvested in shares of the Company’s common stock. The payout for the TSR RSUs will be determined by comparing the Company’s absolute TSR over the performance period against the median TSR of the TSR Peer Group (the “Median Peer Group TSR”). The starting point for the payout determination will be 100% of the NEO’s target number of TSR RSUs. For every 1% by which the Company’s absolute TSR exceeds the Median Peer Group TSR, the payout percentage will increase by 2 percentage points above 100% of the TSR RSU Target. For every 1% by which the Company’s absolute TSR is below the Median Peer Group TSR, the payout percentage will decrease by 2 percentage points below 100% of the TSR RSU Target. Regardless of whether the Company’s absolute TSR may exceed the Median Peer Group TSR, if the Company’s absolute TSR is negative over the performance period, the maximum potential payout for the TSR RSUs will be capped at 75% of the NEO’s target number of TSR RSUs.

BV RSUs. On the vesting date, each NEO will become vested in a number of shares of the Company’s common stock (from 0 to 200% of his target number of BV RSUs) based on the Company’s cumulative growth in LTI Book Value per Share (as defined below) over a three-year performance period (from March 31, 2017 through March 31, 2020), as follows:

3-Year LTI Book Value per Share Growth (1)	Payout Percentage (1) (% of BV RSU Target)
≥50%	200%
40%	150%
30%	100%
20%	50%
<10%(2)	0%

(1) If the Company’s growth in LTI Book Value per Share falls between two referenced percentages, the payout percentage will be interpolated.

(2) If the Company’s growth in LTI Book Value per Share is less than 10%, the payout percentage will be 0.

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The Company’s “LTI Book Value per Share” is defined as: (A) tangible book value (total stockholders’ equity less goodwill and other intangible assets, net) adjusted to exclude: (1) accumulated other comprehensive income; and (2) the impacts, if any, during the three-year performance period from: (i) repurchases or retirements of convertible bonds; (ii) merger and acquisition-related expenses; (iii) changes in goodwill and other intangible assets related to acquisitions or dispositions; (iv) repurchases of common shares; and (v) declared dividends on common shares; divided by (B) basic shares of common stock outstanding, as adjusted to exclude the share impact, if any, related to any of the items identified in (A) above, each applied on a consistent basis.

The 2017 Performance-Based RSUs include a one-year, post-vesting holding period, such that the vested 2017 Performance-Based RSUs will not be settled in shares (other than shares withheld to pay taxes due at vesting) until the one-year anniversary of the vesting date of the 2017 Performance-Based RSUs. The post-vesting holding period, however, will not apply in certain circumstances, such as the NEO’s death or disability during employment, the occurrence of a change of control after the end of the performance period, or certain terminations of employment in the event of a change of control before the end of the performance period.

The 2017 Performance-Based RSUs provide for “double trigger” vesting in the event of a change of control. In the event of a change of control of the Company before the end of the three-year performance period, the 2017 Performance-Based RSUs will vest at target at the end of the three-year performance period on May 10, 2020, provided that the NEO remains employed by the Company through that date. However, if the NEO’s employment is terminated by the Company without “cause,” or the NEO terminates employment for “good reason” (as those terms are defined in the grant instrument), in each case within 90 days before or within one year after a change of control, the 2017 Performance-Based RSUs will become fully vested at target upon that termination (or the date of the change of control, if later).

If the NEO retires before the end of the three-year performance period, the award will remain outstanding and will vest at the end of the performance period to the extent that the performance criteria have been satisfied (or will vest at the target level in the event of a change of control as discussed above) and generally will become payable subject to the one-year holding period. Additionally, the 2017 Performance-Based RSUs will become fully vested and payable at target in the event of the NEO’s death or disability during employment.

Except as described below, if the NEO is involuntarily terminated by the Company other than for “cause” or the NEO terminates employment for “good reason,” in each case six months or more after the award is granted, and the NEO executes a written release of claims against the Company, a prorated portion of the unvested 2017 Performance-Based RSUs (based on the number of months that the NEO was employed following the date the award was granted) will remain outstanding and will represent the NEO’s new target award; provided however, that if termination occurs within six months prior to the end of the three-year performance period, the 2017 Performance-Based RSUs will not be prorated and the grant date target award will remain outstanding in its entirety. Any 2017 Performance-Based RSUs that remain outstanding will vest at the end of the performance period to the extent that the performance criteria have been satisfied (or will vest at the applicable target level in the event of a change of control) and generally will become payable subject to the one-year holding period discussed above.

The Performance-Based RSUs also include a provision that prohibits the NEO from competing with the Company and from soliciting the Company’s employees or customers for a period of 18 months with respect to Mr. Thornberry and a period of 12 months for each of the other NEOs (in each case, the “Restricted Period”) following termination of the executive’s employment for any reason.

2017 Time-Based RSUs.

The 2017 Time-Based RSUs are scheduled to vest in pro rata installments on each of the first three anniversaries of the grant date (i.e., May 10, 2018, May 10, 2019 and May 10, 2020), as long as the NEO is an employee of the Company on the vesting date.

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In the event of the NEO’s retirement, death or disability before the end of the three-year vesting period, any unvested 2017 Time-Based RSUs will become fully vested. Additionally, if the NEO is involuntarily terminated by the Company other than for “cause” or the NEO terminates employment for “good reason” and the NEO executes a written release of claims against the Company, any unvested 2017 Time-Based RSUs will become fully vested. The 2017 Time-Based RSU awards provide for “double trigger” vesting in the event of a change of control. The 2017 Time-Based RSUs also include a provision that prohibits the NEO from competing with the Company and from soliciting the Company’s employees or customers for the applicable Restricted Period following termination of the NEO’s employment for any reason.

Stock Ownership

Consistent with our compensation philosophy, we believe that senior management, including the NEOs, should have a significant equity investment in the Company to further align their interests and actions with the long-term interests of our stockholders and to further focus the NEOs on sustained performance.

Under our stock ownership guidelines, within three years of being designated an executive officer, Mr. Thornberry and the other NEOs are required to hold shares with a minimum aggregate market value each to 7 times salary and 2.5 times salary, respectively. In addition, our 2015 through 2017 Performance-Based RSU awards include a one-year, post-vesting share retention period applicable to all NEOs.

As of December 31, 2017, each of our NEOs was in compliance with our stock ownership guidelines. A NEO’s failure to comply with the guidelines will be considered by the Committee in determining subsequent equity compensation awards to such NEO, including potentially reducing or eliminating future equity awards and making awards otherwise paid in cash, such as STI awards, payable in stock and subject to these guidelines. Willful or intentional violations may also be considered “cause” for purposes of termination from employment.

V. Other Compensation

In addition to the primary components of their compensation, the NEOs receive additional compensation through their participation in our benefit plans as well as, to a very limited extent, through perquisites.

A.	Retirement Compensation

We are committed to providing all of the Company’s employees with competitive benefits that make sense for their financial security.

Savings Incentive Plan

The Radian Group Inc. Savings Incentive Plan serves as a retirement vehicle for the NEOs and other employees. The Savings Plan, among other things, provides for quarterly matching contributions by Radian equal to 100% of employee contributions (up to 4.5% of eligible pay for 2017). Each of the NEOs participated in the Savings Plan in 2017.

Benefit Restoration Plan

We maintain the Radian Group Inc. Benefit Restoration Plan (“BRP”) to provide additional retirement benefits to our employees who are eligible to participate in the Savings Plan and whose benefits under the Savings Plan are limited by applicable IRS limits on eligible compensation. See “Nonqualified Deferred Compensation” below. We believe the BRP is an appropriate plan for employees and stockholders for the following reasons:

•	Participation is predominately based on compensation earned rather than an employee’s title or position. All employees whose eligible pay exceeds the IRS compensation limit ($270,000 for 2017) are eligible to participate in the BRP in the same year in which they exceed the IRS limit. The Company makes annual contributions to each participant’s account based on eligible compensation;

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•	The same formula for calculating benefits under the BRP is used for all participants, creating alignment throughout the organization; and

•	In determining benefits under the BRP, bonus and commissions will affect a participant’s contribution only for the year in which they occur. As a result, compensation in one year is not locked into the benefit formula going forward.

B.	Deferred Compensation

We maintain a voluntary deferred compensation plan for the Company’s executive officers. The deferred compensation plan allows executive officers to defer (or if amounts were previously deferred, to re-defer subject to certain limitations) receipt of all or a portion of cash received under their STI/MTI awards and the cash or shares associated with the vesting of RSUs. Deferring compensation allows executive officers to invest such amounts during the deferral period. The deferred compensation program complies with the requirements of applicable IRS regulations. See “—Nonqualified Deferred Compensation” below.

C.	Perquisites

In the ordinary course, perquisites generally represent an immaterial component of our NEOs’ compensation. In 2017, Mr. Thornberry received no perquisites other than his previously disclosed relocation arrangement, and the perquisites for each of our other NEOs represented less than 1% of his total salary.

VI. Compensation Arrangements with Former Executives

Sanford A. Ibrahim

Background and Timing

As discussed above, in May 2016, Mr. Ibrahim advised the Board that he intended to retire from Radian at the end of 2017, following completion of the remaining term of his three-year employment agreement. As a result, the Board appointed a special committee to conduct a nationwide search for Mr. Ibrahim’s successor, and in February 2017, we announced that Mr. Thornberry would succeed Mr. Ibrahim as our new CEO in March 2017. We simultaneously reported that, in support of our succession planning efforts and to ensure an orderly transition, Mr. Ibrahim had agreed to retire effective March 5, 2017, almost 10 months before the end of the term of the Prior Employment Agreement. The timeline of these events is as follows:

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Rationale for Post-Employment Compensation

Although Mr. Ibrahim had initially intended to retire at the end of the term of the Prior Employment Agreement, the Board recognized that the timing of the Company’s CEO transition should not be dictated by the Prior Employment Agreement. Rather, the independent directors concluded that to attract, transition and retain the most qualified successor to lead the Company and achieve our strategic goals, it would be necessary for the Company to bring the new CEO on board as soon as practicable once the candidate was identified. As a result, once Mr. Thornberry was identified as Mr. Ibrahim’s successor, the Board entered into discussions with Mr. Ibrahim regarding an acceleration of his planned retirement date.

A CEO transition is a significant event and the independent directors recognized that it was important to the Company’s future to ensure an effective, seamless succession and management transition. The independent directors determined that Mr. Ibrahim’s active participation in this process would be essential to its success.    For these reasons, the independent directors structured the Post-Employment Compensation Agreements to enable Mr. Ibrahim the opportunity to earn approximately the amounts he would have had the opportunity to earn had he remained employed through the end of his term under the Prior Employment Agreement, but with goals and objectives that were aligned with the succession and management transition. See “—Compensation Arrangements and Agreements with Former CEO” for details regarding Mr. Ibrahim’s Post-Employment Compensation Agreements. The independent directors believe that the Post-Employment Compensation Agreements are fair and reasonable for the following reasons:

•	The Agreements largely reflect the repurposing of amounts that would have been due to Mr. Ibrahim under his employment agreement. It is inherently difficult to estimate how long a CEO search may take, and it is generally not possible to perfectly align the start date of an incoming CEO with the contractual termination date of a retiring CEO. In Radian’s case, following completion of our CEO search, we were able to hire an outstanding candidate, Richard G. Thornberry, effective in early March 2017, at which point Mr. Ibrahim had almost 10 months remaining under his Prior Employment Agreement. Rather than terminate Mr. Ibrahim’s employment, which would have resulted in a significant cash severance payment (non-performance-based) to him under the Prior Employment Agreement, the Company’s independent directors thoughtfully repurposed Mr. Ibrahim’s remaining compensation into a performance-based compensation arrangement that was intended to ensure a successful leadership transition and to continue to hold Mr. Ibrahim accountable for the actions he took while serving as CEO. The following chart compares the target compensation under the Post-Employment Compensation Agreements with: (1) the target compensation under the Prior Employment Agreement had Mr. Ibrahim completed his remaining contractual term with Radian; and (2) the non-performance based severance that Mr. Ibrahim would have been owed had the Company simply terminated the Prior Employment Agreement.

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$8,000,000
$7,000,000
$6,000,000
$5,000,000
$4,000,000
$3,000,000
$2,000,000
$1,000,000
$0
Performance-based pay as a % of total compensation: **5%**
Performance-based pay as a % of total compensation: **57%**
Performance-based pay as a % of total compensation: **73%**
Involuntary Termination, per Prior Employment Agreement
Prior Employment Agreement (remaining target compensation)
Retirement Agreement + Consulting Agreement
Time-based RSUs (1)
Performance-based RSUs
Performance-based Short Term Incentive (cash)
Non Incentive Cash
Consulting Fees

(1) Assumes for purposes of this comparison that under his Prior Employment Agreement Mr. Ibrahim would have received the same form of 2017 LTI awards as our other NEOs.

•	Consistent with our pay-for-performance philosophy, Mr. Ibrahim’s Post-Employment Compensation Agreements are heavily performance-based. Approximately 73% of Mr. Ibrahim’s total target retirement and consulting compensation was performance-based, which represents a significant increase compared to his target performance-based compensation under the Prior Employment Agreement, assuming he would have received the same 2017 LTI awards as our other NEOs. Mr. Ibrahim’s retirement and consulting compensation generally can be broken down into three components: (1) cash payments and consulting fees (collectively representing approximately 27% of his total target retirement and consulting compensation); (2) a performance-based equity award that requires a meaningful increase in our stock price in order to vest (representing approximately 29% of his total target retirement and consulting compensation); and (3) a performance-based cash incentive award that was 40% dependent on the Company’s performance under our 2017 financial and business plan and 60% dependent on Mr. Ibrahim’s performance as a consultant, including importantly, his efforts to ensure a smooth CEO transition (representing approximately 44% of his total target retirement

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and consulting compensation). Further, with respect to the cash incentive award, Mr. Ibrahim received only half of the amount awarded to him at the end of the initial performance period, with the remaining half subject to the credit and profitability performance through 2018 of the mortgage insurance we wrote in 2017.

Payouts under Post-Employment Compensation Agreements

Mr. Ibrahim has been awarded the following amounts under the performance-based components of his Post-Employment Compensation Agreements:

Component	Target and (Payout Range)	Amount Awarded	Amount Paid	Rationale for Payout

Performance-Based RSUs	123,496 RSUs (0 and 123,496 shares)(1)	(1)	(1)	No payout to date given that stock price hurdle has not been met.

Performance-Based Cash (STI)	$1,200,000 ($0 - $2,400,000)	$1,272,000	$636,000 (2)	Amount awarded was tied to the funding percentage for our NEOs (other than Mr. McMahon) under the 2017 STI program, prior to giving consideration to individual performance. See “IV. Primary Components of Compensation—B. Short-Term and Medium-Term Incentive Program—2017 Short-Term Incentive Analysis.”

Performance-Based Cash (Consulting)	$1,800,000 ($0 - $1,800,000)	$1,800,000	$900,000 (2)

In awarding Mr. Ibrahim his consulting award at target, the Committee determined that Mr. Ibrahim was effective in: (1) supporting Mr. Thornberry with transition and succession planning matters; (2) continuing to present new opportunities to the Company for consideration; and (3) advising the Company with respect to matters—such as the impact of 2017 hurricanes on defaults—for which his tenure at Radian provided him with significant institutional knowledge.

(1)	Subject to certain conditions, RSUs will vest 100% only if, and at such time as, the Company’s closing common stock price on the NYSE equals or exceeds $22.46 (120% of the grant date price) for 10 consecutive days in the period beginning 10 trading days before March 3, 2018 and ending March 3, 2022.

(2)	Pursuant to the terms of Mr. Ibrahim’s Post-Employment Compensation Agreements, Mr. Ibrahim was paid 50% of the amount awarded to him under his cash-based performance awards, with the remaining 50% becoming his target MTI award to be paid to him in March 2019 based on the credit and profitability performance through 2018 of the mortgage insurance we wrote in 2017.

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We have received and continue to receive valuable benefits under the Post-Employment Compensation Agreements. Mr. Ibrahim has agreed to comply with restrictive covenants, including covenants regarding confidentiality, non-competition and non-solicitation of employees and customers and he has signed a standard release.

Jeffrey G. Tennyson

The Company eliminated the position of President of the Services business in connection with the restructuring of this business, as discussed above. Accordingly, Mr. Tennyson left that position October 17, 2017. He remained employed by the Company through November 11, 2017, to assist with an orderly management transition for the Services business. Until his departure, Mr. Tennyson’s compensation was determined according to the same process as the other NEOs. In connection with Mr. Tennyson’s departure from the Company, he received severance and other benefits subject to and in accordance with the terms of his previously disclosed severance agreement with the Company.

In accordance with the terms of our STI/MTI Plan, Mr. Tennyson also received his 2016 MTI award. As discussed above under “IV. Primary Components of Compensation—B. Short-Term and Medium-Term Incentive Program—2016 Medium-Term Incentive Analysis,” the Committee awarded the maximum payout of 115% of target for the 2016 MTI awards. The amount paid to Mr. Tennyson is included in the “Non-Equity Incentive Plan Compensation” column of our 2017 Summary Compensation Table. Mr. Tennyson also participated in the 2017 STI program but because his employment with the Company ended before the end of the 2017 STI performance period, Mr. Tennyson was not entitled to payment of an STI award for 2017 performance. Additionally, prior to the termination of his employment in 2017, Mr. Tennyson was awarded 2017 Performance-Based RSUs and 2017 Time-Based RSUs. The 2017 Performance-Based RSUs are prorated and will vest and become payable only if the performance targets are achieved, while the 2017 Time-Based RSUs vested upon his termination date.

VII. Severance Agreements

The Committee believes that maintaining severance arrangements is a necessary means for recruiting, motivating and retaining executive officers in the competitive industries in which we participate. We want our NEOs’ sole focus to be on our business and the interests of our stockholders. Further, we believe it is important to be transparent with respect to amounts that the NEOs could receive in the event of their termination. We believe our existing severance agreements, including the benefits provided, are consistent with, and in some cases more conservative than, current market practice.

The Committee regularly evaluates the ongoing need for severance agreements for the NEOs. We have designed and implemented a termination pay strategy for the Company with the primary purposes of:

•	Responsibly tailoring termination payment levels based on current market standards;

•	Providing clarity regarding future potential severance payments to the NEOs;

•	Applying a consistent approach to severance among the Company’s executive officers;

•	Imposing certain restrictive covenants that are important to the Company; and

•	Avoiding excessive payouts on an executive officer’s termination in connection with a change of control of the Company.

Consistent with this objective, we have put in place for each of the NEOs a consistent and reasonable approach to severance. In general, our current agreements provide each NEO with a multiple of the sum of their base salary and target incentive award under our STI/MTI Plan (two times for Mr. Thornberry and one times for all other NEOs) as well as a pro-rated target STI/MTI incentive award for the year of termination. Under these agreements, there is no accelerated or enhanced payment in the event of a change of control absent termination of employment and no gross-up for taxes.

See “—Potential Payments upon Termination of Employment or Change of Control” below for a

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detailed discussion, including a quantification of, potential payments to the NEOs in connection with a termination event.

VII. Compliance with Internal Revenue

Code Section 162(m)

For 2017, Section 162(m) of the Code limited the deductibility of compensation over $1 million paid to a company’s chief executive officer, chief financial officer and three next most highly compensated executive officers (other than the chief financial officer). To qualify for deductibility under Section 162(m), compensation in excess of $1 million per year paid to each of these executive officers generally must be “performance-based” compensation as determined under Section 162(m). In general, to be performance-based compensation, the material terms of the performance goals under which the compensation is to be paid must have been disclosed to and approved by our stockholders before the compensation is paid. To the extent determinable and as one of the factors in its consideration of compensation matters, the Committee considered the anticipated tax treatment to the Company and to the executive officers of various payments and benefits.

The exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017. As a result, compensation paid to executive officers covered by 162(m) in excess of $1 million will no longer be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. Management and the Committee are evaluating these changes to 162(m) and plan to take them into consideration, along with such other factors as discussed above in “I. Compensation Principles and Objectives,” when structuring future incentive awards for our NEOs. However, the Committee may decide to provide non-deductible compensation if it determines that such action is in our best interests and those of our stockholders.

VIII. Anti-Hedging, Clawbacks and

Pledging of Securities

Our Code of Conduct and Ethics specifically prohibits our employees and directors from engaging in all forms of speculative transactions in Radian securities.

The Board has adopted a clawback policy that: (1) requires the Committee to seek recoupment of incentive compensation in the event of a material restatement of the Company’s financial results; and (2) authorizes the Committee, in its discretion, to seek recoupment in the event of a determination that the level of achievement of an objectively quantifiable financial performance measure or goal was materially overstated. The clawback policy applies to the Company’s executive officers under Section 16 of the Securities Exchange Act of 1934, as amended (including the NEOs) and any other officer who engaged in fraud or other misconduct in connection with a restatement or overstatement. The clawback policy covers all incentive compensation paid to an officer during the three-year period preceding the restatement or overstatement.

Compensation and Human Resources Committee Report

The Compensation and Human Resources Committee of our Board has reviewed the “Compensation Discussion and Analysis” section included above and discussed that analysis with our management. Based on its review and discussions with management, the Committee has recommended to our Board that the CD&A be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the year ended December 31, 2017. This report is provided by the following independent directors, who constitute the Committee:

Members of the Compensation and

Human Resources Committee

Stephen T. Hopkins (Chair)

Howard B. Culang

Lisa W. Hess

Gaetano Muzio

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Director Compensation

The Committee annually reviews and determines the form and amount of our director compensation and recommends changes to the Board when it deems appropriate. In evaluating director compensation, the Committee is guided by the following principles: (1) compensation should be made in proportion to the amount of work required of directors in companies of a comparable size and/or complexity to that of the Company, and in light of the current business environment; (2) directors’ interests should be aligned with the long-term interests of our stockholders; (3) the structure of the compensation should be transparent so that it can be easily understood by our stockholders; and (4) compensation should be consistent with director independence.

Directors that are employed by us do not receive additional compensation for serving as a director.

Cash Compensation

All of our non-employee directors other than Mr. Wender receive an annual fee for their services of $32,500. Mr. Wender receives an annual fee of $150,000 for serving as non-executive Chairman, and the chairpersons of the following committees are paid the following additional annual fees:

•	Audit Committee—$25,000

•	Compensation and Human Resources Committee—$25,000(1)

•	Credit Management Committee—$25,000

•	Governance Committee—$10,000

•	Finance and Investment Committee—$10,000

Each non-employee director also receives a $2,000 fee for each Board meeting attended and for attendance at each meeting of a committee on which he or she serves. All annual fees are paid quarterly in advance, and all meeting fees are paid quarterly in arrears. The fees set forth in the 2017 Director

Compensation table below represent amounts paid to our directors in 2017.

As described below in “—Nonqualified Deferred Compensation,” we maintain a voluntary deferred compensation plan for our non-employee directors. The voluntary deferred compensation plan allows non-employee directors to defer (or if amounts were previously deferred, to re-defer subject to certain limitations) receipt of all or a portion of their cash compensation and equity awards and to invest such amounts during the deferral period. Our non-employee directors are not entitled to participate in our retirement plans.

Equity Compensation

Each of our non-employee directors is entitled to an annual equity award with a grant date fair market value of $125,000 beginning with the 2018 awards (for 2017, the grant date fair value of the annual equity award was $115,000). In addition, Mr. Wender also is entitled to an additional annual equity award with a grant date fair market value of $100,000 for serving as non-executive Chairman. We provide annual equity awards to our non-employee directors to compensate them for services rendered as well as to further align their long-term interests with those of our stockholders.

Each year, the Committee considers and recommends to our non-employee directors the form of annual equity awards to be granted to our non-employee directors. The form of annual equity awards may include any equity instrument that is available for issuance to non-employee directors under the Amended and Restated Equity Plan. The awards may be settled in cash or in shares of the Company’s common stock, as recommended by the Committee and approved by the non-employee directors. The terms of the awards (e.g., vesting, change of control, retirement) are approved by the non-employee directors, following a recommendation by the Committee.

(1)	Fee increased from $15,000 to $25,000 effective October 1, 2017 to reflect the increased time commitment associated with chairing this committee.

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Since 2009, our non-employee directors have received their annual equity awards in the form of time-vested RSUs. Unless the Committee determines otherwise (before the beginning of the year for which equity awards are earned), we anticipate that future equity awards will continue to be granted in the form of time-vested RSUs, that are payable upon a non-employee director’s separation from service.

Our Board views equity ownership in Radian as an important means of aligning directors’ and stockholders’ interests, and it has adopted meaningful stock ownership guidelines for the Company’s non-employee directors. Under these requirements, the non-executive Chairman is required to hold a minimum direct investment in Radian equal to a market value of at least $1,500,000, and the other non-employee directors are each required to hold a minimum direct investment in Radian equal to a market value of at least $350,000. Unless a director holds more than the applicable threshold market value, that director is not permitted to sell shares or other holdings of the Company that he or she owns, subject to certain limited exceptions. Each of our non-employee directors satisfied our stock ownership requirements as of December 31, 2017.

The directors’ RSUs vest in their entirety three years from the date of grant or earlier upon the director’s retirement, death or disability. Messrs. Wender, Carney, Culang, Hopkins and Spiegel currently are eligible for retirement. In addition, the Committee, in its discretion, may accelerate vesting under certain circumstances if the non-employee director has a separation from service, including a separation from service following a change of control.

Upon the conversion date of the RSUs (generally defined as a director’s termination of service with us), our non-employee directors will be entitled to the equivalent number of shares of common stock awarded on the date of grant. The RSUs do not entitle our non-employee directors to voting or dividend rights.

Any director who joins the Board prior to, or in connection with, the Company’s annual meeting of stockholders is entitled to a full annual equity award at the regularly scheduled quarterly Board meeting immediately following the Company’s annual meeting. Directors who leave the Board other than for cause (including in the event of retirement, death or disability) are entitled to a pro-rated cash award for the period of time served since the Company’s last annual meeting of stockholders. This award will be calculated by dividing the number of days served since the last annual meeting of stockholders by 365 and multiplying this percentage by the fair market value of the annual equity award to non-employee directors (currently $125,000 for all non-employee directors other than Mr. Wender). In addition, Mr. Wender is entitled to a similar pro-ration with respect to his annual equity award for serving as non-executive Chairman (currently $225,000).

In addition to the amounts reported above, we also pay for or reimburse directors for travel expenses related to attending Board, committee or other company business meetings and approved educational seminars.

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The following table provides information about compensation paid to each of our non-employee directors in 2017.

2017 DIRECTOR COMPENSATION

Name	Fees or Paid in Cash ($)		Stock Awards(1) ($)	Change to Non-qualified Deferred Compensation Earnings(2) ($)	All Other Compensation ($)		Total ($)
Herbert Wender	288,000	(3)	215,000	—	15,000	(4)	518,000
David C. Carney	145,500		115,000	—	—		260,500
Howard B. Culang	135,500		115,000	—	—		250,500
Lisa W. Hess	102,500		115,000	—	—		217,500
Stephen T. Hopkins	144,000		115,000	—	—		259,000
Brian D. Montgomery	86,500		115,000	—	—		201,500
Gaetano Muzio	100,500		115,000	—	—		215,500
Gregory V. Serio	138,500		115,000	—	—		253,500
Noel J. Spiegel	102,500		115,000	—	—		217,500

(1)	Represents the grant date fair value of awards computed in accordance with the accounting standard regarding share-based compensation payments. Each non-employee director who was elected at our 2017 Annual Meeting of Stockholders was awarded 6,924 RSUs (stock settled) on May 10, 2017, with a grant date fair value of $115,000. In addition, Mr. Wender received an additional award of 6,021 RSUs (stock settled) with a grant date fair value of $100,000 for his service as non-executive Chairman. For a discussion of the assumptions used in calculating the grant date fair values, see Note 15, “Share-Based and Other Compensation Programs,” of Notes to Consolidated Financial Statements in our 2017 Annual Report on Form 10-K.

As of December 31, 2017, each non-employee director held the following number of shares of phantom stock and RSUs pursuant to grants awarded by the Company:

Name	Shares of Phantom Stock* (#)	Restricted Stock Units (#)
Mr. Wender	57,428	298,892
Mr. Carney	59,522	159,873
Mr. Culang	58,688	159,873
Ms. Hess	—	105,927
Mr. Hopkins	58,688	159,873
Mr. Montgomery	—	85,131
Mr. Muzio	—	85,131
Mr. Serio	—	85,131
Mr. Spiegel	—	105,927

*Includes dividend equivalents to be issued upon conversion of the phantom shares accrued through March 12, 2018.

(2)	We do not pay above-market or preferential interest or earnings on amounts deferred under the Radian Director Deferred Compensation Plan.

(3)	Mr. Wender deferred 100% of his cash compensation paid in 2017 pursuant to the Radian Voluntary Deferred Compensation Plan for Directors.

(4)	Represents a charitable contribution made by the Company to Palm Beach Gardens Police Foundation on behalf of Mr. Wender in recognition of his service to the Company.

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Compensation of Executive Officers and Directors

Executive Compensation

The following table describes our compensatory and other arrangements with: (1) Mr. Thornberry, our principal executive officer since March 6, 2017; (2) Mr. Hall, our principal financial officer; (3) Messrs. Brummer, Hoffman, and McMahon, our three most highly compensated executive officers (other than our principal executive officer and principal financial officer) serving as executive officers at December 31, 2017; (4) Mr. Ibrahim, our former principal executive officer who retired from the Company effective March 5, 2017; and (5) Mr. Tennyson, who served as President of our Services business and was employed by us through November 11, 2017, and who would have been included in category (3) above had he been serving as an executive officer at December 31, 2017.

2017 SUMMARY COMPENSATION TABLE

Name	Title	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Richard G. Thornberry	Chief Executive Officer	2017	605,769	1,437,500	4,749,044	—	—	84,503	6,876,816
	(Principal Executive Officer)

J. Franklin Hall	Senior Executive V.P.,	2017	400,000	250,000	625,055	—	316,250	23,309	1,614,614
	Chief Financial Officer	2016	400,000	275,000	546,330	125,000	212,500	23,309	1,582,139
		2015	400,000	170,000	337,822	112,117	0	99,639	1,119,578

Derek V. Brummer	Senior Executive V.P.,	2017	450,000	307,500	718,721	—	388,125	30,081	1,894,427
	Mortgage Insurance and	2016	415,000	337,500	788,090	143,828	271,875	28,113	1,984,406
	Risk Services	2015	415,000	1,049,500	388,566	128,847	387,500	35,861	2,405,274

Edward J. Hoffman	Senior Executive V.P.,	2017	400,000	272,500	625,055	—	388,125	26,452	1,712,132
	General Counsel and	2016	400,000	337,500	706,080	125,000	250,000	26,452	1,845,032
	Corporate Secretary	2015	400,000	200,000	337,822	112,117	375,000	33,909	1,458,848

Brien J. McMahon	Senior Executive V.P.,	2017	350,000	255,000	686,435	—	339,308	32,667	1,663,410
	Chief Franchise Officer

Sanford A. Ibrahim	Former Chief Executive	2017	222,276	—	1,950,002	—	1,437,500	3,159,962	6,769,740
	Officer	2016	950,000	1,250,000	4,534,314	1,037,562	937,500	77,547	8,786,923
		2015	950,000	750,000	2,128,068	705,721	1,437,500	94,248	6,065,537

Jeffrey G. Tennyson	Former President, Services	2017	417,116	—	625,055	—	287,500	1,530,480	2,860,151

(1)	Represents the STI award paid to each of our NEOs under our STI/MTI Plan for the performance year in which it was earned. Each NEO was paid 50% of his STI award for the year earned, with the remaining 50% forming the NEO’s target MTI award. MTI award payments are reported in the “Non-Equity Incentive Plan Compensation” column, as described in footnote (3) below. See “—Compensation Discussion and Analysis—IV. Primary Components of Compensation—B. Short-Term and Medium-Term Incentive Program.” In addition to the amounts paid under our STI/MTI Plan, with respect to Mr. Thornberry, the amounts reported as “Bonus” in 2017 include a $500,000 cash bonus paid as an inducement to join the Company and to compensate him for certain costs associated with transitioning his prior business activities.

(2)	Represents the grant date fair value of the awards computed in accordance with the accounting standard regarding share-based compensation payments. For a discussion of the assumptions used in calculating the grant date fair values, see Note 15, “Share-Based and Other Compensation Programs,” of Notes to Consolidated Financial Statements in our 2017 Annual Report on Form 10-K.

In accordance with the rules of the SEC, the amounts in this column include the grant date fair values of the BV RSUs granted in 2017 and 2016, taking into account our perspective, as of the applicable grant date, regarding the probability for payout of the awards (175% and 200% for the 2017 and 2016 awards, respectively). The amounts shown do not reflect amounts paid to our NEOs or correspond to the actual value that may be received by our NEOs, which will depend on our performance against the applicable

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performance conditions at the end of the applicable performance period. If the value of the BV RSU awards for 2017 and 2016 were shown assuming the highest level of the applicable performance conditions were achieved (200%), the amounts reflected for this column in the table above would have been:

Name	2017	2016
Richard G. Thornberry	$5,000,260	$	N/A
J. Franklin Hall	$666,924		$546,330
Derek V. Brummer	$766,890		$788,090
Edward J. Hoffman	$666,924		$706,080
Brien J. McMahon	$719,952		*
Sanford A. Ibrahim	$1,950,002		$4,534,315
Jeffrey G. Tennyson	$666,924		*

*Value of BV RSU awards for 2016 are not presented for Messrs. McMahon and Tennyson who were not NEOs for 2016.

For Mr. Thornberry, amounts reported for 2017 also include a one-time grant of 53,534 time-based RSUs that were granted on his employment date to further align his interests with the interests of the Company’s stockholders. For Mr. McMahon, amounts reported for 2017 also include a one-time grant of 10,000 time-based RSUs that were granted in connection with our CEO transition and prior to him being designated as an executive officer.

(3)	Amounts reported for 2017 represent the MTI award paid to each of our NEOs with respect to the year in which it is earned (for 2017, reported amounts represent payments pursuant to the 2016 MTI award, covering the 2016 through 2017 performance period). See “—Compensation Discussion and Analysis—IV. Primary Components of Compensation—B. Short-Term and Medium-Term Incentive Program.”

(4)	For 2017, “All Other Compensation” includes the following amounts:

•	$12,150 in matching contributions credited under our Savings Plan for the benefit of each of the NEOs other than Mr. Ibrahim, who received matching contributions of $10,002.

•	Contributions made by us under our BRP for the benefit of the NEOs in the following amounts: Mr. Thornberry—$15,110; Mr. Hall—$10,350; Mr. Brummer—$13,162; Mr. Hoffman—$10,350; Mr. McMahon—$7,538 and Mr. Tennyson—$10,729.

•	The dollar value of imputed income from premiums paid by us for long-term disability insurance for the benefit of the following NEOs in the following amounts: Mr. Thornberry—imputed income of $3,380; Mr. Brummer—imputed income of $2,018; Mr. Hoffman—imputed income of $2,167; Mr. McMahon—imputed income of $3,372; Mr. Ibrahim—imputed income of $1,528; and Mr. Tennyson—imputed income of $3,377.

•	The dollar value of imputed income from premiums paid by us under life insurance policies on the lives of the NEOs in the following amounts: Mr. Brummer—imputed income of $1,942; Mr. Hoffman—imputed income of $1,785; Mr. McMahon—imputed income of $3,792; Mr. Ibrahim—imputed income of $15,575; and Mr. Tennyson—imputed income of $7,349.

•	With respect to Mr. McMahon, also includes $4,225 of income recognized in connection with family travel to accompany him to a business-related event and $1,590 in related tax gross-up payments.

•	Parking benefits for NEOs in the following amounts: Mr. Hall—$809 and Mr. Brummer—$809.

•	With respect to Mr. Thornberry, also includes aggregate relocation expenses of $36,770 in connection with his relocation to Philadelphia, Pennsylvania and $17,093 in related tax gross-ups.

•

With respect to Mr. Ibrahim, represents amounts paid to him under his Post-Employment Compensation Agreements, including: (i) various cash payments pursuant to his Retirement Agreement—$859,363; (ii) monthly consulting payments—$712,494; and (iii) incentive bonus

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payments for his consulting services—$1,536,000. Also includes a $25,000 charitable contribution made by the Company to the Interfaith Center of Philadelphia in recognition of Mr. Ibrahim’s retirement and years of dedicated service to the Company. See “—Compensation Discussion and Analysis—VI. Compensation Arrangements with Former Executives—Sanford A. Ibrahim—Payouts under Post-Employment Compensation Arrangements.”

•	With respect to Mr. Tennyson, includes severance payments totaling $1,496,875.

2017 GRANTS OF PLAN BASED AWARDS

			Estimated Future Payouts under Non-Equity Incentive Plan Awards (1)		Estimated Future Payouts under Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Name	Grant Date		Target ($)	Maximum ($)	Target (#)	Maximum (#)

Richard G. Thornberry	3/6/2017						53,534	1,000,015
	5/10/2017						60,210	998,884
	5/10/2017	(4)			67,380	134,760		1,750,074
	5/10/2017	(5)			62,290	124,580		1,000,071

J. Franklin Hall	2/7/2017		275,000	316,250
	5/10/2017						10,040	166,564
	5/10/2017	(4)			11,230	22,460		291,679
	5/10/2017	(5)			10,390	20,780		166,812

Derek V. Brummer	2/7/2017		337,500	388,125
	5/10/2017						11,540	191,449
	5/10/2017	(4)			12,920	25,840		335,574
	5/10/2017	(5)			11,940	23,880		191,698

Edward J. Hoffman	2/7/2017		337,500	388,125
	5/10/2017						10,040	166,564
	5/10/2017	(4)			11,230	22,460		291,679
	5/10/2017	(5)			10,390	20,780		166,812

Brien J. McMahon	2/7/2017		295,050	339,308
	2/24/2017						10,000	186,300
	5/10/2017						8,030	133,218
	5/10/2017	(4)			8,990	17,980		233,499
	5/10/2017	(5)			8,310	16,620		133,418

Sanford A. Ibrahim	2/7/2017		1,250,000	1,437,500
	3/3/2017	(6)			123,496	123,496		1,950,002

Jeffrey G. Tennyson	2/7/2017		250,000	287,500
	5/10/2017						10,040	166,564
	5/10/2017	(4)			11,230	22,460		291,679
	5/10/2017	(5)			10,390	20,780		166,812

(1)	Represents the 2016 MTI award (covering the 2016 through 2017 performance period) granted under our STI/MTI Plan. As discussed above under “—Compensation Discussion and Analysis—IV. Primary Components of Compensation—B. Short-Term and Medium—Term Incentive Program,” each NEO’s target 2016 MTI award was established in 2017, in connection with the payment of the 2016 STI awards. Each NEO was entitled to a cash payment for the two-year performance period ranging from 0% to 115% of his or her target 2016 MTI award. See the 2017 Summary Compensation Table for the amounts paid to each NEO under this award. These awards do not have a threshold level or equivalent.

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(2)	Represents the 2017 Time-Based RSUs granted to our NEOs. For more information, see “—Compensation Discussion and Analysis—IV. Primary Components of Compensation—C. Long-Term Incentive Program—LTI Awards Granted in 2017—Time-Based RSU Awards.” In addition, with respect to Messrs. Thornberry and McMahon, also includes a one-time grant of 53,534 and 10,000 time-based RSUs, respectively.

(3)	Represents the grant date fair value of the awards computed in accordance with the accounting standard regarding share-based compensation payments. For a discussion of the assumptions used in calculating these amounts, see Note 15, “Share-Based and Other Compensation Programs,” of Notes to Consolidated Financial Statements in our 2017 Annual Report on Form 10-K. For the BV RSUs, the grant date fair value incorporates our perspective as of the grant date regarding the probability for payout of the awards, which amounts do not reflect amounts paid to our NEOs or correspond to the actual value that may be received by our NEOs, which will depend on our performance against the applicable performance conditions at the end of the applicable performance period.

(4)	Represents the target and maximum number of shares that may be issued pursuant to the BV RSU awards granted to each of the NEOs under the Amended and Restated Equity Plan. At the end of the performance period, the NEOs will be entitled to receive a number of RSUs (from 0 to 200% of target) based the Company’s absolute growth in LTI Book Value per Share (as defined under the awards). The grant date fair value incorporates our perspective regarding the probability of the payout for this award. For more information, see “—Compensation Discussion and Analysis—IV. Primary Components of Compensation—C. Long-Term Incentive Program— LTI Awards Granted in 2017—2017 Performance-Based RSU Awards.” These awards do not have a threshold level or equivalent.

(5)	Represents the target and maximum number of shares that may be issued pursuant to the TSR RSUs granted to each of the NEOs under the Amended and Restated Equity Plan. At the end of the performance period, the NEOs will be entitled to receive a number of RSUs (from 0 to 200% of target) based on the Company’s absolute and relative TSR for the performance period compared to a peer group. For more information, see “—Compensation Discussion and Analysis—IV. Primary Components of Compensation—C. Long-Term Incentive Program— LTI Awards Granted in 2017—2017 Performance-Based RSU Awards.” These awards do not have a threshold level or equivalent.

(6)	Represents the target and maximum number of shares that may be issued pursuant to performance-based RSUs granted to Mr. Ibrahim pursuant to the terms of his Post-Employment Compensation Agreements. Subject to certain conditions, these performance-based RSUs will vest 100% only if, and at such time as, our closing common stock price on the NYSE equals or exceeds $22.46 (120% of the grant date price) for 10 consecutive days in the period beginning 10 trading days before March 3, 2018 and ending March 3, 2022.

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Compensation of Executive Officers and Directors

The following table provides information regarding all equity awards outstanding at December 31, 2017 for each of the NEOs.

OUTSTANDING EQUITY AWARDS AT 2017 FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares or Units of Stock That Have Not Vested (#) (1)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Units of Stock that Have Not Vested ($) (1)

Richard G. Thornberry						53,534(2)	$1,103,336
								60,210	(3)	$1,240,928
								134,760	(4)	$2,777,404
								124,580	(5)	$2,567,594

J. Franklin Hall	0	7,640	(6)	18.42	7/8/2025
								19,040	(7)	$392,414
	0	12,880	(8)	12.16	5/10/2026
								63,020	(9)	$1,298,842
								10,040	(3)	$206,924
								22,460	(4)	$462,901
								20,780	(5)	$428,276

Derek V. Brummer	13,130	0		13.99	5/13/2023
	5,895	5,895	(10)	15.44	6/16/2024
	0	8,780	(6)	18.42	7/8/2025
								21,900	(7)	$451,359
	0	14,820	(8)	12.16	5/10/2026
						15,000(11)	$309,150
								72,480	(9)	$1,493,813
								11,540	(3)	$237,839
								25,840	(4)	$532,562
								23,880	(5)	$492,167

Edward J. Hoffman	14,985	0		3.58	6/9/2018
	43,090	0		2.45	6/5/2022
	9,990	0		13.99	5/13/2023
	5,130	5,130	(10)	15.44	6/16/2024
	0	7,640	(6)	18.42	7/8/2025
								19,040	(7)	$392,414
	0	12,880	(8)	12.16	5/10/2026
						15,000(11)	$309,150
								63,020	(9)	$1,298,842
								10,040	(3)	$206,924
								22,460	(4)	$462,901
								20,780	(5)	$428,276

Brien J. McMahon	50,920	0		2.45	6/5/2022
	9,140	0		13.99	5/13/2023
	4,105	4,105	(10)	15.44	6/16/2024
	0	6,110	(6)	18.42	7/8/2025
								15,240	(7)	$314,096
	0	10,310	(8)	12.16	5/10/2026
								50,420	(9)	$1,039,156
						10,000(12)	$206,100
								8,030	(3)	$165,498
								17,980	(4)	$370,568
								16,620	(5)	$342,538

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	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares or Units of Stock That Have Not Vested (#) (1)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Units of Stock that Have Not Vested ($) (1)

Sanford A. Ibrahim	139,700	0		3.58	6/9/2018
	320,060	0		2.45	6/5/2022
	0	32,290	(10)	15.44	6/16/2024
	0	48,090	(6)	18.42	7/8/2025

								119,940	(7)	$2,471,963
	0	106,910	(8)	12.16	5/10/2026
								523,040	(9)	$10,779,854
								123,496	(13)	$2,545,253

Jeffrey G. Tennyson	0	4,498	(14)	12.71	11/20/2020
								28,980	(9)	$597,278
								3,742	(4)	$77,123
								3,462	(5)	$71,352

(1)	Unless otherwise noted, the number of unearned shares or units of stock that have not vested are reported assuming a payout of 100% of the target award level. The dollar amounts shown were calculated based on the closing price of our common stock on the NYSE on December 29, 2017 of $20.61.

(2)	Sign-On RSUs subject to time-based vesting that are scheduled to vest pro rata on the second, third, and fourth anniversaries of the date of grant, subject to certain conditions.

(3)	2017 Time-Based RSUs that are scheduled to vest pro rata on the first, second, and third anniversaries of the date of grant, subject to certain conditions.

(4)	BV RSUs scheduled to vest on May 10, 2020, with a post-vesting retention period (net of shares withheld for taxes) for one year. These performance-based RSUs have a potential payout ranging from 0% to 200% of the RSUs scheduled to vest, subject to certain conditions. Based on actual performance through December 31, 2017, we estimated that our NEOs would have been entitled to a number of RSUs in excess of their target amount, but less than the maximum 200%. Accordingly, pursuant to SEC rules and guidance, we have reported the maximum number of RSUs that may be received under these awards. The final number of RSUs to be awarded will not be determined until the vesting date, based on actual performance at that time.

(5)	TSR RSUs scheduled to vest on May 10, 2020, with a post-vesting retention period (net of shares withheld for taxes) for one year. These performance-based RSUs have a potential payout ranging from 0% to 200% of the RSUs scheduled to vest, subject to certain conditions. Based on actual performance through December 31, 2017, we estimated that our NEOs would have been entitled to a number of RSUs in excess of their target amounts, but less than the maximum 200%. Accordingly, pursuant to SEC rules and guidance, we have reported the maximum number of RSUs that may be received under these awards. The final number of RSUs to be awarded will not be determined until the vesting date, based on actual performance at that time.

(6)	Options scheduled to vest in two equal installments on each of the following dates: July 9, 2018 and July 9, 2019, provided that the options will vest only if the closing price of the Company’s common stock on the NYSE exceeds $23.03 (125% of the option exercise price) for ten consecutive trading days ending on or any time after July 9, 2018, the third anniversary of the date of grant.

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(7)	RSUs scheduled to vest on July 9, 2018, with a post-vesting retention period (net of shares withheld for taxes) for one year. These performance-based RSUs have a potential payout ranging from 0% to 200% of the RSUs scheduled to vest, subject to a maximum cap of six times the value of the award on the grant date. Based on actual performance through December 31, 2017, we estimated that our NEOs would have been entitled to a number of RSUs below their target amounts, but greater than 0. Accordingly, pursuant to SEC rules and guidance, we have reported the target number of RSUs that may be received under these awards. The final number of RSUs to be awarded will not be determined until the vesting date, based on actual performance at that time.

(8)	Options scheduled to vest in two equal installments on each of the following dates: May 11, 2019 and May 11, 2020, provided that the options will vest only if the closing price of the Company’s common stock on the NYSE exceeds $15.20 (125% of the option exercise price) for ten consecutive trading days ending on or any time after May 11, 2019, the third anniversary of the date of grant.

(9)	Performance-based RSUs scheduled to vest on May 11, 2019, with a post-vesting retention period (net of shares withheld for taxes) for one year. These performance-based RSUs have a potential payout ranging from 0% to 200% of the RSUs scheduled to vest, subject to certain conditions. Based on actual performance through December 31, 2017, we estimated that our NEOs would have been entitled to a number of RSUs in excess of their target amounts, but less than the maximum 200%. Accordingly, pursuant to SEC rules and guidance, we have reported the maximum number of RSUs that may be received under these awards. The final number of RSUs to be awarded will not be determined until the vesting date, based on actual performance at that time.

(10)	Options scheduled to vest on June 17, 2018.

(11)	RSUs subject to time-based vesting that vested on February 9, 2018, the second anniversary of the date of grant, subject to certain conditions.

(12)	RSUs subject to time-based vesting that are scheduled to vest on February 24, 2019, the second anniversary of the date of grant. These RSUs were granted as a one-time special recognition award to Mr. McMahon.

(13)	Performance-based RSUs scheduled to vest on March 3, 2018, provided that the performance-based RSUs will vest only if the closing price of the Company’s common stock on the NYSE exceeds $22.46 (120% of the fair market value of the Company’s common stock on the grant date) for ten consecutive trading days ending on or any time after March 3, 2018, the first anniversary of the date of grant.

(14)	Options scheduled to vest in two equal installments on each of the following dates: August 10, 2019 and August 10, 2020, provided that the options will vest only if the closing price of the Company’s common stock on the NYSE exceeds $15.89 (125% of the option exercise price) for ten consecutive trading days ending on or any time after August 10, 2019, the third anniversary of the date of grant.

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OPTION EXERCISES AND STOCK VESTED DURING 2017

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($) (2)
Richard G. Thornberry	0	0	0		0

J. Franklin Hall	0	0	0		0

Derek V. Brummer	0	0	1,162	(3)	19,754

Edward J. Hoffman	25,985	341,300	1,010	(3)	17,170

Brien J. McMahon	0	0	808	(3)	13,736

Sanford A. Ibrahim	322,120	3,746,794	6,364	(3)	108,188

Jeffrey G. Tennyson	0	0	20,040	(4)	399,998

(1)	Value realized on exercise reflects the difference between the closing price of the Company’s common stock on the NYSE on the date of exercise and the exercise price of the option.

(2)	Value realized on vesting reflects the number of RSUs that vested multiplied by the closing price of the Company’s common stock on the NYSE on June 17, 2017.

(3)	Represents the vesting and settlement in shares (at 4% of target) of performance-based RSUs granted on June 17, 2014 that vested on June 17, 2017. Performance for this award was measured based on the Company’s TSR performance relative to the TSR performance of a designated peer group of companies.

(4)	Represents the vesting and settlement of 2017 Time-Based RSUs that were accelerated upon the termination of Mr. Tennyson’s employment in accordance with the terms of this award.

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Nonqualified Deferred Compensation

Directors and Officers Deferred Compensation Plans

We maintain a voluntary deferred compensation plan for senior officers and a voluntary deferred compensation plan for our non-employee directors. The voluntary deferred compensation plan for officers allows eligible officers (including the NEOs) to defer the receipt of: (1) all or a portion of bonus amounts payable under the STI/MTI Plan; and (2) cash or shares that would otherwise be payable upon the vesting of RSUs. The deferred compensation plan for non-employee directors allows the directors to defer the receipt of: (1) all or a portion of their cash compensation; and (2) cash or shares that would otherwise be payable upon the vesting of RSUs.

With respect to cash compensation, a participant must generally make a binding written election before the calendar year in which the compensation is earned (or in the case of a multi-year performance period, before the first year of the performance period) to defer payment of such compensation for at least two full calendar years beyond the year for which the election is made (or until such other time as is specified under the applicable plan). With respect to RSUs, the election must generally be made before the calendar year in which the services related to the RSUs will be performed; provided that in the case of the officers’ deferred compensation plan, if the RSUs qualify as “performance-based compensation,” as set forth in Section 409A of the Code, a deferral election may be made no later than six months before the end of the performance period for which the RSUs are earned (and in no event later than the date on which the amount of the RSUs to be issued becomes known). Subject to certain requirements and conditions set forth in the plan, non-employee directors may elect to further defer amounts previously deferred under the plan.

Cash amounts deferred under the plans that are credited to a participant’s deferred compensation account are credited with earnings and debited with losses based on a hypothetical investment selected by the participant in one or more investment funds designated by the Committee (the “Notional Fund Return”). We do not pay guaranteed, above-market or preferential interest or earnings on deferred amounts. The portion of a participant’s account related to vested and unvested deferred stock-settled RSUs and unvested deferred cash-settled RSUs is denominated in notional shares of Radian’s common stock and is adjusted for any increases or decreases in value of the common stock. For deferred cash-settled RSUs, upon vesting, the notional cash amount associated with the deferred cash-settled RSUs is credited to the participant’s deferred compensation account and is credited with earnings and debited with losses based on the Notional Fund Return, as described above. Subject to the requirements of Section 409A of the Code, participants’ accounts are distributed on the dates specified in their deferral election forms or, in certain cases, upon an earlier termination of employment or service, in the form elected by the participant (either lump sum or installments in accordance with the terms of the plans), unless another form is specified by the terms of the applicable plan.

Deferring compensation defers income tax liability on that compensation until it is paid to the participant. The plans are not funded, and the deferred amounts are not segregated from our general assets. Accordingly, participants in each plan are general unsecured creditors of Radian with respect to the amounts due under the plans.

Benefit Restoration Plan

We adopted a nonqualified BRP effective January 1, 2007. Participants in the BRP are entitled, among other things, to the following:

•	Each participant in our prior Supplemental Executive Retirement Plan (the “SERP”), which was terminated effective December 31, 2006, received an initial balance in the BRP equal to the then-present value of the participant’s SERP benefit as of such date;

•	For each plan year, we credit each participant’s account (regardless of whether the participant contributed any amount to the Savings Plan during the plan year) with an amount equal to a percentage (4.5% for 2017) of the participant’s “eligible compensation,” defined generally as base salary (including commission income, if applicable) in excess of applicable IRS limits with regard to contributions to the Savings Plan, plus certain bonus and commissions;

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•	For each participant who was eligible to receive a transition credit under the Savings Plan when the BRP became effective, we also provided an additional transition credit under the BRP based on each participant’s eligible compensation under the BRP for the years 2007 through 2011; and

•	Our Board also may make discretionary, pro rata (based on eligible compensation) credits to participants under the BRP.

Participants are immediately vested in all amounts credited by us (along with any notional income and/or gains attributable to the credits) as part of the company credit and transition credits. Discretionary credits, if any, generally vest upon completion of three years of service with us, and amounts carried over from the SERP generally vest upon ten years of service with us, in each case, with service credit for those years of service completed prior to receipt of such credits. Discretionary credits, if any, become fully vested upon death, disability or a change of control. To date, our Board has not made any discretionary credits to participants under the BRP.

A participant’s interest in the BRP is an unfunded bookkeeping account that the participant may elect to invest in one or more notional investment alternatives designated by the Committee. Participants are not permitted to make voluntary contributions under the BRP. Subject to compliance with applicable tax rules, payouts under the plan are made in a lump sum following the participant’s death or separation from service.

The following table sets forth information relating to our voluntary deferred compensation plan for officers and the BRP for each of the NEOs:

2017 NONQUALIFIED DEFERRED COMPENSATION

Name	Plan Name (1)	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY (2) ($)	Aggregate Earnings (Losses) in Last FY ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)
Richard G. Thornberry	DCP	—	—	—	—	—
	BRP	*	15,110	—	—	15,110

J. Franklin Hall	DCP	—	—	—	—	—
	BRP	*	10,350	344	—	29,521

Derek V. Brummer	DCP	—	—	—	—	—
	BRP	*	13,162	30,132	—	202,566

Edward J. Hoffman	DCP	—	—	—	—	—
	BRP	*	10,350	1,528	—	92,622

Brien J. McMahon	DCP	—	—	—	—	—
	BRP	*	7,538	4,889	—	71,242

Sanford A. Ibrahim	DCP	—	—	1,028,638	—	13,317,101	(3)
	BRP	*	—	207,880	1,855,774	—

Jeffrey G. Tennyson	DCP	—	—	—	—	—
	BRP	*	10,729	1,791	—	23,668

*	Not applicable. Participants are not permitted to make voluntary contributions under the BRP.

(1)	The Radian Voluntary Deferred Compensation Plan for Officers (DCP) and the Radian Group Inc. Benefit Restoration Plan (BRP).

(2)	These amounts are also included in the All Other Compensation column of the 2017 Summary Compensation Table for 2017.

(3)	These amounts were distributed to Mr. Ibrahim in January 2018.

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CEO Compensation Arrangements and Agreements

On February 8, 2017, we entered into an employment agreement with Mr. Thornberry (the “CEO Employment Agreement”) providing that Mr. Thornberry will serve as the Company’s Chief Executive Officer, beginning March 6, 2017 (the “Employment Date”) for an initial three-year term (the “Initial Term”). The CEO Employment Agreement further provides that after the Initial Term, the agreement will automatically renew for successive one-year periods unless either the Company or Mr. Thornberry provides written notice of termination at least 90 days prior to the end of any renewal period (the Initial Term, together with any renewal periods, collectively, the “Term”). In addition, the CEO Employment Agreement provides that during the Term, Mr. Thornberry will be nominated as a member of our Board at each annual meeting of stockholders at which his seat on the Board is up for reelection.

Pursuant to the CEO Employment Agreement, Mr. Thornberry will receive: (1) an annual base salary of $750,000 (which may be increased, but not decreased, during the Term); (2) eligibility to earn an incentive award under the STI/MTI Plan in each fiscal year of the Term, with his target level for the STI/MTI Plan for the 2017-2018 STI/MTI period equal to $1,500,000 (the “2017 STI/MTI Target”); and (3) eligibility to receive long-term equity incentive awards in each fiscal year of the Term in amounts and on terms established by independent directors of the Board, with his 2017 LTI target equal to $3,000,000. The CEO Employment Agreement also provides that for each full fiscal year after 2017 during the Term, Mr. Thornberry’s total target compensation (comprised of annual base salary, target award under the STI/MTI Plan and target LTI awards) will not be less than $5,250,000, with his STI/MTI target and LTI target for those years to be established by the independent directors of the Board in accordance with the Company’s process for setting executive compensation (for information on the Company’s process, see “—Compensation Discussion and Analysis—III. Compensation Process and Oversight—C. Setting Compensation.”)

In addition to his annual compensation discussed above, under his CEO Employment Agreement

Mr. Thornberry received: (1) a sign-on cash bonus of $500,000, which the Company paid to Mr. Thornberry as an inducement to join the Company and to compensate him for certain costs associated with transitioning his prior business activities; and (2) time-based RSUs with a grant date value equal of $1,000,000 (the “Sign-On RSUs”), which were granted to Mr. Thornberry on his Employment Date to further align his interests with those of our stockholders. The Sign-On RSUs vest in three equal installments on each of the second, third and fourth anniversaries of the grant date. In addition, Mr. Thornberry also received relocation assistance to facilitate his relocation to the Philadelphia area.

Pursuant to the CEO Employment Agreement, in addition to any accrued obligations, Mr. Thornberry will receive the following severance benefits, in each case payable in accordance with the terms of the CEO Employment Agreement, if his employment is terminated without “cause” or if he terminates employment for “good reason” (as those terms are defined in the CEO Employment Agreement) and he executes and does not revoke a written release of any claims against the Company:

(1)	two times his base salary;

(2)	an amount equal to the greater of two times (a) his target incentive award under the STI/MTI Plan for the year in which the termination occurs (or if it has not yet been established, the target incentive award for the immediately preceding fiscal year) or (b) his 2017 STI/MTI Target;

(3)	a prorated target incentive award under the STI/MTI Plan for the year in which termination occurs based on a pro rata portion of the greater of (a) the target incentive award for the year of termination (or if it has not yet been established, the target incentive award for the immediately preceding fiscal year) or (b) his 2017 STI/MTI Target;

(4)

reimbursement for the monthly cost of continued medical coverage at or below the level of coverage in effect on the date of termination until the earlier of: (x) 18 months after the termination date; (y) the date on which Mr. Thornberry becomes eligible to elect

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medical coverage under Social Security Medicare or otherwise ceases to be eligible for continued coverage under the Company’s health plan under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”); or (z) the date he is eligible to elect medical coverage under a plan maintained by a successor employer. During any period of continued medical coverage, the Company has agreed to reimburse Mr. Thornberry for the COBRA premiums paid by him, minus the employee contribution rate for such coverage under the Company’s health plan as of the date of termination; and

(5)	accelerated vesting of any unvested Sign-On RSUs. The CEO Employment Agreement does not include any tax gross up for excise taxes. If an excise tax under section 4999 of the Internal Revenue Code of 1986, as amended, is triggered by any payments upon a change of control, the aggregate present value of the payments to be made under the CEO Employment Agreement will be reduced to an amount that does not cause any amounts to be subject to this excise tax so long as the net amount of the reduced payments, on an after-tax basis, is greater than or equal to the net amount of the payments without such reduction, but taking into consideration this excise tax.

The compensation payable to Mr. Thornberry under the CEO Employment Agreement is subject to the Company’s written policies, including the Code of Conduct, Incentive Compensation Recoupment Policy, and stock ownership guidelines, as currently in place or as may be amended by the board. The CEO Employment Agreement further provides that Mr. Thornberry will comply with the Restrictive Covenants Agreement (described below) and other written restrictive covenant agreements with the Company.

In connection with the CEO Employment Agreement, Mr. Thornberry entered into a Restrictive Covenants Agreement, dated as of February 8, 2017, with the Company pursuant to which he has agreed that for 18 months following termination of his employment for any reason he will not compete with the Company. In addition, during this period, he has agreed to restrictions on hiring and soliciting the Company’s employees and on soliciting the Company’s customers.

Current Executive Officers—Potential Payments upon Termination of Employment or Change of Control

This section provides an estimate of the value of compensation and benefits that our NEOs who are currently serving as executive officers would receive in the event of employment termination under specific circumstances. The amounts presented in the tables that follow only include those amounts that would be paid to a NEO in connection with a particular termination event, and do not include amounts that the NEO (or his estate, representatives, heirs or beneficiaries, as applicable, in the case of death) may be entitled to receive after the end of any applicable incentive compensation performance period following a termination event.

The amounts in each column of the tables presented are not mutually exclusive, and amounts in one column may be repeated or included within the amounts in another. Unless otherwise specified, the information set forth in the tables below is estimated as of December 31, 2017, and assumes that a change of control of Radian or termination of the NEO’s employment with us, as the case may be, took place as of such date. The abbreviation “COC” in the tables refers to a “change of control” of Radian as defined for purposes of the applicable plan or agreement.

The Company does not accelerate any payments or the vesting of any equity LTI awards in the event of a change of control of the Company unless there is also a subsequent termination of employment. Unless otherwise specified, for purposes of our various plans and programs, retirement generally means either “normal retirement” after attaining age 65 with five years of credited service or “early retirement” after attaining age 55 with 10 years of credited service. None of our NEOs were eligible for retirement as of December 31, 2017 and therefore no payments associated with retirement are presented in the tables that follow.

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CEO Payments and Benefits upon Termination or Change of Control

The following table describes the potential payments and benefits to which Mr. Thornberry would be entitled under the terms of the CEO Employment Agreement, as well as under our other plans and arrangements, in the event of the triggering events listed in each column assuming, per applicable SEC rules, that the triggering event took place on December 29, 2017. The terms of the CEO Employment Agreement are discussed above. The footnotes to the table below for Mr. Thornberry appear following the tables for our other NEOs.

	Termination without Cause or Resignation for Good Reason (No COC) ($)	COC without Termination ($)	Termination without Cause or Resignation for Good Reason (In Connection with COC) ($)	Death/ Disability ($)

Cash Severance:

Base Salary	1,500,000	0	1,500,000	0

Bonus	4,500,000	0	4,500,000	0

STI/MTI (1)	937,500	0	937,500	937,500

Acceleration under Equity & Cash-Based Performance Plans:

Accelerated Performance-based Stock Options (2)	0	0	0	0

Accelerated Performance-based RSUs (3)	593,877	0	2,672,499	2,672,499

Accelerated time-based RSUs (4)	2,344,264	0	2,344,264	2,344,264

Plan Benefits (5) and Perquisites:

Continued Health and Welfare Benefits (6)	20,738	0	20,738	0

TOTAL (7)	9,896,379	0	11,975,001	5,954,263

Other Named Executive Officers – Compensation Related Agreements

Throughout the discussion that follows, we refer to Messrs. Hall, Brummer, Hoffman and McMahon collectively as our “Other NEOs.” We have entered into severance agreements on substantially similar terms with each of our Other NEOs.

Under these severance agreements, if the NEO’s employment is terminated by the Company for any reason other than cause or disability or is terminated by the executive officer for good reason, the NEO will be entitled to the following cash severance amounts:

(i)	100% of the NEO’s annual base salary, as described below, at the time of termination, to be paid in accordance with the Company’s normal payroll practices;

(ii)	100% of the NEO’s target incentive award (the “Target Incentive Award”), as described below, under the STI/MTI Plan, or any successor plan, for the year in which the termination occurs, to be paid in one lump sum payment on the 30th day following the termination date; and

(iii)	A prorated Target Incentive Award amount equal to the NEO’s Target Incentive Award for the year in which the termination occurs multiplied by a fraction, the numerator of which is the number of days that the executive officer was employed by the Company during the year of termination and the denominator of which is 365, to be paid in one lump sum payment on the 30th day following the termination date.

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In order to receive any severance amounts under the severance agreement, the NEO must execute a general release of claims against the Company and its affiliates. The severance agreement does not provide for accelerated vesting of equity awards granted to the NEO or a tax gross-up. In addition, under the severance agreement, the NEO has agreed not to compete with the Company and not to solicit the Company’s employees or customers for the Restricted Period following termination of the executive officer’s employment for any reason.

Consistent with the Company’s standard severance policy for senior executive officers, the severance agreement also provides that: (i) the Company will reimburse the monthly cost of continued health coverage for the executive officer and his/her spouse and dependents under the Company’s health plan during the Restricted Period; and (ii) the Company will provide executive outplacement services for up to 12 months after termination. The severance agreements automatically renew at each year end for additional one-year periods unless the Company provides at least 45 days prior written notice that the severance agreements will not be extended.

Other Named Executive Officers – Payments and Benefits upon Termination or Change of Control

The following tables describe, for each of our Other NEOs, the estimated potential payments and benefits to which the NEO would be entitled under his severance agreement, as well as under our other plans and arrangements, in the event the triggering events listed in each column had occurred on December 29, 2017. As noted above, the Company does not provide any payments or the accelerated vesting of any equity or non-equity LTI awards in the event of a change of control of the Company unless there is also a subsequent qualifying termination event. In addition, as noted above, none of our Other NEOs were eligible for retirement as of December 31, 2017.

J. Franklin Hall

	Voluntary ($)	Termination without Cause or Resignation for Good Reason (No COC) ($)	COC without Termination ($)	Termination without Cause or Resignation for Good Reason (In Connection with COC) ($)	Death/ Disability ($)
Cash Severance:
Base Salary	0	400,000	0	400,000	0
Bonus	0	800,000	0	800,000	0
STI/MTI (1)	316,250	566,250	0	566,250	566,250
Acceleration under Equity & Cash-Based Performance Plans:
Accelerated Performance-based Stock Options (2)	0	65,095	0	125,568	125,568
Accelerated Performance-based RSUs (3)	0	786,766	0	1,487,424	1,487,424
Accelerated Time-based RSUs (4)	0	206,924	0	206,924	206,924
Plan Benefits (5) and Perquisites:
Continued Health and Welfare Benefits (6)	0	12,347	0	12,347	0
Outplacement Services (6)	0	20,000	0	20,000	0
TOTAL (7)	316,250	2,857,382	0	3,618,513	2,386,166

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Derek V. Brummer

	Voluntary ($)	Termination without Cause or Resignation for Good Reason (No COC) ($)	COC without Termination ($)	Termination without Cause or Resignation for Good Reason (In Connection with COC) ($)	Death/ Disability ($)
Cash Severance:
Base Salary	0	450,000	0	450,000	0
Bonus	0	990,000	0	990,000	0
STI/MTI (1)	388,125	695,625	0	695,625	695,625
Acceleration under Equity & Cash-Based Performance Plans:
Accelerated Performance-based Stock Options (2)	0	101,545	0	174,934	174,934
Accelerated Performance-based RSUs (3)	0	904,923	0	1,710,630	1,710,630
Accelerated Time-based RSUs (4)	0	546,989	0	546,989	546,989
Plan Benefits (5) and Perquisites:
Continued Health and Welfare Benefits (6)	0	12,278	0	12,278	0
Outplacement Services (6)	0	20,000	0	20,000	0
TOTAL (7)	388,125	3,721,360	0	4,600,456	3,128,178

Edward J. Hoffman

	Voluntary ($)	Termination without Cause or Resignation for Good Reason (No COC) ($)	COC without Termination ($)	Termination without Cause or Resignation for Good Reason (In Connection with COC) ($)	Death/ Disability ($)
Cash Severance:
Base Salary	0	400,000	0	400,000	0
Bonus	0	880,000	0	880,000	0
STI/MTI (1)	388,125	660,625	0	660,625	660,625
Acceleration under Equity & Cash-Based Performance Plans:
Accelerated Performance-based Stock Options (2)	0	88,298	0	152,090	152,090
Accelerated Performance-based RSUs (3)	0	786,766	0	1,487,424	1,487,424
Accelerated Time-based RSUs (4)	0	516,074	0	516,074	516,074
Plan Benefits (5) and Perquisites:
Continued Health and Welfare Benefits (6)	0	14,175	0	14,175	0
Outplacement Services (6)	0	20,000	0	20,000	0
TOTAL (7)	388,125	3,365,938	0	4,130,388	2,816,213

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Brien J. McMahon

	Voluntary ($)	Termination without Cause or Resignation for Good Reason (No COC) ($)	COC without Termination ($)	Termination without Cause or Resignation for Good Reason (In Connection with COC) ($)	Death/ Disability ($)
Cash Severance:
Base Salary	0	350,000	0	350,000	0
Bonus	0	700,000	0	700,000	0
STI/MTI (1)	339,308	594,308	0	594,308	594,308
Acceleration under Equity & Cash-Based Performance Plans:
Accelerated Performance-based Stock Options (2)	0	70,654	0	121,723	121,723
Accelerated Performance-based RSUs (3)	0	629,594	0	1,190,228	1,190,228
Accelerated Time-based RSUs (4)	0	371,598	0	371,598	371,598
Plan Benefits (5) and Perquisites:
Continued Health and Welfare Benefits (6)	0	16,165	0	16,165	0
Outplacement Services (6)	0	20,000	0	20,000	0
TOTAL (7)	339,308	2,752,319	0	3,364,022	2,277,857

The following footnotes relate to the preceding tables for both our CEO and our Other NEOs:

(1)	Under our STI/MTI Plan, if a NEO’s employment is terminated:

•	by us without cause on or after December 31st of the STI period, but prior to the payment date of the STI award, the NEO will remain eligible to receive a STI award (and corresponding MTI award), in each case with amounts to be paid at the same time as amounts are paid to other participants. In addition, if a NEO’s employment terminates on account of death at any point during the performance period, the NEO’s estate, representatives, heirs or beneficiaries, as applicable, remain eligible to receive a pro rata portion of the NEO’s STI award and MTI award, following the end of the applicable performance periods. As set forth in the tables, the amounts deemed to be paid to each NEO for termination without cause or upon death or disability as of December 31, 2017 represent: (i) the STI award that was paid to each NEO for 2017 performance, plus (ii) with respect to each NEO (other than Mr. Thornberry) the 2016 MTI award that was paid to such NEO (covering the 2016 through 2017 performance years). In addition, although not reflected in the tables above, the NEO (or his estate, representatives, heirs or beneficiaries, as applicable) would remain eligible to receive the NEO’s 2017 MTI award (covering the 2017 through 2018 years) following the end of the 2018 performance period; and

•	by the NEO voluntarily after the establishment of his target MTI award (established in connection with payment of the NEO’s STI award) for a particular performance period, such NEO remains eligible to receive such MTI award, with amounts to be paid at the same time as amounts are paid to other participants. As set forth in the table, the amounts deemed to have been paid to each NEO for voluntary termination as of December 31, 2017, represent the 2016 MTI award that was paid to such NEO in 2018 (covering the 2016 through 2017 performance years).

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Our NEOs are not entitled to receive an STI award (and the corresponding MTI award) if: (i) the NEO’s employment is terminated for any reason other than death before December 31st of the short-term performance year; (ii) the NEO’s employment is terminated for cause; or (iii) the NEO voluntarily terminates employment after December 31st of a performance year but before the STI award is paid. The STI/MTI Plan does not provide for payment in the event of a NEO’s termination by the executive for “good reason.”

For additional information, see “—Compensation Discussion and Analysis—IV. Primary Components of Compensation—B. Short-Term and Medium-Term Incentive Program.”

(2)	All performance-based stock options granted to our NEOs vest in full in connection with a change of control only if the NEO’s employment is terminated without cause or the NEO terminates employment for good reason during the period beginning 90 days before the change of control and ending on the one-year anniversary of such change of control. In addition, all performance-based stock options granted to the NEOs vest upon the NEO’s death, disability or retirement. If a NEO’s employment is involuntary terminated without cause or the NEO terminates employment for good reason, any unvested stock options would be prorated and would continue to remain outstanding and would vest and become payable only upon the attainment of the performance goal set forth in such stock option agreement at the same time as other stock option recipients. The value of the options presented in the tables above represents the aggregate of the excess of the closing price of our common stock on the NYSE at December 29, 2017 ($20.61), over the exercise price of the options that would be accelerated. See the Outstanding Equity Awards at 2017 Fiscal Year-End table above for the exercise prices of outstanding unvested options at December 31, 2017.

(3)	Vesting of performance-based RSUs granted to a NEO will be accelerated (at target) in connection with a change of control only if such NEO’s employment is terminated without cause or such NEO terminates employment for good reason during the period beginning 90 days before the change of control and ending on the one-year anniversary of such change of control. In addition, except as provided in the next sentence, all performance-based RSUs granted to the NEOs will vest at target upon a NEO’s death or disability. In the event of a NEO’s retirement, all performance-based RSUs would continue to remain outstanding and would vest and become payable only upon the attainment of performance goals set forth in such RSU agreement at the same time as other participants. In the event a NEO’s employment is involuntarily terminated without cause or the NEO terminates employment for good reason, the target number of performance-based RSUs would be prorated and the award would continue to remain outstanding and would vest and become payable only upon the attainment of performance goals set forth in such RSU agreement at the same time as other participants. The value of the performance-based RSUs included in the tables above represent the aggregate value of the RSUs that would be accelerated based on the closing price of our common stock on the NYSE at December 29, 2017 ($20.61).

(4)	Vesting of time-based RSUs granted to a NEO will be accelerated in connection with a change of control only if such NEO’s employment is terminated without cause or such NEO terminates employment for good reason during the period beginning 90 days before the change of control and ending on the one-year anniversary of such change of control. In addition, all time-based RSUs granted to the NEOs will vest upon a NEO’s retirement, death, disability, an involuntary termination without cause, or if the NEO terminates employment for good reason. The value of the time-based RSUs included in the tables above represent the aggregate value of the RSUs that would be accelerated based on the closing price of our common stock on the NYSE at December 29, 2017 ($20.61).

(5)	Upon termination of the NEO’s employment with us, he may be entitled to other amounts under our benefit plans, as discussed above. Amounts payable under these plans are not subject to enhancement upon a termination or change of control and therefore are not presented in the tables above. Discretionary contributions, if any, made by our Board to each NEO’s BRP account, will become fully vested upon the NEO’s death or disability and upon a change of control.

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(6)	Under the agreements for the Other NEOs, each such officer is entitled to: (i) reimbursement for the monthly cost of continued health coverage under the Company’s health plan for the applicable Restricted Period (18 months for Mr. Thornberry); and (ii) outplacement services for up to 12 months after termination (up to $20,000) in the event the NEO is terminated other than for cause or such Other NEO terminates employment for good reason.

(7)	Under the applicable agreements with the NEOs, if amounts payable constitute an “excess parachute payment” within the meaning of Section 280G of the Code, we are required to reduce (but not below zero) the amount of such payments if reducing such payments would, because of the impact of such reduction on the excise taxes payable in such situations, provide such NEO with a greater net after-tax amount than would be the case if no reduction was made.

In all cases, the actual payments to a NEO are subject to the terms and conditions of the actual agreements, plans, awards and programs described above.

Unless otherwise specified, (1) all of the payments described in this section would be made from the funds of, and the benefits described would be provided by, us, or by the surviving company in the event of a change of control of Radian, and (2) all payments would be made in the form of a single lump sum.

Compensation Arrangements and Agreements with Former CEO

On February 8, 2017, we entered into a Retirement Agreement (the “Retirement Agreement”) and Consulting Agreement (the “Consulting Agreement”) with Mr. Ibrahim. In support of the Company’s CEO succession planning efforts and to ensure an orderly transition to Mr. Thornberry as the Company’s new CEO, Mr. Ibrahim agreed to retire from the Company effective March 5, 2017, approximately 10 months prior to the end of the term of the Prior Employment Agreement, which was terminated in connection with his retirement. The Retirement Agreement and Consulting Agreement discussed below are intended to provide Mr. Ibrahim with a performance-based compensation arrangement that largely reflects the repurposing of amounts that he would have been eligible to earn had he remained employed with the Company through the end of the term of the Prior Employment Agreement on December 31, 2017. See “—Compensation Discussion and Analysis—VI. Compensation Arrangements with Former Executives—Sanford A. Ibrahim.”

The Retirement Agreement provides Mr. Ibrahim with to the following compensation: (1) eligibility to receive the 2016 STI award and 2015 MTI award that were paid to Mr. Ibrahim in March 2017; (2) eligibility to earn an MTI award for the 2016-2017 performance period under the STI/MTI Plan, payable in March 2018 at the time 2016 MTI awards are paid to other participants under the plan; and (3) a grant of performance-based restricted stock units with a grant date value of $1,950,000, which were granted to Mr. Ibrahim on March 3, 2017.

In addition to the foregoing compensation amounts, following his execution of a written release of claims against the Company, Mr. Ibrahim received under the Retirement Agreement: (1) a lump sum cash payment totaling $843,072, representing the base salary and cost of long-term disability insurance that he would have received through December 31, 2017, as well as amounts that would have been contributed by the Company to the Savings Plan and BRP for his benefit had he continued in employment through December 31, 2017; and (2) continued medical coverage for himself and his spouse for the applicable coverage period set forth in the Retirement Agreement under the Company’s health plans, in accordance with the terms set forth in the Retirement Agreement.

Under the Retirement Agreement, Mr. Ibrahim agreed to comply with restrictive covenants, including covenants regarding non-competition, confidentiality, and non-solicitation of customers and employees, contained in the Prior Employment Agreement and his outstanding stock option and restricted stock unit awards (as updated in the Retirement Agreement). The covenants regarding non-competition and non-solicitation of customers and employees expired on March 5, 2018.

As noted above, on February 8, 2017, we also entered into the Consulting Agreement with Mr. Ibrahim, as had

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been contemplated by the Prior Employment Agreement. The Consulting Agreement commenced on March 6, 2017, following Mr. Ibrahim’s retirement March 5, 2017. Under the Consulting Agreement, the Company paid Mr. Ibrahim a consulting fee of $79,166 per month. In addition, Mr. Ibrahim was awarded a performance-based cash incentive award (the “Incentive Award”) based on performance measured over a two-year period. The target Incentive Award is $3,000,000 with the actual payout to be determined based on the attainment of specified performance goals (as described below), subject to certain conditions.

For a discussion of the amounts paid to Mr. Ibrahim in connection with the Incentive Award, see “—Compensation Discussion and Analysis—VI. Compensation Arrangements with Former Executives—Sanford A. Ibrahim—Payouts under Post-Employment Compensation Arrangements.”

The Incentive Award may be reduced by the Committee, in its discretion, in the event of: (1) the occurrence of an event that results in a recoupment of Mr. Ibrahim’s prior compensation under the Company’s Incentive Compensation Recoupment Policy; or (2) any other material negative impact on the Company resulting from Mr. Ibrahim’s prior performance as CEO or as a consultant under the Consulting Agreement.

The Consulting Agreement contains provisions relating to confidentiality, and provides that Mr. Ibrahim will comply with the restrictive covenants contained in the Retirement Agreement (as discussed above).

Former Executive Officers – Potential Payments Upon Termination of Employment

As discussed above in “—Compensation Discussion and Analysis—VI. Compensation Arrangements with Former Executives,” our former executive officers, Mr. Ibrahim and Mr. Tennyson received and are eligible to receive certain compensation and benefits as a result of the termination of employment with the Company. The tables below provide a summary of the compensation and benefits and potential future compensation with respect to Messrs. Ibrahim and Tennyson.

Sanford A. Ibrahim

Retirement ($)
Compensation Pursuant to Retirement and Consulting Agreements (1):
Lump Sum Payment	843,072
Monthly Consulting Fees	950,000
Incentive Award	1,536,000
STI/MTI (2):	1,437,500
Equity-Based Incentive Plans:
Unvested Performance-based Stock Options (3)	1,175,646
Unvested Performance-based RSUs (3)	10,407,143
Plan Benefits:
Continued Health and Welfare Benefits	11,317
TOTAL	16,360,678

(1)	Amounts represent payments made pursuant to Mr. Ibrahim’s Retirement Agreement and Consulting Agreement described above. With respect to the Incentive Award, the amounts reflected in the table include the 50% of the total amount awarded to Mr. Ibrahim that was paid to him in March 2018. Not reflected in the table is $1,536,000 which is the remaining 50% of the amount awarded to Mr. Ibrahim that is now his target MTI award which he remains eligible to receive following the end of the 2018 performance period based on the credit and profitability performance of the Company’s mortgage insurance written during 2017.

(2)	Represents payment of the 2016 MTI award (paid in March 2018) in accordance with the terms of Mr. Ibrahim’s Retirement Agreement.

(3)

Represents the value of unvested performance-based equity awards that remain outstanding following his retirement. These performance-based stock options and performance-based RSUs will vest and become exercisable or payable, as applicable, only upon the attainment of performance goals set forth in such stock option and RSU agreements at the same time as other participants. The value of the performance-based stock options presented in

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the table above represents the aggregate of the excess of the closing price of our common stock on the NYSE at December 29, 2017 ($20.61), over the exercise price of the unvested options. The value of the performance-based RSUs included in the table above represents the aggregate value of the RSUs that continue to vest based on the closing price of our common stock on the NYSE at December 29, 2017 ($20.61) at the target number of shares. The performance-based RSUs have a potential payout ranging from 0% to 200% of the RSUs scheduled to vest.

Jeffrey G. Tennyson

Termination without Cause ($)
Cash Severance (1):
Base Salary	450,000
Bonus	1,046,875
STI/MTI (2):	287,500
Equity-Based Incentive Plans:
Unvested Performance-based Stock Options (3)	35,534
Unvested Performance-based RSUs (3)	372,876
Accelerated time-based RSUs (4)	394,187
Plan Benefits and Perquisites:
Continued Health and Welfare Benefits	3,303
Outplacement Services	20,000
TOTAL	2,610,275

(1)	Represents amounts paid pursuant to Mr. Tennyson’s previously disclosed severance agreement with the Company. Mr. Tennyson’s severance agreement was on substantially the same terms as those for our Other NEOs described above and provided for cash severance of: 100% of annual base salary; 100% of the Target Incentive Award; and a prorated Target Incentive Award.

(2)	In accordance with the terms of the STI/MTI Plan, Mr. Tennyson received his 2016 MTI award in 2018 (covering the 2016 and 2017 performance years).

(3)	In connection with Mr. Tennyson’s termination of employment, a pro rata portion of his outstanding performance-based stock options and performance-based RSUs vested and continue to remain outstanding. These performance-based stock options and performance-based RSUs will vest and become exercisable or payable, as applicable, only upon the attainment of performance goals set forth in such stock option and RSU agreements at the same time as other participants. The value of the performance-based stock options presented in the table above represents the aggregate of the excess of the closing price of our common stock on the NYSE at December 29, 2017 ($20.61), over the exercise price of the unvested options. The value of the performance-based RSUs included in the table above represents the aggregate value of the RSUs that continue to vest based on the closing price of our common stock on the NYSE at December 29, 2017 ($20.61) at the target number of shares. The performance-based RSUs have a potential payout ranging from 0% to 200% of the RSUs scheduled to vest.

(4)	Mr. Tennyson’s time-based RSUs vested in connection with his termination of employment. The value in the table above represents the aggregate value of the number of RSUs that were accelerated based on the closing price of our common stock of $19.67 on November 10, 2017 (the date of termination).

Pay Ratio Disclosure

In this proxy statement, we have calculated the ratio of the annual total compensation of our current CEO relative to the annual total compensation of our median employee (the “CEO Pay Ratio”), in accordance with certain procedures mandated by the SEC (the “Pay Ratio Rules”).

We selected December 31, 2017 as the date on which to determine our median employee. As of that date, we had 1,886 employees, with 1,885 employees based in the United States and one employee located outside of the United States. All employees as of that

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date (excluding our CEO) were considered for identifying the median employee.

To identify the median employee, we used direct cash compensation plus the grant date fair value of long-term equity awards granted in 2017 as our consistently applied compensation measure, as permitted by the Pay Ratio Rules. Cash compensation included base pay, annualized base pay for employees who began employment after the start of the fiscal year, overtime, sales commissions paid in 2017 and bonuses paid for 2017 performance. We applied the local currency to U.S. dollar exchange spot rate as of December 31, 2017, to determine the compensation paid to our non-US employee located in Hong Kong.

Upon identifying our median employee, total compensation was calculated for this individual using the same methodology we use for our NEOs as set forth in the 2017 Summary Compensation Table above. Calculated on this basis, our median employee’s 2017 annual total compensation was $74,736.

Mr. Thornberry’s annual total compensation for 2017 as reflected in the Summary Compensation Table was $6,876,816. This amount included his base salary since joining the Company on March 6, 2017 as well as the $500,000 cash sign-on bonus paid to him and the fair market value of his Sign-On RSUs that were awarded to him. As required by the Pay Ratio Rules, to determine Mr. Thornberry’s compensation for purposes of calculating the CEO Pay Ratio, we adjusted his compensation as reported in the Summary Compensation Table to reflect a base salary of $750,000, which is what he would have received had he served as CEO for the full calendar year. This resulted in total annual compensation of $7,021,047 for Mr. Thornberry for purposes of calculating the CEO Pay Ratio.

Based on the above, our CEO Pay Ratio is 94:1. Excluding the cash sign-on bonus and Sign-On RSUs that were awarded to our CEO upon the start of his employment, our CEO Pay Ratio would have been 74:1. Pay ratios that are reported by our peers may not be directly comparable to ours because of differences in the composition of each company’s workforce, as well as the assumptions and methodologies used in calculating the pay ratio.

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Other Information

OTHER INFORMATION

Expenses of Solicitation

We will bear the entire cost of preparing and soliciting proxies. In addition to the solicitation of proxies by mail, we will request that banks, brokers and other record holders send proxies and proxy materials to the beneficial owners of our common stock and secure their voting instructions, if necessary. We will reimburse the record holders for their reasonable expenses in taking those actions. We have also made arrangements with D.F. King & Co., Inc. to assist us in soliciting proxies and have agreed to pay them a fee not expected to exceed $25,000 plus reasonable and approved expenses for these services. If necessary, we may use several of our regular employees or directors, who will not be specially compensated, but who will be entitled to reimbursement for actual expenses incurred in connection with the solicitation, to solicit proxies from our stockholders, either personally or by telephone, email, facsimile or letter.

Incorporation by Reference

The information contained in this proxy statement under the headings “Compensation of Executive Officers and Directors—Compensation and Human Resources Committee Report” and “Corporate Governance and Board Matters—Audit Committee Report” is not “soliciting material,” nor shall it be deemed “filed” with the SEC nor incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.

Stockholder Proposals for the 2019 Annual Meeting

Stockholders interested in submitting a proposal for inclusion in our proxy statement for next year’s annual meeting must do so in compliance with applicable SEC rules and regulations. Under Rule 14a-8 adopted by the SEC, to be considered for inclusion in our proxy materials for our 2019 annual meeting, a stockholder proposal must be received in writing by our Corporate Secretary at our principal office set forth on the cover page of this proxy statement no later than December 10, 2018. If the date of our 2019 Annual Meeting is moved more than 30 days before or after the anniversary date of this year’s meeting, the deadline for inclusion of proposals in our proxy statement will instead be a reasonable time before we begin to print and mail our proxy materials next year. Any such proposals will also need to comply with the various provisions of Rule 14a-8, which governs the basis on which such stockholder proposals can be included or excluded from company-sponsored proxy materials.

If a stockholder desires to submit a proposal for consideration at the 2019 annual meeting, but not have the proposal included with our proxy solicitation materials relating to the 2019 annual meeting, the stockholder must comply with the procedures set forth in our By-Laws. This means that the written proposal must be received by our Corporate Secretary at our principal office set forth on the cover page of this proxy statement on or before February 8, 2019 but no earlier than January 9, 2019 (except that if the date of the 2019 annual meeting of stockholders is more than 30 days before or more than 60 days after the anniversary date of the Annual Meeting, notice by the stockholder must be received between the close of business on the 120th day before and the close of business on the 90th day before the date of the 2019 annual meeting or, if the first public announcement of the date of the 2019 annual meeting is less than 100 days before the date of the meeting, then the notice by the stockholder must be received by the 10th day after the public announcement). The notice to our Corporate Secretary must contain or be accompanied by the information required by Sections 3.05 and 3.06 of our By-Laws including, among other things: (i) the name and record address of the stockholder making the proposal or the beneficial owner, if any, on whose behalf the proposal is made; (ii) the class and number of shares of our capital stock owned by the stockholder making the proposal or the beneficial owner, if any, on whose behalf the proposal is made; (iii) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest of the stockholder making the proposal or the beneficial owner, if any, on whose behalf the proposal is made, in such business; and (iv) a description of any agreements, arrangements and understandings between such stockholder and beneficial owner and any other person or persons (including their names) related to the proposal, as well as certain other information. A copy of the full text of the relevant By-Law provisions, which includes the

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Other Information

complete list of the information that must be submitted to us before a stockholder may submit a proposal at the 2019 annual meeting, may be obtained upon written request directed to our Corporate Secretary at our principal office set forth on the cover page of this proxy statement. A copy of our By-Laws is also posted on the Corporate Governance section of our website (www.radian.biz). The procedures for stockholders to follow to nominate candidates for election to our Board are described in the section of this proxy statement entitled “Corporate Governance and Board Matters—Consideration of Director Nominees.” We did not receive any such proposals with respect to the 2018 Annual Meeting.

Annual Report on Form 10-K

We filed our Annual Report on Form 10-K for the year ended December 31, 2017 with the SEC on February 28, 2018. We will mail to you without charge, upon written request, a copy of our 2017 Form 10-K, excluding exhibits. Please send a written request to Investor Relations, Radian Group Inc., 1500 Market Street, Philadelphia, Pennsylvania 19102. Our 2017 Form 10-K may also be accessed and printed directly from our website at www.ir.radian.biz. Our 2017 Annual Report to Stockholders, which includes our 2017 Form 10-K, is not incorporated into this proxy statement and is not considered proxy soliciting material.

Important Notice of Internet Availability of Proxy Materials for the Annual Meeting

Pursuant to rules issued by the SEC, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy statement on the Internet. This proxy statement and our 2017 Annual Report to Stockholders are available on the Investor Relations page of our website at www.radian.biz/StockholderReports.

Householding Proxy Materials

Stockholders residing in the same household who hold their stock through a bank or broker may receive only one set of proxy materials in accordance with a notice sent earlier by their bank or broker. This practice will continue unless instructions to the contrary are received by your bank or broker from one or more of the stockholders within the household. This practice of sending only one copy of proxy materials is called “householding” and it saves us money in printing and distribution costs. We undertake to deliver promptly to any stockholder at a shared address, upon written or oral request, a copy of our proxy statement, annual report and notice of internet availability of proxy materials. You may request such additional copies by calling 215-231-1035 or writing to Investor Relations, Radian Group Inc., 1500 Market Street, Philadelphia, Pennsylvania 19102.

If you hold your shares in “street name” and reside in a household that received only one copy of the proxy materials, you can request to receive a separate copy in the future by following the instructions sent by your bank or broker. If your household is receiving multiple copies of the proxy materials, you may request that only a single set of materials be sent by following the instructions sent by your bank or broker.

Other Matters

Management knows of no matters to be presented for action at the Annual Meeting other than those discussed in this proxy statement. However, if any other matters properly come before the Annual Meeting, it is intended that the persons named as proxies will vote on such other matters in accordance with their judgment of the best interests of Radian.

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APPENDIX A

RADIAN GROUP INC.

EMPLOYEE STOCK PURCHASE PLAN

(Amended and Restated as of May 9, 2018)

The following constitute the provisions of the Radian Group Inc. Employee Stock Purchase Plan (previously known as the Radian Group Inc. 2008 Employee Stock Purchase Plan), as amended and restated, subject to approval by the Company’s stockholders, effective as of May 9, 2018 (the “Plan”).

1.        Purpose. The purpose of the Plan is to provide Eligible Employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company, on the terms and conditions set forth herein. The Company believes that the Plan will assist the Company in attracting and retaining the services of employees and aligning the interests of participating employees with those of the Company and its stockholders. It is the intention of the Company that the Plan qualifies as an “Employee Stock Purchase Plan” under Section 423 of the Code. The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

2. Definitions.

(a)        “Benefit Access Website” shall refer to the online enrollment administration and account summary website provided by the third party vendor chosen by the Company.

(b)        “Board” shall mean the Board of Directors of the Company.

(c)        “Code” shall mean the Internal Revenue Code of 1986, as amended, and any successor statute of similar nature. References to specific sections of the Code shall be taken to be references to corresponding sections of any successor statute.

(d)        “Committee” shall mean the Compensation and Human Resources Committee of the Board or any other committee appointed by the Board to administer the Plan.

(e)        “Common Stock” shall mean the Common Stock of the Company, par value $0.001.

(f)        “Company” shall mean Radian Group Inc., a Delaware corporation.

(g)        “Compensation” shall mean base salary or base wages, and shall not include payments for commissions, overtime, shift premium, incentive compensation, incentive payments, bonuses, expense reimbursement, expense allowances and other compensation.

(h)        “Continuous Status” shall mean the absence of any interruption or termination of service as an Employee. Continuous Status as an Eligible Employee shall not be considered interrupted in the case of a leave of absence agreed to in writing by the Company or an absence by reason of uniformed military service, provided that such leave is for a period of not more than 90 days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

(i)        “Contributions” shall mean all amounts credited to the account of a Participant pursuant to the Plan, whether by payroll deduction, direct payment, tender of shares or otherwise.

(j)        “Designated Subsidiaries” shall mean the Subsidiaries which have been designated by the Board or the Committee from time to time as eligible to participate in the Plan.

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(k)        “Eligible Employee” shall mean any person who is customarily employed for at least twenty (20) hours per week and more than five (5) months in a calendar year by the Company or one of its Designated Subsidiaries and who is not deemed for purposes of Section 423(b)(3) of the Code to own stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary.

(l)        “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(m)        “Fair Market Value” shall mean the closing price at which the Common Stock shall have been sold regular way on the New York Stock Exchange on the date as of which such value is being determined or, if no sales occurred on such day, then on the next preceding day on which there were such sales, or, if at any time the Common Stock shall not be listed on the New York Stock Exchange, the fair market value as determined by the Board or the Committee on the basis of available prices for such Common Stock or in such manner as may be authorized by applicable regulations under the Code.

(n)        “Offering Date” shall mean the first day of each Offering Period of the Plan.

(o)        “Offering Period” shall mean a period of time defined by the Board or the Committee during which a Participant’s Contributions are accumulated for the purpose of purchasing shares of the Company’s Common Stock. The maximum offering period under the Plan is 27 months.

(p)        “Participant” shall mean any Eligible Employee who elects to participate in the Plan.

(q)        “Plan” shall mean this Radian Group Inc. Employee Stock Purchase Plan, as amended from time to time in accordance with its terms.

(r)        “Plan Coordinator” shall mean the individual designated by the Board or the Committee to handle administrative matters with respect to the Plans.

(s)        “Purchase Date” shall mean the last day of each Purchase Period of the Plan.

(t)        “Purchase Period” shall mean the period of time within an Offering Period in which Contributions are accumulated for the purpose of buying stock on the next scheduled Purchase Date in accordance with the terms and conditions of the Plan. Generally the Purchase Period falls between the Offering Date and the Purchase Date or between Purchase Dates where there are multiple Purchase Dates within one Offering Period.

(u)        “Registration Statement” shall mean the Company’s registration statement(s) on Form S-8 under the Securities Act with respect to the shares of Common Stock to be issued under the Plan.

(v)        “Securities Act” shall mean the Securities Act of 1933, as amended.

(w)        “Subsidiary” shall mean a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

3.        Eligibility.

(a)        Generally. Any person who is an Eligible Employee as of the Offering Date of a given Offering Period shall be eligible to participate in such Offering Period under the Plan, subject to the requirements of Section 5(a) of the Plan and the limitations imposed by Section 423(b) of the Code.

(b)        Limitations on Eligibility. Any provisions of the Plan to the contrary notwithstanding, no Eligible Employee shall be granted an option under the Plan (i) if, immediately after grant, such Eligible Employee

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(or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own stock and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary of the Company, or (ii) if such option would permit his or her rights to purchase stock under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate that exceeds the maximum amount allowed under Section 423(b)(8) of the Code of Fair Market Value of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.

4.        Offering Periods and Purchase Periods.

(a)        Offering Periods. The Plan shall be implemented by a series of Offering Periods of such duration or durations as may be determined by the Board or the Committee, with new Offering Periods commencing on such date or dates as may be determined by the Board or the Committee. The initial Offering Period under the Plan shall not commence prior to the effective date of the Registration Statement. The Board or the Committee shall have the power to change the duration and/or the frequency of Offering Periods with respect to future offerings without stockholder approval if such change is announced at least five (5) days prior to the scheduled beginning of the first Offering Period to be affected.

(b)        Purchase Periods. Each Offering Period shall consist of one or more consecutive Purchase Periods as determined by the Board or the Committee with the duration or durations determined by the Board or the Committee. The last day of each Purchase Period shall be the “Purchase Date” for such Purchase Period. The initial Purchase Period under the Plan shall not commence prior to the effective date of the Registration Statement; and the initial Purchase Date under the Plan shall not take place unless, prior thereto, the Plan shall have been approved by the stockholders of the Company as required by Section 19(c) below. The Board or the Committee shall have the power to change the duration and/or frequency of Purchase Periods with respect to future purchases without stockholder approval if such change is announced at least five (5) days prior to the scheduled beginning of the first Purchase Period to be affected.

5.        Participation.

(a)        Enrollment. An Eligible Employee may become a Participant in the Plan by enrolling on the Benefit Access Website on or before the 15th day of the month preceding the Offering Date, unless a later time is set by the Board or the Committee for all Eligible Employees with respect to a given Offering Period (and in any event, not before the effective date of the Registration Statement with respect to the shares of the Company’s Common Stock offered thereunder). The contribution election made on the Benefit Access Website shall set forth the dollar amount to be paid as Contributions pursuant to the Plan, such amount to be paid derived from payroll deductions from the Participant’s Compensation or as otherwise provided in accordance with Section 6. The Board or the Committee shall establish a Contribution limitation not to exceed the maximum amount allowed under Section 423(b)(8) of the Code (and if no such limitation is established, it shall be deemed to be such maximum amount allowed under Section 423(b)(8) at the time an option is granted under the Plan).

(b)        Payroll Deductions. Payroll deductions shall commence on the first payroll following the Offering Date and shall end on the last payroll paid on or prior to the last day in the Purchase Period of the Offering Period to which the contribution election is applicable, unless sooner terminated by the Participant as provided in Section 10 of this Plan.

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6.        Method of Payment of Contributions.

(a)        Funding Methods. A Participant may fund his or her Contributions to the Plan by any of the following methods, to the extent permitted by the Board or the Committee:

(i)        Payroll Deductions. Electing to have Compensation deducted from each of his or her biweekly (or other periodic) paychecks during the Offering Period, and all such payroll deductions made by a Participant shall be credited to his or her account under the Plan; or

(ii)        Other Methods. Utilizing such other funding method or methods as the Board or the Committee may from time to time approve, and as may be (1) permitted under applicable laws, regulations or stock exchange or trading system rules, and (2) consistent with the tax treatment of the Plan under the Code.

(b)        Withdrawal; Decrease in Deductions. A Participant may discontinue his or her participation in the Plan through the Benefit Access Website, as provided in Section 10 of this Plan, or, on one occasion only during the Offering Period (or more frequently if the Board or the Committee determines the necessity for such), may decrease the rate of his or her Contributions during the Offering Period through the Benefit Access Website. The change in rate or discontinuance shall be effective as of the next payroll processing following the date of the Participant’s change through the Benefit Access Website (or any other amount of time as determined by the Board or the Committee).

(c)        Tax Limitations on Contributions. Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) herein, a Participant’s Contributions may be decreased to 0% of his or her payroll at such time during any Offering Period which is scheduled to end during the current calendar year that the aggregate of all Contributions accumulated with respect to such Offering Period and any other Offering Period ending within the same calendar year exceeds the maximum amount allowed under Section 423(b)(8) of the Code of Fair Market Value of stock (determined at the time an option is granted) (or 85% of such maximum amount to the extent that the purchase price is 85% of the Fair Market Value of such stock at the time an option is granted). Contributions at the rate elected on the Benefit Access Website during the Offering Period which is scheduled to end during the current calendar year shall recommence at the beginning of the subsequent Offering Period, unless terminated or changed by the Participant as provided in Section 10 hereof.

7.        Grant of Option

(a)        Option Price. On the Offering Date of each Offering Period, each Eligible Employee participating in such Offering Period shall be granted an option to purchase on each Purchase Date a number of shares of the Company’s Common Stock determined by dividing such Eligible Employee’s Contributions accumulated prior to such Purchase Date and retained in the Participant’s account as of the Purchase Date by the lesser of (i) eighty-five percent (85%) of the Fair Market Value of a share of the Company’s Common Stock on the Offering Date, or (ii) eighty-five percent (85%) of the Fair Market Value of a share of the Company’s Common Stock on the Purchase Date; provided however, that the purchase shall be subject to limitations set forth in Sections 3(b) and 13. The Fair Market Value of a share of the Company’s Common Stock shall be determined as provided in Section 2(m) of this Plan.

(b)        Share Limit. In addition to other limits set forth in the Plan, the maximum number of shares that may be purchased by an Eligible Employee during an Offering Period is 20,000 shares, or such other number of shares as the Committee determines before the beginning of the applicable Offering Period.

8.        Exercise of Option. Unless a Participant withdraws or is deemed to have withdrawn from the Plan as provided in Sections 10 or 11 hereof, his or her option for the purchase of shares will be exercised automatically on each Purchase Date within an Offering Period, and the maximum number of full shares subject to the option will be purchased at the applicable option price with the accumulated Contributions in his or her

A-4	2018 Proxy Statement

account. The shares purchased upon exercise of an option hereunder shall be deemed to be transferred to the Participant on the Purchase Date. During his or her lifetime, a Participant’s option to purchase shares hereunder is exercisable only by him or her.

9.        Delivery. As promptly as practicable after each Purchase Date within each Offering Period, the Company shall arrange the delivery to each Participant’s designated brokerage account, as appropriate, of a certificate or book-entry deposit representing the shares purchased upon exercise of his or her option. Any cash remaining to the credit of a Participant’s account under the Plan after a purchase by him or her of shares at the termination of each Purchase Period, or which is insufficient to purchase a full share of Common Stock of the Company, shall be carried over to the next Purchase Period if the Eligible Employee continues to participate in the Plan, or if the Eligible Employee does not continue to participate, shall be returned to said Participant.

10.        Voluntary Withdrawal; Termination or Change of Employment Status.

(a)        Withdrawal. A Participant may withdraw all but not less than all the Contributions credited to his or her account under the Plan at any time prior to each Purchase Date by giving notice to the Company via the Benefit Access Website in such form as the Plan Coordinator shall reasonably require. All of the Participant’s Contributions credited to his or her account will be paid to him or her promptly after receipt of notice of his or her withdrawal and his or her option for the current period will be automatically terminated, and no further Contributions for the purchase of shares may be made during the Offering Period.

(b)        Termination of Employment; Change in Status. Upon termination of a Participant’s Continuous Status as an Eligible Employee prior to the Purchase Date within an Offering Period for any reason, including without limitation voluntary or involuntary termination of employment, retirement or death, the Contributions credited to such Participant’s account will be returned to him or her or, in the case of his or her death, to the person or persons entitled thereto under Section 15 hereof, and his or her option will be automatically terminated.

(c)        Subsequent Offerings. A Participant’s withdrawal from an Offering Period will not have any effect upon his or her eligibility to participate in a succeeding Offering Period or in any similar plan which may hereafter be adopted by the Company.

11.        Automatic Withdrawal and Reset. To the extent permitted by applicable laws, regulations or stock exchange or trading system rules, if the Fair Market Value of the shares on the first Purchase Date of any Offering Period which contains more than one Purchase Date is less than the Fair Market Value of the shares on the Offering Date for such Offering Period, then every Participant shall automatically (i) be deemed to have withdrawn from such Offering Period at the close of such Purchase Date and after the acquisition of shares for such Purchase Period, and (ii) be deemed to have enrolled in a new Offering Period commencing on the first business day subsequent to such Purchase Period.

12.        Interest. No interest shall accrue on the Contributions of a Participant in the Plan, whether utilized to purchase shares or repaid to the Participant.

13.        Company Common Stock.

(a)        Shares Subject to the Plan. The maximum number of shares of the Company’s Common Stock which shall be made available for sale under the Plan for Purchase Periods beginning on or after January 1, 2018 shall be 2,100,004, which includes the increase of 1,250,000 shares subject to stockholder approval at the 2018 Annual Meeting of the Company, subject to adjustment upon changes in capitalization of the Company as provided in Section 18 hereof. If the total number of shares which would otherwise be subject to options granted pursuant to Section 7(a) hereof on the Offering Date of an Offering Period exceeds the number of shares then available under the Plan (after deduction of all shares for which options have been exercised or are then outstanding), the Company shall make a pro rata allocation of the shares remaining available for option grant in as uniform a manner as shall be practicable and as it shall determine to be equitable. In such event, the Company

A-5	2018 Proxy Statement

shall give written notice of such reduction of the number of shares subject to the option to each Eligible Employee affected thereby and shall similarly reduce the rate of Contributions, if necessary. The Plan shall automatically terminate immediately after the Purchase Date as of which the supply of available shares is exhausted.

(b)        No Rights as a Stockholder. The Participant will have no interest or voting right in shares covered by his or her option until such option has been exercised.

(c)        Issuance and Delivery. Shares to be delivered to a Participant under the Plan will be registered in the name of the Participant or in the name of the Participant and his or her spouse and delivered or credited in book-entry form to the Participant’s brokerage account.

14.        Administration. The Board, or the Committee by delegated authority from the Board, shall supervise and administer the Plan and shall have full power to adopt, amend and rescind any rules deemed desirable and appropriate for the administration of the Plan and not inconsistent with the Plan, to construe and interpret the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The Board’s or the Committee’s interpretations and decisions in respect of the Plan, the rules and regulations pursuant to which it is operated, and the rights of Participants hereunder shall be final and conclusive. The Board or the Committee may appoint and remove the Plan Coordinator in its discretion, and may delegate such administrative or ministerial duties to him or her as it shall determine.

15.        Transferability. Neither Contributions credited to a Participant’s account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 10 hereof.

16.        Use of Funds. All Contributions received or held by the Company under the Plan are general assets of the Company, free of any trust or other restriction, and may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such Contributions. All references in this Plan to Participants’ Plan “accounts” shall be deemed to mean the hypothetical, unfunded bookkeeping accounts maintained on the Company’s records for the administration of the Plan.

17.        Reports. Each Participant in the Plan will be entitled to a statement of account promptly following the Purchase Date. Such statements will set forth the amount of Contributions, the per share purchase price, the number of shares purchased and the remaining cash balance, if any.

18.        Adjustments Upon Changes in Capitalization; Corporate Transactions.

(a)        Adjustment. Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under the Plan but have not yet been placed under option (collectively, the “Reserves”), as well as the price per share of Common Stock covered by each option under the Plan which has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration”. Such adjustment shall be made by the Board or the Committee, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

A-6	2018 Proxy Statement

(b)        Corporate Transactions. In the event of the proposed dissolution or liquidation of the Company, any Offering Period then in progress will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board or the Committee. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Board or the Committee determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten the Offering Period then in progress by setting a new Purchase Date (the “New Purchase Date”). If the Board or the Committee shortens the Offering Period then in progress in lieu of assumption or substitution in the event of a merger or sale of assets, the Board or the Committee shall notify each Participant in writing, at least ten (10) days prior to the New Purchase Date, that the Purchase Date for his or her option has been changed to the New Purchase Date and that his or her option will be exercised automatically on the New Purchase Date, unless prior to such date he or she has withdrawn from the Offering Period as provided in Section 10 hereof. For purposes of this Section 18(b), an option granted under the Plan shall be deemed to be assumed if, following the sale of assets or merger, the option confers the right to purchase, for each share of option stock subject to the option immediately prior to the sale of assets or merger, the consideration (whether stock, cash or other securities or property) received in the sale of assets or merger by holders of Common Stock for each share of Common Stock held on the effective date of the transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if such consideration received in the sale of assets or merger was not solely common stock of the successor corporation or its parent (as defined in Section 424(e) of the Code), the Board or the Committee may, with the consent of the successor corporation, provide for the consideration to be received upon exercise of the option to be solely common stock of the successor corporation or its parent having a fair market value equal to the per share consideration received by holders of Common Stock in the sale of assets or merger.

(c)        Reserves. The Board or the Committee may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the Reserves, as well as the price per share of Common Stock covered by each outstanding option, in the event that the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of shares of its outstanding Common Stock, and in the event of the Company being consolidated with or merged into any other corporation.

19.        Amendment or Termination.

(a)        Power to Amend or Terminate. The Board may at any time terminate or amend the Plan. Except as provided in Section 18 hereof or as otherwise required by law, no such termination may affect options previously granted, nor may an amendment make any change in any option theretofore granted which adversely affects the rights of any Participant. In addition, to the extent necessary to comply with Section 423 of the Code, the Company shall obtain stockholder approval of any amendment in such a manner and to such a degree as so required. No amendment may increase the number of shares reserved for purposes of the Plan and no amendment shall allow any person who is not an Eligible Employee to become a Participant, without the approval of the stockholders of the Company.

(b)        Plan Administration. Without stockholder approval and without regard to whether any Participant rights may be considered to have been adversely affected, the Board or the Committee shall be entitled, without limitation, to limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Board or the Committee determines in its sole discretion as advisable and which are consistent with the Plan.

A-7	2018 Proxy Statement

(c)        Stockholder Approval. If the requisite stockholder approval of the Plan, as amended and restated herein, is not received at the Company’s 2018 Annual Meeting of Stockholders, or at any adjournment or postponement thereof, the Plan as in effect on such date shall remain in effect, without giving effect to this amendment and restatement of the Plan.

20.        Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof. All notices or other communications to a Participant under or in connection with the Plan shall be deemed effective if sent or given to the Participant at his or her home or business address on the records of the Company, including if sent by electronic transmission.

21.        Conditions Upon Issuance of Shares. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply to the reasonable satisfaction of the Company with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange or trading system upon which the shares may then be listed or quoted. As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

22.        Additional Restrictions of Rule 16b-3. The terms and conditions of options granted hereunder to, and the purchase of shares by, persons subject to Section 16 of the Exchange Act shall comply with the applicable provisions of Rule 16b-3 or any successor rule. The Plan shall be deemed to contain, and such options shall contain, and the shares issued upon exercise thereof shall be subject to, such additional conditions and restrictions as may be required by Rule 16b-3 or any successor rule to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

23.        ERISA Status of Plan. The Plan is not intended and shall not be construed to constitute an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

24.        Miscellaneous Provisions.

(a)        Governing Law. Except to the extent preempted by any applicable federal law, the Plan and the options granted hereunder shall be construed and administered in accordance with the laws of the State of Delaware, without reference to the principles of conflicts of laws thereunder.

(b)        Severability. In the event any provision of the Plan shall be held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, and the Plan shall be construed or enforced as though the illegal or invalid provision had not been included.

(c)        Headings. The section headings of the Plan are for reference only. In the event of a conflict between a section heading and the content of a section of the Plan, the content to the section shall control.

25.        Effective Date; Term of Plan. The Plan originally became effective on December 9, 2008, upon its adoption by the Committee pursuant to delegated authority from the Board. Subject to the requisite stockholder approval pursuant to Section 19(c) hereof, the Plan, as amended and restated herein, shall become effective on May 9, 2018. The Plan shall continue in effect through December 31, 2028, unless sooner terminated under Sections 13 or 19 hereof.

* * *

A-8	2018 Proxy Statement

APPENDIX B

We have presented a non-GAAP measure for tangible book value per share, which represents book value per share less the per-share impact of goodwill and other intangible assets, net. We use this measure to assess the quality and growth of our capital. Because tangible book value per share is a widely-used financial measure which focuses on the underlying fundamentals of our financial position and operating trends without the impact of goodwill and other intangible assets, we believe that current and prospective investors may find it useful in their analysis of the Company. The non-GAAP measure we have presented is consistent with how management analyzes and assesses the operating performance of the Company, and provides our investors with insight into management’s view of the business.

RECONCILIATION OF BOOK VALUE PER SHARE TO

TANGIBLE BOOK VALUE PER SHARE (1)

	2017	2016
Book value per share	$13.90	$13.39
Less: Goodwill and other intangible assets, net per share	0.30	1.29
Tangible book value per share	$13.60	$12.10

(1)	All book value per share items are calculated based on the number of shares outstanding at the end of each respective year.

B-1	2018 Proxy Statement

ENDORSEMENT_LINE______________ SACKPACK_____________ 000004 C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. When properly signed, dated and returned, this proxy will be voted in accordance with the choices specified below. If no choice is specified, this proxy will be voted “FOR” each of the nominees in Item 1, “FOR” Items 2, 3 and 4. The Proxies are authorized to vote in their discretion on such other matters as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof. A Proposals — The board of directors recommends a vote “FOR” Items 1, 2, 3 and 4, which were all proposed by the Company. Item 1 - Elect ten directors, each for a one-year term, to serve until their successors have been duly elected and qualified, as follows: 1(a) Herbert Wender 1(b) David C. Carney 1(c) Howard B. Culang 1(d) Lisa W. Hess For Against Abstain 1(e) Stephen T. Hopkins 1(f) Brian D. Montgomery 1(g) Gaetano Muzio 1(h) Gregory V. Serio For Against Abstain 1(i) Noel J. Spiegel 1(j) Richard G. Thornberry For Against Abstain Item 2 - Approval, by an advisory, non-binding vote, of the overall compensation of the Company’s named executive officers. Item 3 - Approval of the Amended and Restated Radian Group Inc. Employee Stock Purchase Plan. Item 4 - Ratification of the appointment of PricewaterhouseCoopers LLP as Radian’s independent registered public accounting firm for the year ending December 31, 2018. NOTE: Such other business as may properly come before the meeting or any adjournment or postponement of the meeting. C 1234567890 J N T 1PCF 3 7 3 0 3 7 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 02SNEC

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — RADIAN GROUP INC. PROXY FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 9, 2018 THIS PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY The undersigned hereby authorizes Edward J. Hoffman and J. Franklin Hall, and each of them, individually, as proxies and agents of the undersigned (the “Proxies”), each with power of substitution, to vote and otherwise represent, as indicated on the reverse side hereof, all of the shares of common stock of Radian Group Inc. (the “Company”) which the undersigned is entitled to vote at the 2018 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held at 1500 Market St., 18th Floor, Philadelphia, Pennsylvania 19102, at 9:00 a.m. local time, on May 9, 2018, and any postponement(s) or adjournment(s) thereof. The undersigned acknowledges receipt of the Notice of 2018 Annual Meeting of Stockholders, the Proxy Statement and the 2017 Annual Report. All other proxies heretofore given by the undersigned to vote shares of the Company’s common stock at the Annual Meeting are expressly revoked. (Continued and to be marked, dated and signed, on the other side) B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C Non-Voting Items Change of Address — Please print new address below. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.